Exhibit 2.1

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

by and among

EXELON CORPORATION,

BOLT ACQUISITION CORPORATION

and

CONSTELLATION ENERGY GROUP, INC.

Dated as of April 28, 2011

EXHIBITS

Exhibit A	Post-Merger Governance of Parent

AGREEMENT AND PLAN OF MERGER, dated as of April 28, 2011 (this “Agreement”), by and among Exelon Corporation, a Pennsylvania corporation (“Parent”), Bolt Acquisition Corporation, a Maryland corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), and Constellation Energy Group, Inc., a Maryland corporation (the “Company”).

W I T N E S S E T H :

WHEREAS, the respective Boards of Directors of Parent, Merger Sub and the Company have each determined that the transactions described herein, upon the terms and subject to the conditions set forth herein, are consistent with, and will further, their respective business strategies and goals;

WHEREAS, the respective Boards of Directors of Parent, Merger Sub and the Company have (a) approved this Agreement, the merger of Merger Sub with and into the Company (the “Merger”) in accordance with the applicable provisions of the Maryland General Corporation Law (the “MGCL”) and the other transactions contemplated hereby and (b) determined that the terms of this Agreement, the Merger and the other transactions contemplated hereby are advisable, fair to and in the best interests of their respective corporations and their respective stockholders;

WHEREAS, for Federal income tax purposes, it is intended that the Merger qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and the regulations promulgated thereunder, and that this Agreement will be, and hereby is, adopted as a plan of reorganization; and

WHEREAS, Parent, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements specified herein in connection with this Agreement.

NOW, THEREFORE, in consideration for the foregoing and the representations, warranties, covenants and agreements contained herein, and intending to be legally bound hereby, Parent, Merger Sub and the Company agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Certain Defined Terms. As used in this Agreement, the following terms have the meanings specified in this Section 1.1.

“Affiliate” means as to any Person, any other Person which, directly or indirectly, Controls, or is Controlled by, or is under common Control with, such Person.

“Agreement” has the meaning set forth in the Preamble to this Agreement.

“Articles of Merger” has the meaning set forth in Section 2.3.

“Assumed Stock Option” has the meaning set forth in Section 3.2(a).

“Atomic Energy Act” has the meaning set forth in Section 4.3(c).

“Benefit Plans” means, with respect to any entity, any compensation or employee benefit plans, programs, policies, agreements or other arrangements, whether or not “employee benefit plans” (within the meaning of Section 3(3) of ERISA, whether or not subject to ERISA), including bonus, cash- or equity-based incentive, deferred compensation, stock purchase, health, medical, dental, disability, accident, life insurance, or vacation, paid time off, perquisite, fringe benefit, severance, change of control, retention, employment, separation, retirement, pension, or savings, plans, programs, policies, agreements or arrangements, that are sponsored, maintained or contributed by such entity or any of its Subsidiaries for the benefit of current or former directors, officers or employees of such entity or any of its Subsidiaries or any dependent or beneficiary thereof.

“BGE” means Baltimore Gas and Electric Company.

“Burdensome Action” means (a) any action that involves divesting, holding separate or otherwise transferring control over any nuclear or hydroelectric or pumped-storage generation assets of Parent, the Company or any of their respective Subsidiaries or Affiliates unless otherwise agreed by the Chief Executive Officers of each of Parent and the Company or (b) any action (including, as applicable, any action that involves divesting, holding separate or otherwise transferring control over base-load capacity), without including those actions that are proposed by the parties’ mutually agreed-upon analysis of the mitigation sufficient to address the increased market concentration resulting from the Merger set forth in the “Appendix A” analysis to be filed by the parties as part of their application under Section 203 of the FPA with FERC and the concessions announced by the Company and Parent in the press release announcing the execution of this Agreement, would, individually or in the aggregate, reasonably be expected to have a material adverse effect on Parent or the Company. The parties agree that the actions set forth in such “Appendix A” analysis and the concessions announced by the Company and Parent in the press release announcing the execution of this Agreement are not in and of themselves a Burdensome Action.

“Burdensome Order” has the meaning set forth in Section 7.1(c)(ii).

“Business Day” means any day other than a Saturday, Sunday or other day on which the banks in New York are authorized by Law or executive order to be closed.

“Cancelled Shares” has the meaning set forth in Section 3.1(b).

“CENG” means Constellation Energy Nuclear Group LLC and its Subsidiaries.

“CENG Financial Statements” has the meaning set forth in Section 4.4(c).

“Cleanup” means all actions required to: (a) cleanup, remove, treat or remediate Hazardous Materials in the indoor or outdoor environment; (b) prevent the Release of Hazardous Materials so that they do not migrate, endanger or threaten to endanger public health or welfare or the indoor or outdoor environment; (c) perform pre-remedial studies and investigations and post-remedial monitoring and care; or (d) respond to any government requests for information or documents in any way relating to cleanup, removal, treatment or remediation or potential cleanup, removal, treatment or remediation of Hazardous Materials in the indoor or outdoor environment.

“Closing” has the meaning set forth in Section 2.2.

“Closing Date” has the meaning set forth in Section 2.2.

“Code” has the meaning set forth in the Recitals to this Agreement.

“ComEd Warrants” has the meaning set forth in Section 5.2(b).

“Company” has the meaning set forth in the Preamble to this Agreement.

“Company Acquisition Proposal” means any offer, proposal or indication of interest received from a third party (other than a party to this Agreement) providing for any Company Acquisition Transaction.

“Company Acquisition Transaction” means any transaction or series of transactions involving: (a) any merger, consolidation, share exchange, recapitalization, business combination or similar transaction involving the Company; (b) any direct or indirect acquisition of securities, tender offer, exchange offer or other similar transaction in which a Person or “group” (as defined in the Exchange Act) of Persons directly or indirectly acquires beneficial or record ownership of securities representing twenty percent (20%) or more of the outstanding Company Common Stock; (c) any direct or indirect acquisition of any business or businesses or of assets that constitute or account for twenty percent (20%) or more of the consolidated net revenues, net income or assets of the Company and its Subsidiaries, taken as a whole (based on the fair market value thereof); or (d) any liquidation or dissolution of the Company or any of its material Subsidiaries.

“Company Approvals” has the meaning set forth in Section 4.3(c).

“Company Approved VaR Limit” has the meaning set forth in Section 4.25(a).

“Company Benefit Plans” has the meaning set forth in Section 4.9(a).

“Company Budget and Capital Expenditure Plan” has the meaning set forth in Section 6.1(b)(iv).

“Company Change of Recommendation” has the meaning set forth in Section 6.4(d).

“Company Common Stock” has the meaning set forth in Section 3.1(a).

“Company’s Counsel” has the meaning set forth in Section 6.16.

“Company Designees” has the meaning set forth in Exhibit A to this Agreement.

“Company Disclosure Schedule” has the meaning set forth in the preamble to Article IV.

“Company Employees” has the meaning set forth in Section 4.15(a).

“Company Equity Awards” has the meaning set forth in Section 4.2(e).

“Company Financial Advisor” has the meaning set forth in Section 4.22.

“Company Joint Venture” means (i) CENG and (ii) any Joint Venture of the Company or any Subsidiary of the Company in which the invested capital associated with the Company’s or such Subsidiary’s interest exceeds $50 million.

“Company Material Adverse Effect” means any event, change, effect, development, condition or occurrence that (I) is materially adverse on or with respect to the business, financial condition or continuing results of operations of the Company and its Subsidiaries, taken as a whole, other than any event, change, effect, development, condition or occurrence: (a) in or generally affecting the economy or the financial, commodities or securities markets in the United States or elsewhere in the world or the industry or industries in which the Company or its Subsidiaries operate generally, or (b) resulting from or arising out of (i) any changes or developments in national or regional wholesale or retail markets for electric power, capacity or fuel or related products, (ii) any changes or developments in national or regional electric transmission or distribution systems, (iii) the pendency or announcement of or compliance with this Agreement or the transactions contemplated hereby (provided that the exceptions in this clause (iii) shall not apply to any representation or warranty contained in Article IV (or any portion thereof) or Section 7.3(a) to the extent that it purports to address the consequences resulting from the execution and delivery of this Agreement or the performance of obligations or satisfaction of conditions under this Agreement), (iv) any departure or termination of any officers, directors, employees or independent contractors of the Company, any of its Subsidiaries or any Company Joint Venture, (v) any changes in GAAP or accounting standards or interpretations thereof, (vi) any weather-related or other force majeure event or outbreak or escalation of hostilities or acts of war or terrorism or (vii) the failure of the Company to meet any internal or published projections, forecasts or revenue or earnings predictions (it being understood that the facts or occurrences giving rise or contributing to such failure may be deemed to constitute, or be taken into account in determining whether there has been or would reasonably be expected to be, a Company Material Adverse Effect), to the extent, in each of clauses (a) and (b)(i), (ii), (v) or (vi), that such event, change, effect, development, condition or occurrence does not affect the Company and its Subsidiaries, taken as a whole, in a materially disproportionate manner relative to other participants in the business and industries in which the Company and its Subsidiaries operate; or (II) would prevent or materially delay the Company from consummating the transactions contemplated by this Agreement or otherwise prevent or materially delay the Company from performing its obligations under this Agreement.

“Company Material Contracts” has the meaning set forth in Section 4.21(a).

“Company Nuclear Facilities” has the meaning set forth in Section 4.20.

“Company Permits” has the meaning set forth in Section 4.7(b).

“Company Permitted Lien” means any Lien (a) for Taxes or governmental assessments, charges or claims of payment not yet due, being contested in good faith or for which adequate accruals or reserves have been established; (b) which is a carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other similar lien arising in the ordinary course of business consistent with past practice; (c) which is disclosed on the most recent consolidated balance sheet of the Company or notes thereto or securing liabilities reflected on such balance sheet; (d) which was incurred in the ordinary course of business since the date of the most recent consolidated balance sheet of the Company consistent with past practice; (e) licenses of or other grants of rights to use Intellectual Property not incurred in connection with the borrowing of money; or (f) which does not and would not reasonably be expected to materially impair the continued use of any owned real property or leased real property of the Company or any of its Subsidiaries as currently operated.

“Company Power Purchaser” has the meaning set forth in Section 4.21(a)(i).

“Company Preferred Stock” has the meaning set forth in Section 4.2(a).

“Company Recommendation” has the meaning set forth in Section 4.3(b).

“Company RSUs” has the meaning set forth in Section 3.2(c).

“Company SEC Documents” has the meaning set forth in Section 4.4(a).

“Company Stock Option” has the meaning set forth in Section 3.2(a).

“Company Stock Plans” means the Company’s 1995 Long-Term Incentive Plan, 2002 Senior Management Long-Term Incentive Plan, Amended and Restated 2007 Long-Term Incentive Plan, Amended and Restated Management Long-Term Incentive Plan, and Executive Long-Term Incentive Plan.

“Company Stockholder Approval” has the meaning set forth in Section 4.18.

“Company Stockholders’ Meeting” has the meaning set forth in Section 6.6(c).

“Company Superior Offer” means a bona fide written Company Acquisition Proposal (for purposes of this definition, replacing all references in such definition to twenty percent (20%) with fifty percent (50%)) on terms that the Company’s Board of Directors determines, in good faith, after consultation with its outside legal counsel and its financial advisor, would be, if consummated, more favorable to the Company’s stockholders than the Merger and the transactions contemplated by this Agreement (including any proposal by Parent to amend the terms of this Agreement) from a financial point of view, after taking into account, to the extent applicable, all legal, financial, regulatory and other aspects of the Company Acquisition Proposal that the Board of Directors of the Company considers relevant, including the identity of the Person making the Company Acquisition Proposal and the likelihood and timing of consummation.

“Company Termination Fee” means a fee payable by the Company in the amount of $200,000,000.

“Company Trading Policies” has the meaning set forth in Section 4.25(a).

“Company Trading Portfolio” has the meaning set forth in Section 4.25(b).

“Confidentiality Agreement” has the meaning set forth in Section 6.3(b).

“Continuing Employee” has the meaning set forth in Section 6.7(a).

“Contract” means any written or oral agreement, undertaking, contract, commitment, lease, license, permit, franchise, concession, deed of trust, contract, note, bond, mortgage, indenture, arrangement or other instrument or obligation.

“Control” (including, with its correlative meanings, “Controlled by” and “under common Control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person, whether through the ownership of securities or partnership or other ownership interests, by Contract or otherwise.

“Controlled Group Liability” means any and all liabilities (a) under Title IV of ERISA; (b) under Section 302 of ERISA; (c) under Sections 412 and 4971 of the Code; or (d) as a result of a failure to comply with the continuation coverage requirements of Section 601 et seq. of ERISA and Section 4980B of the Code, other than, in each case, such liabilities that arise solely out of, or relate solely to, the Benefit Plans, in the case of the Controlled Group Liabilities relating to the Company and its Affiliates, set forth on Section 4.9(a) of the Company Disclosure Schedule and, in the case of the Controlled Group Liabilities relating to Parent and its Affiliates, set forth on Section 5.9(a) of the Parent Disclosure Schedule.

“Derivative Product” means any (a) swap, cap, floor, collar, futures Contract, forward Contract, option and any other derivative financial instrument or Contract, based on any commodity, security, instrument, asset, rate or index of any kind or nature whatsoever, whether tangible or intangible, including electricity (including capacity and ancillary services products related thereto), natural gas, crude oil, coal and other commodities, emissions allowances, weather, renewable energy credits, currencies, interest rates and indices; and (b) forward Contracts for delivery of electricity (including capacity and ancillary service products thereto), natural gas, crude oil, petcoke, lignite, coal and other commodities and emissions and renewable energy credits.

“Effective Time” has the meaning set forth in Section 2.3.

“End Date” has the meaning set forth in Section 8.1(b)(i).

“Environment” means any ambient air, surface water, drinking water, groundwater, land surface (whether below or above water), subsurface strata, sediment, plant or animal life and natural resources.

“Environmental Claim” means any claim, action, investigation or notice (written or oral) by any Person or other entity alleging potential liability (including potential liability for investigatory costs, Cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries, or penalties) arising out of, based on or resulting from (a) the presence, Release or threatened Release of or exposure of any Person to any Hazardous Materials at any location; or (b) any violation, or alleged violation, of any Environmental Law.

“Environmental Law” means any Law or any binding agreement issued or entered by or with any Governmental Entity relating to: (a) protection of human health (as it relates to the management of or exposure to Hazardous Materials) or the protection of the Environment, including pollution, contamination, Cleanup, preservation, protection and reclamation of the Environment; (b) any Release or threatened Release of any Hazardous Materials, including investigation, assessment, testing, monitoring, containment, removal, remediation and Cleanup of any such Release or threatened Release; (c) the management of any Hazardous Materials, including the use, labeling, manufacture, processing, disposal, storage, treatment, transport or recycling of any Hazardous Materials; or (d) the presence of Hazardous Materials in any building, physical structure, product or fixture.

“Equity Interests” has the meaning set forth in the definition of “Joint Venture” in this Section 1.1.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any trade or business, whether or not incorporated, that would be deemed to be a single employer with another person for purposes of Section 4001 of ERISA or Sections 414(b), (c), (m), (n) or (o) of the Code.

“Exchange Act” has the meaning set forth in Section 4.3(c).

“Exchange Agent” has the meaning set forth in Section 3.4(a).

“Exchange Fund” has the meaning set forth in Section 3.4(a).

“Exchange Ratio” has the meaning set forth in Section 3.1(a).

“Existing Agreements” has the meaning set forth in Section 6.3(b).

“Fair Value” means fair value determined in accordance with Statement of Financial Accounting Standards Number 157.

“FCC” has the meaning set forth in Section 4.3(c).

“FERC” has the meaning set forth in Section 4.3(c).

“FERC Approval” has the meaning set forth in Section 4.3(c).

“Form S-4” has the meaning set forth in Section 4.12.

“FPA” has the meaning set forth in Section 4.1(c).

“GAAP” has the meaning set forth in Section 4.4(b).

“Governmental Entity” has the meaning set forth in Section 4.3(c).

“Hazardous Materials” means any regulated pollutant or contaminant (including any constituent, raw material, product or by-product thereof), petroleum, asbestos or asbestos-containing material, polychlorinated biphenyls, lead paint, any hazardous, industrial or solid waste, and any toxic, radioactive, infectious or hazardous substance, material or agent.

“HSR Act” has the meaning set forth in Section 4.3(c).

“Indebtedness” means, with respect to any Person, without duplication, (a) all obligations of such Person for borrowed money, or with respect to deposits or advances of any kind to such Person; (b) all obligations of such Person evidenced by bonds, debentures, notes or other debt securities or warrants or other rights to acquire any debt securities of such Person; (c) all capitalized lease or leveraged lease obligations of such Person or obligations of such Person to pay the deferred and unpaid purchase price of property and equipment; (d) all obligations of such Person pursuant to securitization or factoring programs or arrangements; and (e) all “keep well” and other obligations or undertakings of such Person to maintain or cause to be maintained the financial position or covenants of others.

“Indemnified Party” has the meaning set forth in Section 6.11(a).

“Intellectual Property” means all material intellectual property and industrial property rights of any kind or nature, including all U.S. and foreign: (a) trademarks, trade names, service marks, service names, logos, assumed names, domain names and other similar designations of source or origin, and any registrations, applications and renewals for any of the foregoing, together with the goodwill symbolized by any of the foregoing; (b) copyrights, works of authorship, database rights, and all registrations, applications and renewals for any of the foregoing; (c) patents, patent applications, patent disclosures, and all related continuations, continuations-in-part, divisionals, reissues, reexaminations, substitutions and extensions thereof; (d) rights in computer software (including source code and object code, data, databases and related documentation); and (e) proprietary inventions (whether or not patentable or reduced to practice), improvements, processes, know-how and trade secrets.

“ISO” has the meaning set forth in Section 4.21(a)(i).

“Joint Proxy Statement/Prospectus” has the meaning set forth in Section 4.12.

“Joint Venture” of a Person means any Person that is not a Subsidiary of such first Person, in which such first Person or one or more of its Subsidiaries owns directly or indirectly any share, capital stock, partnership, membership or similar interest of any Person or any option therefor (collectively, “Equity Interests”), other than Equity Interests that represent less than 10% of each class of the outstanding voting securities or other Equity Interests of such second Person.

“Knowledge” means (a) with respect to Parent, the actual knowledge of the executive officers of Parent or the Persons listed in Section 1.1 of the Parent Disclosure Schedule and (b) with respect to the Company, the actual knowledge of the individuals listed on Section 1.1 of the Company Disclosure Schedule.

“Law” means any applicable federal, state, local or foreign law (including common law), statute, ordinance, rule, regulation, Order, administrative or judicial doctrine or agency requirement of any Governmental Entity.

“Lien” means any lien, claim, mortgage, encumbrance, pledge, security interest, equity or charge of any kind.

“Merger” has the meaning set forth in the Recitals to this Agreement.

“Merger Consideration” has the meaning set forth in Section 3.1(a).

“Merger Sub” has the meaning set forth in the Preamble to this Agreement.

“MGCL” has the meaning set forth in the Recitals to this Agreement.

“MPSC” has the meaning set forth in Section 4.3(c).

“NDF” means a NDT that is not a QDF.

“NDT” means a nuclear decommissioning reserve fund (within the meaning of Section 468A of the Code) maintained by any Person or any of its Subsidiaries.

“NERC” means the North American Electric Reliability Corporation, any regional reliability entity and any successor agency.

“Net Company Position” has the meaning set forth in Section 4.25(b).

“Net Parent Position” has the meaning set forth in Section 5.24(b).

“NewEnergy Business” means the Company’s competitive supply business, including (a) the wholesale commodities, trading and upstream gas business lines currently primarily operated by Constellation Energy Commodities Group, Inc. and (b) the retail electric and gas, solar, energy efficiency and energy services business lines currently primarily operated by Constellation NewEnergy, Inc., Constellation Energy Projects & Services Group, Inc. and BGE Home Products and Services, Inc.

“NRC” has the meaning set forth in Section 4.3(c).

“NRC Approval” has the meaning set forth in Section 4.3(c).

“NYPSC” has the meaning set forth in Section 4.3(c).

“NYSE” has the meaning set forth in Section 3.1(d).

“Order” means any: (a) order, judgment, injunction, edict, decree, ruling, determination, decision, opinion, verdict, sentence or award issued, made, entered, rendered or otherwise put into effect by or under the authority of any Governmental Entity or any duly appointed or constituted arbitrator or arbitration panel; or (b) Contract with any Governmental Entity entered into in connection with any legal proceeding.

“Organizational Documents” means with respect to any entity, its certificate or articles of incorporation, bylaws and any other charter or similar organizational documents or agreement of such entity.

“Parent” has the meaning set forth in the Preamble to this Agreement.

“Parent Acquisition Proposal” means any offer, proposal or indication of interest received from a third party (other than a party to this Agreement) providing for any Parent Acquisition Transaction.

“Parent Acquisition Transaction” means any transaction or series of transactions involving: (a) any merger, consolidation, share exchange, recapitalization, business combination or similar transaction involving Parent; (b) any direct or indirect acquisition of securities, tender offer, exchange offer or other similar transaction in which a Person or “group” (as defined in the Exchange Act) of Persons directly or indirectly acquires beneficial or record ownership of securities representing twenty percent (20%) or more of the outstanding Parent Common Stock; (c) any direct or indirect acquisition of any business or businesses or of assets that constitute or account for twenty percent (20%) or more of the consolidated net revenues, net income or assets of Parent and its Subsidiaries, taken as a whole (based on the fair market value thereof); or (d) any liquidation or dissolution of Parent or any of its material Subsidiaries.

“Parent Approvals” has the meaning set forth in Section 5.3(c).

“Parent Approved VaR Limit” has the meaning set forth in Section 5.24(a).

“Parent Benefit Plans” has the meaning set forth in Section 5.9(a).

“Parent Change of Recommendation” has the meaning set forth in Section 6.5(d).

“Parent Common Stock” has the meaning set forth in Section 3.1(a).

“Parent’s Counsel” has the meaning set forth in Section 6.16.

“Parent Designees” has the meanings set forth in Exhibit A to this Agreement.

“Parent Disclosure Schedule” has the meaning set forth in the preamble to Article V.

“Parent Employees” has the meaning set forth in Section 5.15(a).

“Parent Equity Awards” has the meaning set forth in Section 5.2(f).

“Parent Financial Advisors” has the meaning set forth in Section 5.21.

“Parent Incentive Plan” has the meaning set forth in Section 5.2(a).

“Parent Material Adverse Effect” means any event, change, effect, development, condition or occurrence that (I) is materially adverse on or with respect to the business, financial condition or continuing results of operations of Parent and its Subsidiaries, taken as a whole, other than any event, change, effect, development, condition or occurrence: (a) in or generally affecting the economy or the financial, commodities or securities markets in the United States or elsewhere in the world or the industry or industries in which Parent or its Subsidiaries operate generally, or (b) resulting from or arising out of (i) any changes or developments in national or regional wholesale or retail markets for electric power, capacity or fuel or related products, (ii) any changes or developments in national or regional electric transmission or distribution systems, (iii) the pendency or announcement of or compliance with this Agreement or the transactions contemplated hereby (provided that the exceptions in this clause (iii) shall not apply to any representation or warranty contained in Article V (or any portion thereof) or Section 7.2(a) to the extent that it purports to address the consequences resulting from the execution and delivery of this Agreement or the performance of obligations or satisfaction of conditions under this Agreement), (iv) any departure or termination of any officers, directors, employees or independent contractors of Parent, any of its Subsidiaries or any Joint Venture of Parent, (v) any changes in GAAP or accounting standards or interpretations thereof, (vi) any weather-related or other force majeure event or outbreak or escalation of hostilities or acts of war or terrorism or (vii) the failure of Parent to meet any internal or published projections, forecasts or revenue or earnings predictions (it being understood that the facts or occurrences giving rise or contributing to such failure may be deemed to constitute, or be taken into account in determining whether there has been or would reasonably be expected to be, a Parent Material Adverse Effect), to the extent, in each of clauses (a) and (b)(i), (ii), (v) or (vi), that such event, change, effect, development, condition or occurrence does not affect Parent and its Subsidiaries, taken as a whole, in a materially disproportionate manner relative to other participants in the business and industries in which Parent and its Subsidiaries operate; or (II) would prevent or materially delay Parent from consummating the transactions contemplated by this Agreement or otherwise prevent or materially delay Parent from performing its obligations under this Agreement.

“Parent Material Contracts” has the meaning set forth in Section 5.20(a).

“Parent Nuclear Facilities” has the meaning set forth in Section 5.19.

“Parent Permits” has the meaning set forth in Section 5.7(b).

“Parent Permitted Lien” means any Lien (a) for Taxes or governmental assessments, charges or claims of payment not yet due, being contested in good faith or for which adequate accruals or reserves have been established; (b) which is a carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other similar lien arising in the ordinary course of business consistent with past practice; (c) which is disclosed on the most recent consolidated balance sheet of Parent or notes thereto or securing liabilities reflected on such balance sheet; (d) which was incurred in the ordinary course of business since the date of the most recent consolidated balance sheet of Parent consistent with past practice; (e) licenses of or other grants of rights to use Intellectual Property not incurred in connection with the borrowing of money; or (f) which does not and would not reasonably be expected to materially impair the continued use of any owned real property or leased real property of Parent or any of its Subsidiaries as currently operated.

“Parent Power Purchaser” has the meaning set forth in Section 5.20(a)(i).

“Parent Preferred Stock” has the meaning set forth in Section 5.2(a).

“Parent Recommendation” has the meaning set forth in Section 5.3(b).

“Parent RSUs” has the meaning set forth in Section 6.2(b)(vii).

“Parent SEC Documents” has the meaning set forth in Section 5.4(a).

“Parent Stock Option” means an option to acquire shares of Parent Common Stock.

“Parent Stockholder Approval” has the meaning set forth in Section 5.18(a).

“Parent Stockholders’ Meeting” has the meaning set forth in Section 6.6(b).

“Parent Superior Offer” means a bona fide written Parent Acquisition Proposal (for purposes of this definition, replacing all references in such definition to twenty percent (20%) with fifty percent (50%)) on terms that Parent’s Board of Directors determines, in good faith, after consultation with its outside legal counsel and its financial advisor, would be, if consummated, more favorable to Parent’s stockholders than the Merger and the transactions contemplated by this Agreement (including any proposal by the Company to amend the terms of this Agreement) from a financial point of view, after taking into account, to the extent applicable, all legal, financial, regulatory and other aspects of the Parent Acquisition Proposal that the Board of Directors of the Company considers relevant, including the identity of the Person making the Parent Acquisition Proposal and the likelihood and timing of consummation.

“Parent Termination Fee” means a fee payable by Parent in the amount of $800,000,000.

“Parent Trading Policies” has the meaning set forth in Section 5.22(a).

“Parent Trading Portfolio” has the meaning set forth in Section 5.22(b).

“PECO” means PECO Energy Company.

“Person” means an individual, a corporation, a partnership, a limited liability company, an association, a trust or any other entity, group (as such term is used in Section 13 of the Exchange Act) or organization, including a Governmental Entity, and any permitted successors and assigns of such person.

“Power Agreement” has the meaning set forth in Section 6.1(b)(xix).

“PUCT” has the meaning set forth in Section 4.3(c).

“PURPA” has the meaning set forth in Section 4.1(c).

“QDF” means a NDT that is treated as a “qualified nuclear decommissioning fund” within the meaning of Treasury Regulation Section 1.468A-1(b)(4) and Treasury Regulation Section 1.468A-5.

“Regulatory Law” means the Sherman Act of 1890, the Clayton Antitrust Act of 1914, the HSR Act, the FPA, the Atomic Energy Act, the rules and regulations of the NYPSC, MPSC and PUCT and all other Laws, including any antitrust, competition or trade regulation Laws, that are designed or intended to (a) prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening competition through merger or acquisition; (b) regulate energy, power or rates thereof; or (c) protect the national security or the national economy of any nation.

“Release” means any release, spill, emission, discharge, leaking, pumping, injection, deposit, disposal, dispersal, leaching or migration of Hazardous Materials into the indoor or outdoor Environment (including ambient air, surface water, groundwater and surface or subsurface strata) or into or out of any property, including the migration of Hazardous Materials through or in the air, soil, surface water, groundwater or property.

“Representatives” has the meaning set forth in Section 6.3(a).

“Requisite Regulatory Approvals” has the meaning set forth in Section 7.1(c)(i).

“Restraints” has the meaning set forth in Section 7.1(b).

“Restricted Shares” has the meaning set forth in Section 3.2(b).

“Sarbanes-Oxley Act” has the meaning set forth in Section 4.4(a).

“SEC” has the meaning set forth in Section 4.4(a).

“Second Request” has the meaning set forth in Section 6.8(b).

“Securities Act” has the meaning set forth in Section 4.3(c).

“Share” has the meaning set forth in Section 3.1(a).

“Significant Subsidiary” of any Person means a Subsidiary of such Person that would constitute a “significant subsidiary” of such Person within the meaning of Rule 1.02(w) of Regulation S-X as promulgated by the SEC.

“Stock Issuance” has the meaning set forth in Section 5.3(b).

“Subsidiaries” of any party means any corporation, partnership, association, trust or other form of legal entity of which (a) more than fifty percent (50%) of the (i) voting power of the outstanding voting securities or (ii) outstanding economic equity interest is directly or indirectly owned by such party; or (b) such party or any Subsidiary of such party is a general partner on the date hereof (excluding partnerships in which such party or any Subsidiary of such party does not have a majority of the voting interests in such partnership); provided, however, that, with respect to the Company or any of its Subsidiaries, CENG shall not be deemed to be a Subsidiary.

“Surviving Corporation” has the meaning set forth in Section 2.1.

“Surviving Corporation Plans” has the meaning set forth in Section 6.7(a).

“Takeover Law” means any “moratorium,” “control share acquisition,” “fair price,” “supermajority,” “affiliate transactions” or “business combination statute or regulation” or other similar state antitakeover Law and regulation.

“Tax Return” means any return, report, form or similar filing (including any elections, declarations or attached schedules) filed or required to be filed with respect to Taxes, including any information return, claim for refund, amended return or declaration of estimated Taxes.

“Tax” or “Taxes” means any and all domestic or foreign, federal, state, local or other taxes of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any Governmental Entity, including taxes on or with respect to income, franchises, windfall or other profits, gross receipts, occupation, property, transfer, sales, use, capital stock, payroll, employment, unemployment, social security, workers’ compensation or net worth, and taxes in the nature of excise, withholding, ad valorem or value added, whether disputed or not.

“Termination Date” has the meaning set forth in Section 6.1(a).

“VaR” means the value-at-risk of the mark-to-market portfolios of a Person and its marketing and trading Subsidiaries based on a four standard deviation move in prices and a one-day holding period.

“WARN Act” has the meaning set forth in Section 4.15(b).

“Willful Breach” means a material breach that (a) is a consequence of an act or failure to act of an executive officer of the party taking such act or failing to take such act with the actual knowledge that the taking of such act or the failure to take such act would, or would be reasonably expected to, cause a breach of this Agreement; and (b) would prevent or materially delay the Closing or give another party to this Agreement the right not to consummate the Merger.

ARTICLE II

THE MERGER

Section 2.1 The Merger. Upon the terms and subject to the conditions set forth in this Agreement and in accordance with the MGCL, at the Effective Time, Merger Sub shall be merged with and into the Company and the separate existence of Merger Sub shall cease. The Company shall continue as the Surviving Corporation and shall continue to be governed by the laws of the State of Maryland (as such, the “Surviving Corporation”). At the Effective Time, the effects of the Merger shall be as provided in this Agreement, the Articles of Merger and the applicable provisions of the MGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all of the property, rights, privileges, powers and franchises of Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

Section 2.2 Closing. The closing of the Merger (the “Closing”) shall take place at 9:00 a.m., Chicago time, on a date to be specified by the parties hereto, which date shall be no later than the third (3rd) Business Day after all of the conditions set forth in Article VII have been fulfilled or waived (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions) (the “Closing Date”), at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, 155 North Wacker Drive, Chicago, Illinois 60606, unless another time, date or place is agreed to by the parties hereto.

Section 2.3 Effective Time. Subject to the provisions of this Agreement, on the Closing Date, Parent and the Company shall file for record articles of merger (“Articles of Merger”) with the State Department of Assessments and Taxation of the State of Maryland, in such form as required by, and executed in accordance with, the MGCL. Unless otherwise mutually agreed upon by Parent and the Company, the Merger shall become effective at such time as the Articles of Merger are duly accepted for record by the State Department of Assessments and Taxation of the State of Maryland, or at such later time (not to exceed thirty (30) days after such acceptance) as Parent and the Company shall agree and specify in the Articles of Merger. As used herein, the “Effective Time” shall mean the time at which the Merger shall become effective.

Section 2.4 Charter and By-laws of the Surviving Corporation.

(a) At the Effective Time, the charter of the Company will be amended and restated so that the charter of the Surviving Corporation shall be substantially similar to the charter of Merger Sub as in effect immediately prior to the Effective Time, subject to Section 6.11(a), until thereafter amended in accordance with the provisions thereof and hereof and applicable Law.

(b) At the Effective Time, the by-laws of Merger Sub as in effect immediately prior to the Effective Time shall be the by-laws of the Surviving Corporation until thereafter amended in accordance with the provisions thereof and hereof and applicable Law.

Section 2.5 Directors and Officers of the Surviving Corporation.

(a) The Articles of Merger will provide that the directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation and shall hold office until their respective successors are elected and qualify, or their earlier death, resignation or removal.

(b) The officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation and shall hold office until their respective successors are elected and qualify, or their earlier death, resignation or removal.

Section 2.6 Post-Merger Governance of Parent.

(a) Parent shall take all necessary corporate action to cause the following to occur as of the Effective Time or as otherwise provided in Exhibit A: (i) the number of directors constituting the Board of Directors of Parent shall be as set forth in Exhibit A hereto, with the identity of the Parent Designees (as such term is used in Exhibit A hereto) and the

Company Designees (as such term is used in Exhibit A hereto) to be determined in accordance with the provisions of Exhibit A hereto; and (ii) the committees of the Board of Directors of Parent, and the composition thereof, shall be as set forth in Exhibit A hereto.

(b) Parent’s Board of Directors shall cause the current Chairman of the Board and Chief Executive Officer of the Company to be appointed as the Executive Chairman of the Board of Directors of Parent, effective as of, and conditioned upon the occurrence of, the Effective Time. The roles and responsibilities of the Executive Chairman of the Board of Directors and the Chief Executive Officer of Parent following the Effective Time shall be as specified on Exhibit A hereto.

(c) During the ten-year period immediately following the Effective Time, the Surviving Corporation shall provide, directly or indirectly, charitable contributions and traditional local community support within the service areas of the Company and each of its Subsidiaries at levels substantially comparable to the levels of charitable contributions and community support provided by the Company and such Subsidiaries within their service areas within the two-year period immediately prior to the Effective Time.

ARTICLE III

CONVERSION OF SHARES; EXCHANGE OF CERTIFICATES

Section 3.1 Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the Company, Merger Sub or the holders of any securities of the Company or Merger Sub:

(a) Subject to Sections 3.1(b) and 3.1(d), each issued and outstanding share of common stock, without par value, of the Company (such shares, collectively, “Company Common Stock”) outstanding immediately prior to the Effective Time (each such share, a “Share”), other than any Cancelled Shares, shall thereupon be converted automatically into and shall thereafter represent the right to receive 0.9300 (the “Exchange Ratio”) fully paid and nonassessable shares of common stock, without par value (“Parent Common Stock”), of Parent (the “Merger Consideration”). As a result of the Merger, at the Effective Time, each holder of Shares shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration payable in respect of such Shares which are issued and outstanding immediately prior to the Effective Time, any cash in lieu of fractional shares of Parent Common Stock payable pursuant to Section 3.1(d) and any dividends or other distributions payable pursuant to Section 3.4(c), all to be issued or paid, without interest, in consideration therefor upon the surrender of such Shares in accordance with Section 3.4(b).

(b) Each Share that is owned by Parent, Merger Sub or the Company (or any wholly-owned Subsidiary of Parent or the Company) immediately prior to the Effective Time (the “Cancelled Shares”) shall, by virtue of the Merger and without any action on the part of the holder thereof, be cancelled and retired and shall cease to exist, and no consideration shall be delivered in exchange for such cancellation and retirement.

(c) At the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof, each share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation and shall constitute the only outstanding shares of capital stock of the Surviving Corporation. From and after the Effective Time, all certificates representing the common stock of Merger Sub shall be deemed for all purposes to represent the number of shares of common stock of the Surviving Corporation into which they were converted in accordance with the immediately preceding sentence.

(d) No certificates or scrip representing fractional shares of Parent Common Stock shall be issued upon the conversion of Shares pursuant to Section 3.1, and such fractional share interests shall not entitle the owner thereof to vote or to any rights of a holder of Parent Common Stock. For purposes of this Section 3.1(d), all fractional shares to which a single record holder would be entitled shall be aggregated and calculations shall be rounded to three decimal places. In lieu of any such fractional shares, each holder of Shares who would otherwise be entitled to such fractional shares shall be entitled to an amount in cash, without interest, rounded down to the nearest cent, equal to the product of (i) the amount of the fractional share interest in a share of Parent Common Stock to which such holder is entitled under Section 3.1 (or would be entitled but for this Section 3.1(d)) and (ii) an amount equal to the average of the closing sale prices of Parent Common Stock on the New York Stock Exchange or successor to the New York Stock Exchange (the “NYSE”) as reported in the Wall Street Journal for each of the ten (10) consecutive trading days ending with the second complete trading day prior to the Closing Date (not counting the Closing Date).

(e) If at any time during the period between the date of this Agreement and the Effective Time, any change in the outstanding shares of capital stock of the Company or Parent shall occur as a result of any reclassification, stock split (including a reverse stock split) or combination, exchange or readjustment of shares, or any stock dividend or stock distribution with a record date during such period, the Exchange Ratio, the Merger Consideration and any other similarly dependent items shall be equitably adjusted; provided, however, that nothing in this Section 3.1(e) shall be deemed to permit or authorize any party hereto to effect any such change that it is not otherwise authorized or permitted to undertake pursuant to this Agreement.

Section 3.2 Treatment of Company Equity-Based Awards.

(a) Each option to purchase shares of Company Common Stock (each, a “Company Stock Option”) granted under the Company Stock Plans, whether vested or unvested, that is outstanding immediately prior to the Effective Time shall, as of the Effective Time, be assumed and automatically and without any action on the part of the holders thereof, be converted into an option (each, an “Assumed Stock Option”), on the same terms and conditions (except as provided in this Section 3.2(a)) as were applicable under such Company Stock Option immediately prior to the Effective Time, to purchase that number of shares of Parent Common Stock equal to the product of (i) the total number of shares of Company Common Stock subject to such Company Stock Option and (ii) the Exchange Ratio, rounded down to the nearest whole number of shares of Parent Common Stock. The per-share exercise price for the shares of Parent Common Stock issuable upon exercise of such Assumed Stock Options will be equal to the quotient determined by dividing (i) the exercise price per share of Company Common Stock at which the Company Stock Options were exercisable immediately prior to the Effective Time by (ii) the Exchange Ratio, and rounding the resulting per-share exercise price up to the nearest whole cent. Each Assumed Stock Option shall be vested immediately following the Effective Time as to the same percentage of the total number of shares subject thereto as it was vested immediately prior to the Effective Time, except to the extent such Assumed Stock Option by its terms in effect prior to the date hereof and not otherwise amended prior to the Effective Time provides for acceleration of vesting. As soon as reasonably practicable following the Closing Date, Parent will deliver to each Person who holds an Assumed Stock Option a document evidencing the foregoing assumption of such Assumed Stock Option by Parent.

(b) At the Effective Time, each award of restricted Company Common Stock granted under a Company Stock Plan that is outstanding immediately prior to the Effective Time (the “Restricted Shares”) shall, as of the Effective Time, become vested on a pro rata basis (determined based on the number of months from the start of the applicable restricted period to the Effective Time) in accordance with the applicable Company Stock Plan and award agreement pursuant to which such award was granted. To the extent such Restricted Shares become so vested, such Restricted Shares shall be exchanged for Merger Consideration in accordance with the provisions of Section 3.1. To the extent such Restricted Shares do not become so vested and remain subject to vesting restrictions as of the Effective Time, such Restricted Shares shall be assumed and automatically and without any action on the part of the holder thereof, be converted into, in accordance with Section 3.1, a number of shares of Parent Common Stock (and cash in lieu of fractional shares) equal to the product of (i) the total number of shares of Company Common Stock subject to such grant of Restricted Shares and (ii) the Exchange Ratio.

(c) Effective as of the Effective Time, each award of restricted share units with respect to shares of Company Common Stock under a Company Stock Plan that is outstanding immediately prior to the Effective Time (collectively, the “Company RSUs”) shall, as of the Effective Time, whether or not then vested or free of conditions to payment, become vested on a pro rata basis (determined based on the number of months from the start of the applicable restricted period to the Effective Time) in accordance with the applicable Company Stock Plan and award agreement pursuant to which such award was granted, and shall be assumed and automatically and without any action on the part of the holder thereof, be converted into the right to receive from Parent a number of shares of Parent Common Stock (and cash in lieu of fractional shares to be paid by the Surviving Corporation to the holder) equal to the product of (i) the total number of shares of Company Common Stock subject to such grant of Company RSUs and (ii) the Exchange Ratio and be settled in accordance with its terms.

(d) As of the Effective Time, each outstanding Company performance unit granted under the Company’s Amended and Restated 2007 Long-Term Incentive Plan that becomes vested at the Effective Time pursuant to the terms of the applicable award documents (determined on a pro rata basis by the number of months from the start of the applicable performance period to the Effective Time and assuming achievement of the maximum performance level) shall immediately vest at the Effective Time, with the holder of each such Company performance unit becoming entitled to receive an amount in cash equal to $2.00 multiplied by the number of units that have become vested as of the Effective Time (provided that (A) amounts payable pursuant to the cancellation of all outstanding Company performance units pursuant to this sentence shall be paid out within thirty (30) days following the Effective Time without interest and (B) each outstanding Company performance unit that does not become vested at the Effective Time pursuant to the terms of the applicable award documents shall remain outstanding in accordance with the terms and conditions thereof (with appropriate adjustments to the applicable performance metrics to account for the consummation of the Merger).

(e) The Company shall take all steps necessary to cause the foregoing provisions of this Section 3.2 to occur, including but not limited to obtaining all necessary consents and delivering all required notices. The Company and Parent will cooperate and coordinate with respect to any materials to be submitted to the holders of Company Stock Options in connection with any notice or consent required under this Section 3.2. Prior to the Effective Time, the Company shall pass resolutions to effect the foregoing provisions of this Section 3.2.

(f) Parent shall take all corporate action necessary to reserve for issuance a sufficient number of shares of Parent Common Stock for delivery upon exercise of Assumed Stock Options or vesting and/or payment of Restricted Shares and Company RSUs. Promptly after the Effective Time, Parent shall file with the SEC a registration statement on Form S-8 (or any successor or other appropriate forms) with respect to the shares of Parent Common Stock subject to Assumed Stock Options, Restricted Shares and Company RSUs to the fullest extent permitted by Law.

Section 3.3 Appraisal or Dissenters’ Rights. No right to fair value or appraisal or similar rights shall be available to holders of Company Common Stock with respect to the Merger or the other transactions contemplated hereby.

Section 3.4 Exchange of Shares.

(a) Exchange Agent. Prior to the Effective Time, Parent shall appoint an exchange agent mutually acceptable to Parent and the Company (the “Exchange Agent”) for the purpose of exchanging Shares for the Merger Consideration and enter into an agreement reasonably acceptable to the Company with the Exchange Agent relating to the services to be performed by the Exchange Agent. Prior to the Effective Time, Parent shall deposit, or shall cause to be deposited, with the Exchange Agent, in trust for the benefit of holders of the Shares and the Restricted Shares, certificates representing the shares of Parent Common Stock issuable pursuant to Section 3.1(a) (or appropriate alternative arrangements shall be made by Parent if uncertificated shares of Parent Common Stock will be issued). Following the Effective Time, Parent agrees to make available to the Exchange Agent, from time to time as needed, cash sufficient to pay cash in lieu of fractional shares of Parent Common Stock pursuant to Section 3.1(d) and any dividends and other distributions pursuant to Section 3.4(c). All certificates representing shares of Parent Common Stock (including the amount of any dividends or other distributions payable with respect thereto pursuant to Section 3.4(c) and cash in lieu of fractional shares of Parent Common Stock to be paid pursuant to Section 3.1(d)) are hereinafter referred to as the “Exchange Fund.”

(b) Surrender of Shares. As soon as reasonably practicable (but not later than ten (10) Business Days) after the Effective Time, Parent shall cause the Exchange Agent to mail to each holder of Shares, (i) a letter of transmittal (which shall specify that delivery shall be effected, and that risk of loss and title to the Shares shall pass, only upon delivery of the Shares to the Exchange Agent) and (ii) instructions for use in effecting the surrender of the Shares in exchange for whole shares of Parent Common Stock (which shall be in uncertificated book entry form unless a physical certificate is requested), cash in lieu of any fractional shares of Parent Common Stock pursuant to Section 3.1(d) and any dividends or other distributions payable pursuant to Section 3.4(c) in each case in customary form and substance and reasonably acceptable to the Parent and the Company. Exchange of any Shares held in book entry form, if any, shall be effected in accordance with the Exchange Agent’s customary procedures with respect to securities held in book entry form. Upon surrender of Shares for cancellation to the Exchange Agent, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may reasonably be required by the Exchange Agent, the holder of such Shares shall be entitled to receive in exchange therefor that number of whole shares of Parent Common Stock (after taking into account all Shares surrendered by such holder) to which such holder is entitled pursuant to Section 3.1 (which shall be in uncertificated book entry form unless a physical certificate is requested), payment by cash or check in lieu of fractional shares of Parent Common Stock which such holder is entitled to receive pursuant to Section 3.1(d) and any dividends or distributions payable pursuant to Section 3.4(c), and the Shares so surrendered shall forthwith be cancelled. If any portion of the Merger Consideration is to be registered in the name of a Person other than the Person in whose name the applicable surrendered Share is registered, it shall be a condition to the registration thereof that the surrendered Share be in proper form for transfer and that the Person requesting such delivery of the Merger Consideration pay any transfer or other similar Taxes required as a result of such registration in the name of a Person other than the registered holder of such Share or establish to the satisfaction of the Exchange Agent that such Tax has been paid or is not payable. Until surrendered as contemplated by this Section 3.4(b), each Share shall be deemed at any time after the Effective Time to represent only the right to receive the Merger Consideration (and any amounts to be paid pursuant to Section 3.1(d) or Section 3.4(c)) upon such surrender. No interest shall be paid or shall accrue on any amount payable pursuant to Section 3.1(d) or Section 3.4(c).

(c) Distributions. No dividends or other distributions with respect to shares of Parent Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Share with respect to the shares of Parent Common Stock represented thereby, and no cash payment in lieu of fractional shares of Parent Common Stock shall be paid to any such holder pursuant to Section 3.1(d), until such Share has been surrendered in accordance with this Article III. Subject to applicable Laws, following surrender of any such Share, there shall be paid to the recordholder thereof, without interest, (i) promptly after such surrender, the number of whole shares of Parent Common Stock issuable in exchange therefor pursuant to this Article III, together with any cash payable in lieu of a fractional share of Parent Common Stock to which such holder is entitled pursuant to Section 3.1(d) and the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of Parent Common Stock and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time and a payment date subsequent to such surrender payable with respect to such whole shares of Parent

Common Stock. The Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable under this Agreement to any holder of Shares or holder of Restricted Shares, such amounts as are required to be withheld or deducted under any Tax Law with respect to the making of such payment. To the extent that amounts are so withheld or deducted and paid over to the applicable Governmental Entity, such withheld or deducted amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Shares or holder of the Restricted Shares in respect of which such deduction and withholding were made.

(d) Closing of Stock Transfer Books of the Company. All shares of Parent Common Stock issued upon the surrender for exchange of Shares in accordance with the terms of this Article III and any cash paid pursuant to Section 3.1(d) or Section 3.4(c) shall be deemed to have been issued (or paid) in full satisfaction of all rights pertaining to the Shares previously represented by such Shares. After the Effective Time, the stock transfer books of the Company shall be closed, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the Shares which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Shares are presented to the Surviving Corporation or the Exchange Agent for any reason, they shall be cancelled and exchanged as provided in this Article III.

(e) Undistributed Portions of the Exchange Fund. Any portion of the Exchange Fund (including the proceeds of any investments thereof) that remains undistributed to the former holders of Shares for twelve (12) months after the Effective Time shall be delivered to Parent upon demand, and any holders of Shares who have not theretofore complied with this Article III shall thereafter look only to Parent for payment of their claim for the Merger Consideration, any cash in lieu of fractional shares of Parent Common Stock pursuant to Section 3.1(d) and any dividends or distributions pursuant to Section 3.4(c).

(f) Unclaimed Amounts. None of the Company, Parent, Merger Sub, the Surviving Corporation, the Exchange Agent or any other Person shall be liable to any former holder of Shares for any amount properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. Any Merger Consideration remaining unclaimed by holders of shares of Company Common Stock immediately prior to such time as such amounts would otherwise escheat to or become property of any Governmental Entity shall, to the extent permitted by applicable Law, become the property of Parent free and clear of any claims or interest of any Person previously entitled thereto.

(g) Lost, Stolen or Destroyed Certificates. If any certificates representing Shares shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Shares to be lost, stolen or destroyed and, if required by Parent, the posting by such Person of a bond, in such reasonable amount as Parent may direct, as indemnity against any claim that may be made against it with respect to such Shares, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Shares the Merger Consideration to be paid in respect of such Shares as contemplated by this Article III.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as disclosed in (a) the Company SEC Documents filed on or prior to April 26, 2011 (excluding any risk factor disclosure and disclosure of risks included in any “forward-looking statements” disclaimer or similar statements included in such Company SEC Documents that are predictive, forward-looking or primarily cautionary in nature); provided that this clause (a) shall not qualify Section 4.2 (solely to the extent related to the securities of the Company), Section 4.3(a) or Section 4.3(b), or (b) in the disclosure schedule delivered by the Company to Parent prior to the execution of this Agreement (the “Company Disclosure Schedule”), which shall be arranged to correspond with specified sections of this Agreement but which shall serve to disclose exceptions or to qualify any other sections of this Agreement if it is reasonably apparent that such disclosure is applicable to or qualifies such other sections, the Company represents and warrants to Parent and Merger Sub as follows:

Section 4.1 Qualification, Organization, Subsidiaries, etc.

(a) Each of the Company and its Subsidiaries is a legal entity duly organized, validly existing and in good standing under the Laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets, to carry on its business as presently conducted, except where the failure of any Subsidiary to be so organized, existing or in good standing or to have such power and authority would not reasonably be expected to have, individually or in the aggregate, a material impact on the Company. Each of the Company and its Subsidiaries is qualified or licensed to do business and is in good standing as a foreign corporation in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification or license, except where the failure to be so qualified, licensed or in good standing would not reasonably be expected to have, individually or in the aggregate, a material impact on the Company.

(b) The Company has made available to Parent prior to the date of this Agreement a true and complete copy of the Organizational Documents of the Company as amended and in effect through the date hereof.

(c) Section 4.1(c) of the Company Disclosure Schedule lists each Significant Subsidiary of the Company and its jurisdiction of organization and specifies each of the Subsidiaries of the Company and Company Joint Ventures that is (i) a “public utility” within the meaning of Section 201(e) of the Federal Power Act (the “FPA”) or (ii) a “qualifying facility” within the meaning of the Public Utility Regulatory Policies Act of 1978 (“PURPA”), or that owns such a qualifying facility. The Company has made available to Parent true, correct and complete copies of the Organizational Documents of each Significant Subsidiary of the Company, as amended and in effect on the date hereof.

(d) The Company is, directly or indirectly, the owner of all of the outstanding shares of capital stock or other equity interests of each Subsidiary of the Company, free and clear of any Liens and free of any other limitation or restriction (including any limitation or restriction on the right to vote, sell, transfer or otherwise dispose of such capital stock or other equity interests). All of such capital stock or other equity interests so owned by the Company have been duly authorized, validly issued, fully paid and nonassessable (and no such shares have been issued in violation of any preemptive or similar rights). Except for the shares of capital stock or other equity interests of each Subsidiary of the Company and each Company Joint Venture, the Company does not own, directly or indirectly, any shares of capital stock or other equity or ownership interests in any Person.

(e) Section 4.1(e) of the Company Disclosure Schedule sets forth as of the date of this Agreement the name of the project associated with each material Company Joint Venture. The Company has made available to Parent true, correct and complete copies of all Organizational Documents of such Company Joint Ventures. Notwithstanding anything to the contrary set forth in this Article IV, each representation or warranty made by the Company in this Article IV relating to a Company Joint Venture or to CENG that is neither operated nor managed by the Company or any of its Subsidiaries shall be deemed made only to the Knowledge of the Company.

(f) Except for interests in the Subsidiaries of the Company and the Company Joint Ventures, the Company does not directly or indirectly own any Equity Interests or investments in any Person in which the invested capital associated with the Company’s or its Subsidiary’s or the Company Joint Venture’s interest individually exceeds $50 million.

Section 4.2 Capital Stock.

(a) The authorized capital stock of the Company consists of 600,000,000 shares of Company Common Stock and 25,000,000 shares of preferred stock, par value $0.01 (the “Company Preferred Stock”). As of the close of business on April 21, 2011, (i) 201,004,807 shares of Company Common Stock were issued and outstanding, which includes all of the Restricted Shares outstanding as of such date, (ii) 10,961,386 shares of Company Common Stock were reserved for issuance upon exercise of Company Stock Options granted under the Company Stock Plans, (iii) 188,165 shares of Company Common Stock were reserved for issuance upon the vesting or sale restriction lapse of Company RSUs, (iv) 10,138,790 shares of Company Common Stock were reserved for issuance under the Company’s Amended and Restated 2007 Long-Term Incentive Plan, (v) 8,647,631 shares of Company Common Stock were reserved for issuance under the Company’s Shareholder Investment Plan, (vi) 1,573,456 shares were reserved for issuance under the Company’s Employee Savings Plan and (vii) no shares of Company Preferred Stock were issued or outstanding. All outstanding shares of Company Common Stock are duly authorized, validly issued, fully paid and nonassessable and free of pre-emptive rights, and all shares of Company Common Stock reserved for issuance as noted in clauses (ii), (iii), (iv), (v) and (vi), when issued in accordance with the respective terms thereof, will be duly authorized, validly issued, fully paid and nonassessable and free of pre-emptive rights.

(b) Except for awards to acquire shares of Company Common Stock under the Company Stock Plans, there are no outstanding subscriptions, options, warrants, calls, convertible securities or other similar rights, agreements or commitments relating to the issuance of capital stock to which the Company, any of its Subsidiaries or CENG is a party obligating the

Company, any of its Subsidiaries or CENG to (i) issue, transfer or sell any shares of capital stock or other equity interests of the Company, any Subsidiary of the Company or CENG or securities convertible into or exchangeable for such shares or equity interests, (ii) grant, extend or enter into any such subscription, option, warrant, call, convertible securities or other similar right, agreement or arrangement, (iii) redeem or otherwise acquire any such shares of capital stock or other equity interests or (iv) provide a material amount of funds to, or make any material investment (in the form of a loan, capital contribution or otherwise) in, any Subsidiary or CENG.

(c) Except for awards to acquire shares of Company Common Stock under the Company Stock Plans, neither the Company nor any of its Subsidiaries has outstanding bonds, debentures, notes or other obligations, the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the stockholders of the Company on any matter. CENG has no outstanding bonds, debentures, notes or other obligations, the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the equity holders of CENG on any matter.

(d) There are no voting trusts or other agreements or understandings to which the Company, any of its Subsidiaries or CENG is a party with respect to the voting or registration of the capital stock or other equity interest of the Company, any of its Subsidiaries or CENG.

(e) The Company has delivered or made available to Parent an accurate and complete copy of the Company Stock Plans and the forms of Company Stock Options, Restricted Shares or Company RSUs (collectively, “Company Equity Awards”). There have been no repricings of any Company Stock Options through amendments, cancellation and reissuance or other means during the current or prior two (2) calendar years. None of the Company Equity Awards has been granted in contemplation of the Merger or the transactions contemplated by this Agreement (it being agreed that the annual awards made in February 2011 were not granted in contemplation of the Merger or such transactions) and no Company Equity Awards have been granted since March 18, 2011. None of the Company Stock Options was granted with an exercise price below or deemed to be below the per Share closing price on the NYSE on the date of grant. All grants of Company Equity Awards were validly made and properly approved by the Board of Directors of the Company (or a duly authorized committee or subcommittee thereof or a duly authorized delegate thereof in accordance with the applicable Company Stock Plan and applicable Law) in compliance with all applicable Laws and recorded on the consolidated financial statements of the Company in accordance with GAAP, and, where applicable, no such grants involved any “back dating,” “forward dating,” “spring loading” or similar practices with respect to grants of Company Stock Options.

Section 4.3 Corporate Authority Relative to this Agreement; No Violation.

(a) The Company has requisite corporate power and authority to enter into this Agreement and, subject to receipt of the Company Stockholder Approval, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors of the Company and, except for the Company

Stockholder Approval, no other corporate proceedings on the part of the Company are necessary to authorize the consummation of the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Company and, assuming this Agreement constitutes the legal, valid and binding agreement of Parent and Merger Sub, constitutes the legal, valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

(b) The Board of Directors of the Company, at a meeting duly called and held, duly and unanimously adopted resolutions (i) determining that the terms of the Merger and the other transactions contemplated by this Agreement are advisable, fair to and in the best interests of the Company and its stockholders, (ii) approving this Agreement, the Merger and the other transactions contemplated by this Agreement, and (iii) recommending that the Company’s stockholders approve the Merger and the transactions contemplated hereby (the “Company Recommendation”).

(c) Other than in connection with or in compliance with (i) the MGCL, (ii) the Securities Exchange Act of 1934 (the “Exchange Act”), (iii) the Securities Act of 1933 (the “Securities Act”), (iv) the rules and regulations of the NYSE, (v) the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the “HSR Act”), (vi) the FPA, and the approval of the Federal Energy Regulatory Commission (the “FERC”) thereunder (the “FERC Approval”), (vii) the Atomic Energy Act of 1954, as amended (the “Atomic Energy Act”), and the approval of the Nuclear Regulatory Commission (the “NRC”) thereunder (the “NRC Approval”), (viii) the rules and regulations of the Maryland Public Service Commission (the “MPSC”), (ix) the rules and regulations of the New York State Public Service Commission (the “NYPSC”), (x) the rules and regulations of the Public Utility Commission of Texas (the “PUCT”), (xi) pre-approvals of license transfers by the Federal Communications Commission (the “FCC”), and (xii) the approvals set forth in Section 4.3(c) of the Company Disclosure Schedule (collectively, the “Company Approvals”), and, subject to the accuracy of the representations and warranties of Parent and Merger Sub in Section 5.3(c), no authorization, consent, Order, license, permit or approval of, or registration, declaration, notice or filing with, any United States federal, state of the United States or foreign governmental or regulatory agency, commission, court, body, entity or authority (each, a “Governmental Entity”) is necessary, under applicable Law, for the consummation by the Company of the transactions contemplated by this Agreement, except for such authorizations, consents, approvals or filings that, if not obtained or made, would not reasonably be expected to have, individually or in the aggregate, a material impact on the Company.

(d) The execution and delivery of this Agreement by the Company does not, and, except as described in Section 4.3(c), the consummation of the transactions contemplated hereby and compliance with the provisions hereof will not (i) result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any material obligation or to the loss of a material benefit under any loan, guarantee of indebtedness or credit agreement, note, bond, mortgage, indenture, lease, agreement, Contract, instrument, permit, concession, franchise, right or license binding upon the Company, any of its Subsidiaries or any Company Joint Venture or

result in the creation of any Lien, other than a Company Permitted Lien, upon any of the properties or assets of the Company, any of its Subsidiaries or any Company Joint Venture, (ii) conflict with or result in any violation of any provision of the Organizational Documents of the Company, any of its Subsidiaries or any Company Joint Venture or (iii) conflict with or violate any applicable Laws, other than, in the case of clauses (i) and (iii), any such violation, conflict, default, termination, cancellation, acceleration, right, loss or Lien that would not reasonably be expected to have, individually or in the aggregate, a material impact on the Company.

(e) This Section 4.3 excludes any representation or warranty by the Company or any of its Subsidiaries or any Company Joint Venture with respect to matters relating to or arising under Environmental Laws or Hazardous Materials, which are addressed in Section 4.8.

Section 4.4 Reports and Financial Statements.

(a) The Company and each of its Subsidiaries has timely filed or furnished all forms, documents and reports required to be filed or furnished prior to the date hereof by it with the Securities and Exchange Commission (the “SEC”) since January 1, 2007 (the “Company SEC Documents”). As of their respective dates or, if amended, as of the date of the last such amendment, the Company SEC Documents complied, and, as of the Closing, all forms, documents and reports filed with the SEC subsequent to the date hereof will comply, in all material respects with the requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), as the case may be, and none of the Company SEC Documents contain, and, as of Closing, none of the forms, documents and reports filed with the SEC subsequent to the date hereof will contain, any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b) The consolidated financial statements (including the related notes and schedules) of the Company included in the Company SEC Documents fairly present, and as of Closing, all consolidated financial statements (including the related notes and schedules) of the Company included in any forms, documents and reports filed with the SEC subsequent to the date hereof fairly will present, in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries, as at the respective dates thereof, and the consolidated results of their operations and their consolidated cash flows for the respective periods then ended (subject, in the case of the unaudited statements, to normal year-end audit adjustments and to any other adjustments described therein, including the notes thereto) in conformity with United States generally accepted accounting principles (“GAAP”) (except, in the case of the unaudited statements, as permitted by the SEC) applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto).

(c) The Company has made available to Parent the audited financial statements of CENG as of December 31, 2009 and December 31, 2010 (including all notes thereto), consisting of audited balance sheets as of each such date and the related statements of income, changes in shareholders equity and comprehensive income and cash flows for the fiscal year then ended (the “CENG Financial Statements”). The CENG Financial Statements

(including all related notes and schedules) fairly present in all material respects the financial position of CENG, as at the respective dates thereof, and the results of its operations and its cash flows for the respective periods then ended in conformity with GAAP applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto).

Section 4.5 Internal Controls and Procedures. The Company has established and maintains disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act. The Company’s disclosure controls and procedures are reasonably designed to ensure that all material information required to be disclosed by the Company in the reports that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act. The Company’s management has completed an assessment of the effectiveness of the Company’s internal control over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act for the year ended December 31, 2010, and such assessment concluded that such controls were effective.

Section 4.6 No Undisclosed Liabilities. Except (a) as reflected or reserved against in the Company’s consolidated balance sheets (or the notes thereto) included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2010, (b) as permitted or contemplated by this Agreement, (c) for liabilities and obligations incurred since December 31, 2010 in the ordinary course of business and (d) for liabilities or obligations which have been discharged or paid in full in the ordinary course of business, neither the Company nor any Subsidiary of the Company has any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, that would be required by GAAP to be reflected on a consolidated balance sheet of the Company and its consolidated Subsidiaries (or in the notes thereto), other than those which would not reasonably be expected to have, individually or in the aggregate, a material impact on the Company. Neither the Company nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off–balance sheet partnership or any similar material Contract (including any material Contract relating to any transaction or relationship between or among the Company and any of its Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any “off–balance sheet arrangement” (as defined in Item 303(a) of Regulation S-K of the SEC), where the result, purpose or effect of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, the Company or any of its Subsidiaries, in the Company’s or any of its Subsidiary’s audited financial statements or other Company SEC Documents)). This Section 4.6 excludes any representation or warranty by the Company or any of its Subsidiaries or any Company Joint Venture with respect to matters relating to or arising under Environmental Laws or Hazardous Materials, which are addressed in Section 4.8.

Section 4.7 Compliance with Law; Permits.

(a) The Company, each of its Subsidiaries and each Company Joint Venture are in compliance with and are not in default under or in violation of any applicable Laws, except where such non-compliance, default or violation would not reasonably be expected to have, individually or in the aggregate, a material impact on the Company. Since January 1, 2008, neither the Company, any of its Subsidiaries nor any Company Joint Venture has received any written notice or, to the Company’s Knowledge, other communication from any Governmental Entity regarding any actual or possible violation of, or failure to comply with, any Law, except as would not reasonably be expected to have, individually or in the aggregate, a material impact on the Company.

(b) The Company, its Subsidiaries and the Company Joint Ventures are in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals, clearances, permissions, qualifications and registrations and Orders of any Governmental Entity necessary for the Company, its Subsidiaries and the Company Joint Ventures to own, lease and operate their properties and assets or to carry on their businesses as they are now being conducted (the “Company Permits”), except where the failure to have any of the Company Permits would not reasonably be expected to have, individually or in the aggregate, a material impact on the Company. All Company Permits are valid and in full force and effect, except where the failure to be in full force and effect would not reasonably be expected to have, individually or in the aggregate, a material impact on the Company. The Company is, and each of its Subsidiaries and the Company Joint Ventures is, in compliance in all respects with the terms and requirements of such Company Permits, except where the failure to be in compliance would not reasonably be expected to have, individually or in the aggregate, a material impact on the Company.

(c) This Section 4.7 excludes any representation or warranty by the Company or any of its Subsidiaries or any Company Joint Venture with respect to matters relating to or arising under Environmental Laws or Hazardous Materials, which are addressed in Section 4.8.

Section 4.8 Environmental Laws and Regulations. Except as would not reasonably be expected to have, individually or in the aggregate, a material impact on the Company: (i) there is no Environmental Claim pending or threatened against the Company, any Company Subsidiary or any Company Joint Venture or, to the Knowledge of the Company, each Company Subsidiary and each Company Joint Venture, against any Person whose liability for any Environmental Claim the Company, any Company Subsidiary or any Company Joint Venture have retained or assumed either contractually or by operation of law, (ii) the Company, its Subsidiaries and the Company Joint Ventures are and, except for matters that have been fully resolved, since January 1, 2008 have been in compliance with all Environmental Laws (which compliance includes possession of and compliance with all material permits required under Environmental Laws for the operation of their business), and neither the Company, any Company Subsidiary, nor any Company Joint Venture, has received any written communication, whether from a Governmental Entity or any other Person, alleging that the Company, any Company Subsidiary or any Company Joint Venture is not in such compliance, (iii) the Company is not obligated to conduct or pay for, and is not conducting or paying for, any

Cleanup at any location, (iv) there are no present, or to the Knowledge of the Company, each Company Subsidiary and each Company Joint Venture, past actions, activities, circumstances, conditions, events or incidents, including the Release, threatened Release or presence of any Hazardous Material, which would reasonably be expected to form the basis of any Environmental Claim against the Company, any Company Subsidiary or any Company Joint Venture, or to the Knowledge of the Company, each Company Subsidiary and each Company Joint Venture, against any Person whose liability for any Environmental Claim the Company, any Company Subsidiary or any Company Joint Venture has retained or assumed either contractually or by operation of law, (v) neither the Company, any Company Subsidiary nor any Company Joint Venture is a party to any order, judgment or decree that imposes any obligations or liabilities under any Environmental Law, and (vi) neither this Agreement nor the consummation of the transaction that is the subject of this Agreement will result in any obligations for site investigation or Cleanup, or notification to or consent of any Governmental Entity or third party, pursuant to any “transaction-triggered” or “responsible party transfer” Environmental Laws.

Section 4.9 Employee Benefit Plans.

(a) Section 4.9(a) of the Company Disclosure Schedule lists all material Benefit Plans sponsored, maintained or contributed to by the Company or CENG or any of their ERISA Affiliates (the “Company Benefit Plans”).

(b) Each Company Benefit Plan has been maintained and administered in compliance with its terms and with applicable Law, including ERISA and the Code to the extent applicable thereto, except for such non-compliance which would not reasonably be expected to have, individually or in the aggregate, a material impact on the Company. Any Company Benefit Plan intended to be qualified under Section 401(a) or 401(k) of the Code has received a determination letter (or the prototype plan on which such Company Benefit Plan is based has received a favorable opinion letter) from the Internal Revenue Service. Neither the Company nor any of its Subsidiaries maintains or contributes to any plan or arrangement which provides retiree medical or welfare benefits, except as required by applicable Law. Except as would not reasonably be expected to have, individually or in the aggregate, a material impact on the Company, there does not now exist, nor to the Company’s Knowledge do any circumstances exist that would reasonably be expected to result in, any Controlled Group Liability that would be a liability of the Company or any of its Subsidiaries following the Effective Time.

(c) No Company Benefit Plan is subject to Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code, and neither the Company nor any of its ERISA Affiliates has any liability thereunder except as would not reasonably be expected to have, individually or in the aggregate, a material impact on the Company. None of the Company Benefit Plans is a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA), a “multiple employer plan” (as defined in Section 413(c) of the Code) or a “multiemployer plan” (as defined in Section 3(37) of ERISA).

(d) The consummation of the transactions contemplated by this Agreement will not, either alone or in combination with another event, (i) entitle any current or former employee, consultant or officer of the Company or any of its Subsidiaries to severance pay, unemployment compensation or any other payment, except as expressly provided in this Agreement or as required by applicable Law or (ii) accelerate the time of payment or vesting, or increase the amount of compensation due to any such employee, consultant, officer or director, except as expressly provided in this Agreement.

(e) Each Company Benefit Plan has been operated in good faith compliance in all material respects with Section 409A of the Code and has since January 1, 2009 been operated in compliance in all material respects with Section 409A of the Code. Except as set forth on Section 4.9(e) of the Company Disclosure Schedule, no director, officer, employee or service provider of the Company or its Affiliates is entitled to a gross-up, make-whole or indemnification payment with respect to taxes imposed under Section 409A or Section 4999 of the Code.

(f) Except as would not reasonably be expected to have, individually or in the aggregate, a material impact on the Company, there are no pending or, to the Company’s Knowledge, threatened claims with respect to any Company Benefit Plan, by any employee or beneficiary covered under any Company Benefit Plan or otherwise involving any Company Benefit Plan (other than routine claims for benefits).

(g) Except as provided in this Agreement or as required under applicable Law, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement will (either alone or together with any other event where such other event would not alone have an effect described in this sentence): (i) result in any material payment (including any bonus, severance, deferred compensation, forgiveness of indebtedness or golden parachute payment) becoming due to any current or former employee under any Company Benefit Plan; (ii) increase in any material respect any benefit otherwise payable under any Company Benefit Plan; (iii) result in the acceleration in any material respect of the time of payment or vesting of any such benefits under any Company Benefit Plan; (iv) result in any obligation to fund any trust or other arrangement with respect to compensation or benefits under a Company Benefit Plan; or (v) limit, in any way, Parent’s ability to amend or terminate any Company Benefit Plan. No payment or benefit which has been, will or may be made by the Company or any of its Subsidiaries with respect to any current or former employee in connection with the execution and delivery of this Agreement or the consummation of the transaction contemplated by this Agreement could result in a material amount of “excess parachute payments” within the meaning of Section 280G(b)(1) of the Code or material nondeductibility under Section 162(m) of the Code.

(h) Correct and complete copies have been delivered or made available to Parent by the Company of all written Company Benefit Plans (including all amendments and attachments thereto), other than any Company Benefit Plan sponsored, maintained or contributed to by CENG or its ERISA Affiliates, all related trust documents; all material insurance Contracts or other funding arrangements to the degree applicable; the two most recent annual information filings (Form 5500) and annual financial reports for those Company Benefit Plans (where required); the most recent determination letter from the Internal Revenue Service (where required); and the most recent summary plan descriptions; if any, for those Company Benefit Plans (including, for any such Company Benefit Plan that is not embodied in a document, a written description of such Company Benefit Plan).

(i) To the Company’s Knowledge, neither the Company nor any ERISA Affiliate has any liability or obligation, contingent or otherwise, with respect to Benefit Plans sponsored, maintained or contributed to by CENG, except as would not reasonably be expected to have, individually or in the aggregate, a material impact on the Company.

Section 4.10 Absence of Certain Changes or Events. Since January 1, 2011 and through the date of this Agreement, except as otherwise contemplated by this Agreement, the businesses of the Company and its Subsidiaries have been conducted in the ordinary course of business in all material respects, and there has not been any event, change, effect, development, condition or occurrence that, individually or in the aggregate, has been or would reasonably be expected to have, a Company Material Adverse Effect.

Section 4.11 Investigations; Litigation. (a) There is no investigation or review pending (or, to the Knowledge of the Company, threatened) by any Governmental Entity with respect to the Company, any of its Subsidiaries or any Company Joint Venture, (b) there are no actions, suits, inquiries, investigations or proceedings pending (or, to the Knowledge of the Company, threatened) against or affecting the Company, any of its Subsidiaries or any Company Joint Venture, or any of their respective properties at law or in equity and (c) there are no Orders, judgments or decrees of, or before, any Governmental Entity, in the cases of each of clauses (a), (b) or (c), that would reasonably be expected to have a material impact on the Company. This Section 4.11 excludes any representation or warranty by the Company or any of its Subsidiaries or any Company Joint Venture with respect to matters relating to or arising under Environmental Laws or Hazardous Materials, which are addressed in Section 4.8.

Section 4.12 Information Supplied. None of the information provided by or on behalf of the Company for inclusion or incorporation by reference in (a) the registration statement on Form S-4 to be filed with the SEC by Parent in connection with the issuance of Parent Common Stock in the Merger (including any amendments or supplements, the “Form S-4”) will, at the time the Form S-4 becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading or (b) the proxy statement/prospectus relating to matters to be submitted to the stockholders of the Company at the Company Stockholders’ Meeting and to the stockholders of Parent at the Parent Stockholders’ Meeting (such proxy statement/prospectus, as amended or supplemented from time to time, the “Joint Proxy Statement/Prospectus”) will, at the date it is first mailed to the Company’s stockholders and Parent’s stockholders or at the time of the Company Stockholders’ Meeting or the Parent Stockholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that, with respect to projected financial information provided by or on behalf of the Company, the Company represents only that such information was prepared in good faith by management of the Company on the basis of assumptions believed by such management to be reasonable as of the time made. The Joint Proxy Statement/Prospectus (other than the portion thereof relating solely to the Parent Stockholders’ Meeting) and the Form S-4 (solely with respect to the portion thereof relating to the Company Stockholders’ Meeting) will comply as to form in all material respects with the requirements of the Securities Act and the Exchange Act and the rules and regulations promulgated thereunder.

Section 4.13 Regulatory Matters.

(a) Each of the Company’s Subsidiaries that engages in the sale of electricity at wholesale (other than any such Subsidiaries that own one or more facilities that constitute a “qualifying facility” as such term is defined under PURPA and the rules and regulations of FERC that are entitled to exemption from regulation under Section 205 of the FPA) is regulated as a “public utility” under the FPA and has market-based rate authorization to make such sales at market-based rates. Each of the Company’s Subsidiaries that directly owns generating facilities and operates their power generation facilities in compliance with all applicable standards of NERC, other than non-compliance that would not reasonably be expected to have, individually or in the aggregate, a material impact on the Company. There are no pending, or to the Knowledge of the Company, threatened, judicial or administrative proceedings to revoke a Company’s Subsidiary’s market-based rate authorization. To the Knowledge of the Company, there are no facts that are reasonably likely to cause any of the Company’s Subsidiaries that sell electricity at wholesale to lose its market-based rate authorization, if applicable, other than where such loss would not reasonably be expected to have, individually or in the aggregate, a material impact on the Company.

(b) All filings (other than immaterial filings) required to be made by the Company, any of its Subsidiaries or any Company Joint Venture since January 1, 2009, with the FERC under the FPA, the NRC under the Atomic Energy Act, the Department of Energy and any applicable state public utility commissions, as the case may be, have been made, including all forms, statements, reports, agreements and all documents, exhibits, amendments and supplements appertaining thereto, including all rates, tariffs and related documents, and all such filings complied, as of their respective dates, with all applicable requirements of applicable statutes and the rules and regulations promulgated thereunder, except for filings the failure of which to make or the failure of which to make in compliance with all applicable requirements of applicable statutes and the rules and regulations promulgated thereunder, would not reasonably be expected to have, individually or in the aggregate, a material impact on the Company.

(c) Since January 1, 2008, neither the Company, any of its Subsidiaries nor CENG has received any written notice or, to the Company’s Knowledge, other communication from the NERC regarding any actual or possible material violation of, or material failure to comply with, any Law.

(d) This Section 4.13 excludes any representation or warranty by the Company or any of its Subsidiaries or any Company Joint Venture with respect to matters relating to or arising under Environmental Laws or Hazardous Materials which are addressed in Section 4.8.

Section 4.14 Tax Matters. Except as would not reasonably be expected to have, individually or in the aggregate, a material impact on the Company:

(a) The Company and its Subsidiaries (i) have duly and timely filed (taking into account any extension of time within which to file) all Tax Returns required to have been filed by or with respect to the Company or any of its Subsidiaries, and all such Tax Returns are true, correct and complete, (ii) have duly and timely paid all Taxes shown as due on such Tax

Returns, (iii) have adequate accruals and reserves, in accordance with GAAP, on the financial statements included in the Company SEC Documents for all Taxes payable by the Company and its Subsidiaries for all taxable periods and portions thereof through the date of such financial statements and (iv) have not received written notice of any deficiencies for any Tax from any taxing authority, against the Company or any of its Subsidiaries for which there are not adequate reserves on the financial statements included in the Company SEC Documents.

(b) Neither the Company nor any of its Subsidiaries is the subject of any currently ongoing tax audit or other proceeding with respect to Taxes nor has any Tax audit or other proceeding with respect to Taxes been proposed against any of them in writing. As of the date of this Agreement, there are no pending requests for waivers of the time to assess any Tax. Neither the Company nor any of its Subsidiaries has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency. There are no Liens for Taxes on any of the assets of the Company or any of its Subsidiaries other than Company Permitted Liens. No claim has ever been made in writing by a taxing authority of a jurisdiction where the Company or one of its Subsidiaries has not filed Tax Returns claiming that the Company or such Subsidiary is or may be subject to taxation by that jurisdiction.

(c) Neither the Company nor any of its Subsidiaries is obligated by any written Contract, agreement or other arrangement to indemnify any other Person (other than the Company and its Subsidiaries) with respect to Taxes. Neither the Company nor any of its Subsidiaries is a party to or bound by any written Tax allocation, indemnification or sharing agreement (other than an agreement with the Company or its Subsidiaries). Neither the Company nor any of its Subsidiaries is liable under Treasury Regulation Section 1.1502-6 (or any similar provision of the Tax Laws of any state, local or foreign jurisdiction) for any Tax of any Person other than the Company and its Subsidiaries.

(d) The Company and its Subsidiaries have withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party.

(e) Neither the Company nor any of its Subsidiaries was a “distributing corporation” or “controlled corporation” in a transaction intended to qualify under Section 355 of the Code within the past two (2) years or otherwise as part of a plan that includes the Merger.

(f) Neither the Company nor any of its Subsidiaries has participated in any “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4.

(g) The Company has made available to Parent or its legal or accounting representative copies of all foreign, federal and state income Tax Returns for the Company and each of its Subsidiaries filed for all periods including and after the period ended December 31, 2008.

(h) Neither the Company nor any of its Subsidiaries (i) has filed any extension of time within which to file any Tax Returns that have not been filed, except in the ordinary course of business, (ii) has granted any power of attorney that is in force with respect to any matters relating to any Taxes, (iii) has applied for a ruling from a taxing authority relating to any Taxes that has not been granted or has proposed to enter into an agreement with a taxing authority that is pending or (iv) has, since December 31, 2008, entered into any “closing agreement” as described in Section 7121 of the Code (or any similar provision of state, local or foreign Tax Law) or been issued any private letter rulings, technical advice memoranda or similar agreement or rulings by any taxing authority.

Section 4.15 Employment and Labor Matters.

(a)(i) Neither the Company nor any of its Subsidiaries is a party to or bound by any collective bargaining or similar agreement or work rules or practices with any labor union, labor organization or employee association applicable to employees of the Company or any of its Subsidiaries (“Company Employees”), (ii) there are no strikes or lockouts with respect to any Company Employees, (iii) to the Knowledge of the Company, there is no union recognition, certification or organizing effort pending or threatened against the Company or any of its Subsidiaries, (iv) there is no unfair labor practice, labor dispute, grievance (other than routine individual grievances) or labor arbitration proceeding pending or, to the Knowledge of the Company, threatened with respect to Company Employees and (v) there is no organized slowdown or work stoppage in effect or, to the Knowledge of the Company, threatened with respect to Company Employees; except, with respect to clause (iv), as would not reasonably be expected to have, individually or in the aggregate, a material impact on the Company.

(b) Except for such matters which would not reasonably be expected to have, individually or in the aggregate, a material impact on the Company, the Company and its Subsidiaries are, and have been, in compliance with all applicable Laws respecting (i) employment and employment practices, (ii) terms and conditions of employment and wages and hours and (iii) unfair labor practices. Neither the Company nor any of its Subsidiaries has any liabilities under the Worker Adjustment and Retraining Notification Act of 1998 or any similar state or local law relating to plant closings and layoffs (collectively, the “WARN Act”) as a result of any action taken by the Company or any of its Subsidiaries (other than at the written direction of Parent or as a result of any of the transactions contemplated hereby) that would reasonably be expected to have, individually or in the aggregate, a material impact on the Company.

Section 4.16 Intellectual Property. Except as would not reasonably be expected to be, individually or in the aggregate, material, either the Company or a Subsidiary of the Company owns, or is licensed or otherwise possesses legally enforceable rights to use, all Intellectual Property used in or necessary for their respective businesses as currently conducted, free and clear of all Liens other than Company Permitted Liens. Except as would not reasonably be expected to have, individually or in the aggregate, a material impact on the Company, (a) as of the date hereof, there are no pending or, to the Knowledge of the Company, threatened claims by any Person alleging infringement or other violation of any Intellectual Property of any Person by the Company or any of its Subsidiaries for their use of the Intellectual Property owned by the Company or any of its Subsidiaries or the conduct of their respective businesses as currently conducted, (b) to the Knowledge of the Company, the conduct of the respective businesses of the Company and its Subsidiaries does not infringe or otherwise violate any Intellectual Property rights of any Person, (c) as of the date hereof, neither the Company nor any of its Subsidiaries has any claim pending against any Person alleging infringement or other violation of any

Intellectual Property owned by the Company or any of its Subsidiaries and (d) to the Knowledge of the Company, no Person is infringing or otherwise violating any Intellectual Property owned by the Company or any of its Subsidiaries.

Section 4.17 Real Property. The Company or its applicable Subsidiary has (a) good and insurable title or (b) good and valid leasehold interest in and to each material parcel of real property owned or leased, as applicable, by the Company or any of its Subsidiaries, subject to any Liens (other than Company Permitted Liens) or exceptions that would not, individually or in the aggregate, reasonably be expected to have a material impact on the Company.

Section 4.18 Required Vote of the Company Stockholders. The approval of the Merger by a majority of the votes entitled to be cast by the holders of the outstanding shares of Company Common Stock (the “Company Stockholder Approval”) is the only vote of holders of securities of the Company which is required to approve this Agreement, the Merger and the other transactions contemplated hereby.

Section 4.19 Takeover Statute; No Restrictions on Merger. No state “fair price,” “moratorium,” “control share acquisition” or similar anti-takeover statute is applicable to this Agreement, the Merger or the other transactions contemplated hereby. The Company has taken all necessary action to render the restrictions on business combinations contained in the Maryland Business Combination Act of the MGCL inapplicable to this Agreement, the Merger and the other transactions contemplated hereby.

Section 4.20 Ownership of Nuclear Power Plants. The operations of the nuclear generation stations owned, in whole or part, by the Company, its Subsidiaries or CENG (such operations, collectively, the “Company Nuclear Facilities”) are and have been conducted in compliance with all applicable Laws and Company Permits, except for such failures to comply that, individually or in the aggregate, have not had and could not reasonably be expected to have a material impact on the Company. Each of the Company Nuclear Facilities maintains, and is in material compliance with, emergency plans designed to respond to an unplanned release therefrom of radioactive materials and each such plan conforms with the requirements of applicable Law in all material respects. The plans for the decommissioning of each of the Company Nuclear Facilities and for the storage of spent nuclear fuel conform with the requirements of applicable Law in all material respects and, solely with respect to the portion of the Company Nuclear Facilities owned, directly or indirectly, by the Company, are funded to the full extent required by applicable Law without reliance upon substitute funding mechanisms such as guarantees or letters of credit. Since December 31, 2008, the operations of the Company Nuclear Facilities have not been the subject of any notices of violation, any ongoing proceeding, NRC Diagnostic Team Inspections or requests for information from the NRC or any other agency with jurisdiction over such facility, except for such notices or requests for information that, individually or in the aggregate, have not had and could not reasonably be expected to have a material impact on the Company. No Company Nuclear Facility is listed by the NRC in the Unacceptable Performance column of the NRC Action Matrix, as a part of NRC’s Assessment of Licensee Performance. Liability insurance to the full extent required by law for operating the Company Nuclear Facilities remains in full force and effect regarding such facilities, except for failures to maintain such insurance in full force and effect that, individually or in the aggregate, have not had and could not reasonably be expected to have a material impact on the Company.

Section 4.21 Material Contracts.

(a) Except for this Agreement, the Company Benefit Plans and agreements filed as exhibits to the Company SEC Documents or to any forms, reports or documents filed with the SEC subsequent to the date hereof, neither the Company nor any of its Subsidiaries is a party to or bound by:

(i) any coal supply agreement, coal transportation agreement, power sale, power purchase or offtake agreement or other fuel purchase, sale or transportation agreement that (A) is subject to profit-sharing arrangements where the amount required to be shared with a third party could reasonably be expected to exceed $100 million over the life of the transaction, (B) contains “take or pay,” “liquidated damages” or “termination, closeout or liquidation” provisions associated with a transaction with a notional amount of $500 million or more or (C) creates actual indebtedness of the Company or results in imputed indebtedness to the Company as assigned by Standard & Poor’s or Moody’s in an amount greater than $100 million (using customary discounting); provided, for the purposes of this Section 4.21(a)(i), any imputed indebtedness amount associated with a physical power transaction entered into by the Company or any of its Subsidiaries (the “Company Power Purchaser”) shall be net of expected independent system operator (“ISO”) revenues related to the capacity rights and other related energy products assigned to the Company Power Purchaser in such transaction for the years in which such capacity or other related energy products have been sold prior to the execution of such transaction in a forward ISO capacity auction; provided, however, such netting only shall occur with respect to a power transaction if the transaction (i) specifies the generation unit which will be the source of the power, capacity and other related energy products delivered to the Company Power Purchaser and (ii) assigns the rights to the ISO revenues for such capacity or other related energy products in such years to the Company Power Purchaser;

(ii) any Contract imposing any material restriction on the right or ability of the Company or any of its Subsidiaries to (A) compete with any other Person, (B) acquire or dispose of the securities of another Person or (C) engage or compete in any line of business or in any geographic area or that contains restrictions on pricing or exclusivity or non-solicitation provisions with respect to customers; or

(iii) any Contract with an aggregate principal amount, or providing for an aggregate obligation, in excess of $50 million (A) evidencing any credit facility of the Company or any of its Subsidiaries or (B) guaranteeing obligations for borrowed money or other obligations of a third party other than any Subsidiary.

All Contracts of the types referred to in clauses (i), (ii) and (iii) in this Section 4.21(a) and any Contract that is a material Contract required to be filed as an exhibit to the Company’s Annual Report on Form 10-K pursuant to Item

601(b)(10) of Regulation S-K of the SEC are referred to herein as “Company Material Contracts.”

(b) Neither the Company nor any Subsidiary of the Company is in breach of or default under the terms of any Company Material Contract where such breach or default would reasonably be expected to, individually or in the aggregate, have a material impact on the Company. To the Knowledge of the Company, no other party to any Company Material Contract is in breach of or default under the terms of any Company Material Contract where such breach or default would reasonably be expected to, individually or in the aggregate, have a material impact on the Company. Except as would not reasonably be expected to, individually or in the aggregate, have a material impact on the Company, each Company Material Contract is a valid and binding obligation of the Company or the Subsidiary of the Company which is party thereto and, to the Knowledge of the Company, of each other party thereto, and is in full force and effect, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws, now or hereafter in effect, relating to creditors’ rights generally and (ii) equitable remedies of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

Section 4.22 Opinions of Financial Advisors. The Board of Directors of the Company has received the opinions of Morgan Stanley & Co. Incorporated and Goldman, Sachs & Co. (the “Company Financial Advisors”), dated as of one day within the date of this Agreement, substantially to the effect that, as of such date, and subject to the limitations and assumptions set forth therein, the Exchange Ratio is fair to the holders of Company Common Stock from a financial point of view. The Company shall, promptly following receipt of said opinions in written form, furnish an accurate and complete copy of said opinions to Parent for informational purposes only.

Section 4.23 Finders or Brokers. Except for the Company Financial Advisors and Credit Suisse Securities (USA) LLC, neither the Company nor any of its Subsidiaries has employed any investment banker, broker or finder in connection with the transactions contemplated by this Agreement who is entitled to any fee or any commission from the Company or any of its Subsidiaries in connection with or upon consummation of the Merger.

Section 4.24 Insurance. The Company and its Subsidiaries maintain insurance in such amounts and against such risks substantially as the Company believes to be customary for the industries in which it and its Subsidiaries operate. Neither the Company nor any of its Subsidiaries has received notice of any pending or threatened cancellation with respect to any such material insurance policy, and each of its Subsidiaries is in compliance in all material respects with all conditions contained therein.

Section 4.25 Derivative Products.

(a) The Company and each of its Subsidiaries has established risk parameters, limits and guidelines, including daily value at risk and stop loss limits and liquidity guidelines, in compliance with the risk management policies approved by the Company’s corporate risk management committee (the “Company Trading Policies”), and the Company’s

Board of Directors has approved VaR limits as set forth in Section 4.25(a) of the Company Disclosure Schedule (the “Company Approved VaR Limit”). To the Knowledge of the Company, all Derivative Products entered into for the account of the Company or any of its Subsidiaries on or prior to the date hereof were entered into in accordance with the Company Trading Policies, with exceptions having been handled in all material respects according to the Company’s risk management processes as in effect at the time at which such exceptions were handled, to restrict the level of risk that the Company or any of its Subsidiaries is authorized to take, individually and in the aggregate, with respect to Derivative Products and monitor compliance with such risk parameters and applicable Law and policies of any Governmental Entity. Compliance with the Company Trading Policies is monitored by the Senior Vice President and Chief Risk Officer of the Company and is periodically reviewed with the audit committee of the Board of Directors of the Company.

(b) At no time since January 1, 2009 has (i) the net position resulting from all physical commodity transactions, exchange-traded futures and options transactions, over-the-counter transactions and derivatives thereof and similar transactions (the “Net Company Position”) in the trading portfolio of the Company and its Subsidiaries (the “Company Trading Portfolio”) not been within the risk parameters in all material respects that are set forth in the Company Trading Policies except for such Net Company Positions that have been subsequently corrected in accordance with the Company Trading Policies and (ii) either the Company or any of its Subsidiaries, in accordance with their respective mark-to-market accounting policies, experienced an aggregate net loss in the Company Trading Portfolio that would reasonably be expected to have, individually or in the aggregate, a material impact on the Company. The Company Trading Portfolio has been marked to market at Fair Value.

(c) As of the date of this Agreement, the Company’s VaR is in compliance with the Company Approved VaR Limit (except for temporary increases set forth in Section 4.25(c) of the Company Disclosure Schedule), and the Company and its Subsidiaries are operating in compliance with the Company Trading Policies in all material respects.

(d) The Company has made available to Parent a true and complete copy of the Company Trading Policies, and the Company Trading Policies contain a true and correct description of the practice of the Company and its Subsidiaries with respect to Derivative Products, as of the date of this Agreement.

Section 4.26 Regulation as a Utility. BGE is regulated as a public utility by the State of Maryland and by no other state. Except as set forth above and for any of the Company’s Subsidiaries that is regulated as an electric corporation by the NYPSC, neither the Company nor any “subsidiary company” or “affiliate” of the Company is subject to regulation as a public utility or public service company (or similar designation) by any other state in the United States or any foreign country.

Section 4.27 Nuclear Decommissioning Trusts.

(a) Each NDT of the Company and CENG is a trust, validly existing under the laws of the state in which the trust is organized with all requisite authority to conduct its affairs as it now does. Each NDT of the Company and CENG is in full compliance in all material respects with all applicable Laws of the NRC. The Company, CENG and/or the trustee of each NDT of the Company or CENG, as applicable, has/have filed or caused to be filed with the NRC and any other Governmental Entity all material forms, statements, reports, documents (including all exhibits, amendments and supplements thereto) required to be filed by such entities.

(b) No QDF of the Company or CENG has engaged in any acts of “self-dealing” within the meaning of Treasury Regulation Section 1.468A-5(b)(2). No “excess contribution,” within the meaning of Treasury Regulation Section 1.468A-5(c)(2)(ii), has been made to any QDF of the Company or CENG which has not been withdrawn within the period provided under Treasury Regulation Section 1.468A-5(c)(2)(i). Each of the Company and CENG has timely made a valid election described in Section 468A(a) of the Code which meets the requirements of Treasury Regulation Section 1.468A-7 with respect to each QDF of the Company or CENG, as applicable, since the first taxable year after the establishment of such QDF.

(c) Each of the QDFs of the Company and CENG has filed all income and other material Tax Returns required to be filed, including returns for estimated income Taxes, such Tax Returns are true, correct and complete in all material respects, and all Taxes of the QDFs of the Company and CENG (regardless of being shown to be due on such Tax Returns) have been paid in full. No notice of deficiency or assessment has been threatened or received from any taxing authority with respect to any Taxes of any QDF of the Company or CENG which have not been fully paid or finally settled. There are no Liens for Taxes (other than for Taxes not yet due and payable) on the assets of any QDF of the Company or CENG.

(d) Each NDF of the Company and CENG is classified as a grantor trust owned by the Company or CENG, as applicable, under Sections 671 through 677 of the Code.

Section 4.28 Regulatory Proceedings. Other than fuel adjustment or purchase gas adjustment or similar adjusting rate mechanisms, any annual MPSC rate cases for BGE or as set forth on Schedule 4.28 of the Company Disclosure Schedule, none of the Company nor any of its Subsidiaries, all or part of whose rates or services are regulated by a Governmental Entity, (a) is a party to any rate proceeding before a Governmental Entity with respect to rates charged by the Company or any of its Subsidiaries other than in the ordinary course, (b) has rates that have been or are being collected subject to refund, pending final resolution of any rate proceeding pending before a Governmental Entity or on appeal to a court or (c) is a party to any Contract with any Governmental Entity entered into other than in the ordinary course imposing conditions on rates or services in effect as of the date hereof or which, to the Knowledge of the Company, are as of the date hereof scheduled to go into effect at a later time, except in case of clauses (a) through (c) that would not, individually or in the aggregate, reasonably be expected to have a material impact on the Company. No representation or warranty with respect to the Company Permits is made by this Section 4.28.

Section 4.29 Reorganization Under the Code. Neither the Company nor any of its Subsidiaries has taken or agreed to take any action or knows of any fact that is reasonably likely to prevent or impede the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

Section 4.30 No Additional Representations. The Company acknowledges that neither Parent nor Merger Sub makes any representation or warranty as to any matter whatsoever except as expressly set forth in this Agreement or in any certificate delivered by Parent or Merger Sub to the Company in accordance with the terms hereof, and specifically (but without limiting the generality of the foregoing) that neither Parent nor Merger Sub makes any representation or warranty with respect to (a) any projections, estimates or budgets delivered or made available to the Company (or any of their respective Affiliates, officers, directors, employees or Representatives) of future revenues, results of operations (or any component thereof), cash flows or financial condition (or any component thereof) of Parent, its Subsidiaries or Joint Ventures of Parent or (b) the future business and operations of Parent, its Subsidiaries or Joint Ventures of Parent.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Except as disclosed in (a) the Parent SEC Documents filed on or prior to April 26, 2011 (excluding any risk factor disclosure and disclosure of risks included in any “forward-looking statements” disclaimer or similar statements included in such Parent SEC Documents that are predictive, forward-looking or primarily cautionary in nature); provided that this clause (a) shall not qualify Section 5.2 (solely to the extent related to the securities of Parent) Section 5.3(a) or Section 5.3(b), or (b) in the disclosure schedule delivered by Parent to the Company prior to the execution of this Agreement (the “Parent Disclosure Schedule”), which shall be arranged to correspond with specified sections of this Agreement but which shall serve to disclose exceptions or to qualify any other sections of this Agreement if it is reasonably apparent that such disclosure is applicable to or qualifies such other sections, Parent and Merger Sub represent and warrant to the Company as follows:

Section 5.1 Qualification, Organization, Subsidiaries, etc.

(a) Each of Parent and its Subsidiaries is a legal entity duly organized, validly existing and in good standing under the Laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets, to carry on its business as presently conducted, except where the failure of any Subsidiary to be so organized, existing or in good standing or to have such power and authority would not reasonably be expected to have, individually or in the aggregate, a material impact on Parent. Each of Parent and its Subsidiaries is qualified or licensed to do business and is in good standing as a foreign corporation in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification or license, except where the failure to be so qualified, licensed or in good standing would not reasonably be expected to have, individually or in the aggregate, a material impact on Parent.

(b) Parent has made available to the Company prior to the date of this Agreement a true and complete copy of the Organizational Documents of Parent as amended and in effect through the date hereof.

(c) Section 5.1(c) of the Parent Disclosure Schedule lists each Significant Subsidiary of Parent and its jurisdiction of organization and specifies each of the Subsidiaries of Parent that is (i) a “public utility” within the meaning of Section 201(e) of the FPA or (ii) a “qualifying facility” within the meaning of PURPA, or that owns such a qualifying facility. Parent has made available to the Company true, correct and complete copies of the Organizational Documents of each Significant Subsidiary of Parent, as amended and in effect on the date hereof.

(d) Parent is, directly or indirectly, the owner of all of the outstanding shares of capital stock or other equity interests of each Subsidiary of Parent, free and clear of any Liens and free of any other limitation or restriction (including any limitation or restriction on the right to vote, sell, transfer or otherwise dispose of such capital stock or other equity interests). All of such capital stock or other equity interests so owned by Parent have been duly authorized, validly issued, fully paid and nonassessable (and no such shares have been issued in violation of any preemptive or similar rights). Except for the shares of capital stock or other equity interests of each Subsidiary and Joint Venture of Parent, Parent does not own, directly or indirectly, any shares of capital stock or other equity or ownership interests in any Person.

Section 5.2 Capital Stock.

(a) The authorized capital stock of Parent consists of 2,000,000,000 shares of Parent Common Stock and 100,000,000 shares of preferred stock (the “Parent Preferred Stock”). As of close of business on April 21, 2011, (i) 662,418,406 shares of Parent Common Stock were outstanding, (ii) 34,743,157 shares of Parent Common Stock were held as treasury stock, (iii) 19,375,250 shares of Parent Common Stock were authorized for issuance pursuant to the long-term incentive plan of the Parent (the “Parent Incentive Plan”) and (iv) no shares of Parent Preferred Stock were issued or outstanding. All outstanding shares of Parent Common Stock are duly authorized, validly issued, fully paid and nonassessable and free of pre-emptive rights and all shares of Parent Common Stock authorized for issuance as noted in clause (iii), when issued in accordance with the respective terms thereof, will be duly authorized, validly issued, fully paid and nonassessable and free of pre-emptive rights.

(b) Except as set forth in subsection (a) above (and other than the 75,139 outstanding Commonwealth Edison Company warrants (the “ComEd Warrants”) as of December 31, 2010, pursuant to which 25,046 shares of Commonwealth Edison Company common stock were reserved for the conversion of ComEd Warrants), there are no outstanding subscriptions, options, warrants, calls, convertible securities or other similar rights, agreements or commitments relating to the issuance of capital stock to which Parent or any of its Subsidiaries is a party obligating Parent or any of its Subsidiaries to (i) issue, transfer or sell any shares of capital stock or other equity interests of Parent or any Subsidiary of Parent or securities convertible into or exchangeable for such shares or equity interests, (ii) grant, extend or enter into any such subscription, option, warrant, call, convertible securities or other similar right, agreement or arrangement, (iii) redeem or otherwise acquire any such shares of capital stock or other equity interests or (iv) provide a material amount of funds to, or make any material investment (in the form of a loan, capital contribution or otherwise) in, any Subsidiary.

(c) Except for the ComEd Warrants and awards to acquire shares of Parent Common Stock under the Parent Incentive Plan, neither Parent nor any of its Subsidiaries has outstanding bonds, debentures, notes or other obligations, the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the stockholders of Parent on any matter.

(d) There are no voting trusts or other agreements or understandings to which Parent or any of its Subsidiaries is a party with respect to the voting or registration of the capital stock or other equity interest of Parent or any of its Subsidiaries.

(e) As of the date of this Agreement, the authorized capital stock of Merger Sub consists of 1,000 shares of common stock, par value $0.01 per share, 100 of which are validly issued and outstanding. All of the issued and outstanding capital stock of Merger Sub is, and at the Effective Time will be, owned by Parent. Merger Sub has outstanding no option, warrant, right or any other agreement pursuant to which any Person other than Parent may acquire any equity security of Merger Sub. Merger Sub has not conducted any business prior to the date hereof and has, and prior to the Effective Time will have, no assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement and the Merger and the other transactions contemplated by this Agreement.

(f) Parent has delivered or made available to the Company an accurate and complete copy of the Parent Incentive Plan and the forms of Parent Stock Options or Parent RSUs (collectively, “Parent Equity Awards”). There have been no repricings of any stock options granted under any Parent Incentive Plan through amendments, cancellation and reissuance or other means during the current or prior two (2) calendar years. None of the Parent Equity Awards has been granted in contemplation of the Merger or the transactions contemplated by this Agreement and no Parent Equity Awards have been granted other than in the ordinary course since March 18, 2011. None of the stock options granted under any Parent Incentive Plan was granted with an exercise price below or deemed to be below fair market value on the date of grant. All grants of Parent Equity Awards were validly made and properly approved by the Board of Directors of Parent (or a duly authorized committee or subcommittee thereof) in compliance with all applicable Laws and recorded on the consolidated financial statements of Parent in accordance with GAAP, and, where applicable, no such grants involved any “back dating,” “forward dating” or similar practices with respect to grants of stock options granted under any Parent Incentive Plan.

Section 5.3 Corporate Authority Relative to this Agreement; No Violation.

(a) Each of Parent and Merger Sub has requisite corporate power and authority to enter into this Agreement and, subject to receipt of the Parent Stockholder Approval, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors of Parent and the Board of Directors of Merger Sub and by Parent, as the sole stockholder of Merger Sub and, except for the Parent Stockholder Approval, no other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize the consummation of the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Parent and Merger Sub and, assuming this

Agreement constitutes the legal, valid and binding agreement of the Company, constitutes the legal, valid and binding agreement of each of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

(b) The Board of Directors of Parent, at a meeting duly called and held, duly and unanimously adopted resolutions (i) determining that the terms of the Merger and the other transactions contemplated by this Agreement are advisable, fair to and in the best interests of Parent and its stockholders, (ii) approving this Agreement, the Merger, the Stock Issuance and the other transactions contemplated by this Agreement, (iii) determining that the issuance of shares of Parent Common Stock (the “Stock Issuance”) is advisable and (iv) recommending that Parent’s stockholders grant the Parent Stockholder Approval (the “Parent Recommendation”).

(c) Other than in connection with or in compliance with (i) the Exchange Act, (ii) the Securities Act, (iii) the rules and regulations of the NYSE, (iv) the HSR Act, (v) the FPA and the FERC Approval, (vi) the Atomic Energy Act and the NRC Approval, (vii) the rules and regulations of the MPSC, (viii) the rules and regulations of the NYPSC, (ix) the rules and regulations of the PUCT, (x) pre-approvals of license transfers by the FCC, and (xi) the approvals set forth in Section 5.3(c) of the Parent Disclosure Schedule (collectively, the “Parent Approvals”), and, subject to the accuracy of the representations and warranties of the Company in Section 4.3(c), no authorization, consent, Order, license, permit or approval of, or registration, declaration, notice or filing with, any Governmental Entity is necessary, under applicable Law, for the consummation by Parent or Merger Sub of the transactions contemplated by this Agreement, except for such authorizations, consents, approvals or filings that, if not obtained or made, would not reasonably be expected to have, individually or in the aggregate, a material impact on Parent.

(d) The execution and delivery of this Agreement by Parent and Merger Sub does not, and, except as described in Section 5.3(c), the consummation of the transactions contemplated hereby and compliance with the provisions hereof will not, (i) result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any material obligation or to the loss of a material benefit under any loan, guarantee of indebtedness or credit agreement, note, bond, mortgage, indenture, lease, agreement, Contract, instrument, permit, concession, franchise, right or license binding upon Parent or any of its Subsidiaries or result in the creation of any Liens, other than any Parent Permitted Lien, upon any of the properties or assets of Parent or any of its Subsidiaries, (ii) conflict with or result in any violation of any provision of the Organizational Documents of Parent or any of its Subsidiaries or (iii) conflict with or violate any applicable Laws, other than, in the case of clauses (i) and (iii), any such violation, conflict, default, termination, cancellation, acceleration, right, loss or Lien that would not reasonably be expected to have, individually or in the aggregate, a material impact on Parent.

(e) This Section 5.3 excludes any representation or warranty by Parent or any of its Subsidiaries or any Joint Venture of Parent with respect to matters relating to or arising under Environmental Laws or Hazardous Materials which are addressed in Section 5.8.

Section 5.4 Reports and Financial Statements.

(a) Parent and each of its Subsidiaries has timely filed or furnished all forms, documents and reports required to be filed or furnished prior to the date hereof by it with the SEC since January 1, 2007 (the “Parent SEC Documents”). As of their respective dates or, if amended, as of the date of the last such amendment, the Parent SEC Documents complied, and as of the Closing, all forms, documents and reports filed with the SEC subsequent to the date hereof will comply, in all material respects with the requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, as the case may be, and none of the Parent SEC Documents contain, and as of the Closing, none of the forms, documents and reports filed with the SEC subsequent to the date hereof will contain, any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b) The consolidated financial statements (including the related notes and schedules) of Parent included in the Parent SEC Documents fairly present, and as of the Closing, all consolidated financial statements (including the related notes and schedules) of Parent included in the forms, documents and reports filed with the SEC subsequent to the date hereof will fairly present, in all material respects the consolidated financial position of Parent and its consolidated Subsidiaries, as at the respective dates thereof, and the consolidated results of their operations and their consolidated cash flows for the respective periods then ended (subject, in the case of the unaudited statements, to normal year-end audit adjustments and to any other adjustments described therein, including the notes thereto) in conformity with GAAP (except, in the case of the unaudited statements, as permitted by the SEC) applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto).

Section 5.5 Internal Controls and Procedures. Parent has established and maintains disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act. Parent’s disclosure controls and procedures are reasonably designed to ensure that all material information required to be disclosed by Parent in the reports that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to Parent’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act. Parent’s management has completed an assessment of the effectiveness of Parent’s internal control over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act for the year ended December 31, 2010, and such assessment concluded that such controls were effective.

Section 5.6 No Undisclosed Liabilities. Except (a) as reflected or reserved against in Parent’s consolidated balance sheets (or the notes thereto) included in the Parent’s Annual Report on Form 10-K for the year ended December 31, 2010, (b) as permitted or contemplated by this Agreement, (c) for liabilities and obligations incurred since December 31, 2010 in the ordinary course of business and (d) for liabilities or obligations which have been discharged or paid in full in the ordinary course of business, neither Parent nor any Subsidiary of

Parent has any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, that would be required by GAAP to be reflected on a consolidated balance sheet of Parent and its consolidated Subsidiaries (or in the notes thereto), other than those which would not reasonably be expected to have, individually or in the aggregate, a material impact on Parent. Neither Parent nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off–balance sheet partnership or any similar material Contract (including any material Contract relating to any transaction or relationship between or among Parent and any of its Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any “off–balance sheet arrangement” (as defined in Item 303(a) of Regulation S-K of the SEC), where the result, purpose or effect of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, Parent or any of its Subsidiaries, in Parent’s or any of its Subsidiary’s audited financial statements or other Parent SEC Documents)). This Section 5.6 excludes any representation or warranty by Parent or any of its Subsidiaries or any Joint Venture of Parent with respect to matters relating to or arising under Environmental Laws or Hazardous Materials, which are addressed in Section 5.8.

Section 5.7 Compliance with Law; Permits.

(a) Parent and each of its Subsidiaries are in compliance with and are not in default under or in violation of any applicable Laws, except where such non-compliance, default or violation would not reasonably be expected to have, individually or in the aggregate, a material impact on the Parent. Since January 1, 2008, neither Parent nor any of its Subsidiaries has received any written notice or, to Parent’s Knowledge, other communication from any Governmental Entity regarding any actual or possible violation of, or failure to comply with, any Law, except as would not reasonably be expected to have, individually or in the aggregate, a material impact on Parent.

(b) Parent and its Subsidiaries are in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals, clearances, permissions, qualifications and registrations and Orders of any Governmental Entity necessary for Parent and its Subsidiaries to own, lease and operate their properties and assets or to carry on their businesses as they are now being conducted (the “Parent Permits”), except where the failure to have any of the Parent Permits would not reasonably be expected to have, individually or in the aggregate, a material impact on Parent. All Parent Permits are valid and in full force and effect, except where the failure to be in full force and effect would not reasonably be expected to have, individually or in the aggregate, a material impact on Parent. Parent is, and each of its Subsidiaries is, in compliance in all respects with the terms and requirements of such Parent Permits, except where the failure to be in compliance would not reasonably be expected to have, individually or in the aggregate, a material impact on Parent.

(c) This Section 5.7 excludes any representation or warranty by Parent or any of its Subsidiaries with respect to matters relating to or arising under Environmental Laws or Hazardous Materials, which are addressed in Section 5.8.

Section 5.8 Environmental Laws and Regulations. Except as would not reasonably be expected to have, individually or in the aggregate, a material impact on Parent: (i) there is no Environmental Claim pending or threatened against Parent or any Parent Subsidiary or, to the Knowledge of Parent and each Parent Subsidiary, against any Person whose liability for any Environmental Claim the Parent or any Parent Subsidiary have retained or assumed either contractually or by operation of law, (ii) Parent and its Subsidiaries are and, except for matters that have been fully resolved, since January 1, 2008 have been in compliance with all Environmental Laws (which compliance includes possession of and compliance with all material permits required under Environmental Laws for the operation of their business), and neither Parent, nor any Parent Subsidiary, has received any written communication, whether from a Governmental Entity or any other Person, alleging that Parent or any Parent Subsidiary is not in such compliance, (iii) Parent is not obligated to conduct or pay for, and is not conducting or paying for, any Cleanup at any location, (iv) there are no present, or to the Knowledge of Parent and each Parent Subsidiary, past actions, activities, circumstances, conditions, events or incidents, including the Release, threatened Release or presence of any Hazardous Material, which would reasonably be expected to form the basis of any Environmental Claim against Parent or any Parent Subsidiary, or to the Knowledge of Parent and each Parent Subsidiary, against any Person whose liability for any Environmental Claim the Parent or any Parent Subsidiary have retained or assumed either contractually or by operation of law, (v) neither Parent nor any Parent Subsidiary is a party to any order, judgment or decree that imposes any obligations or liabilities under any Environmental Law, and (vi) neither this Agreement nor the consummation of the transaction that is the subject of this Agreement will result in any obligations for site investigation or Cleanup, or notification to or consent of any Governmental Entity or third party, pursuant to any “transaction-triggered” or “responsible party transfer” Environmental Laws.

Section 5.9 Employee Benefit Plans.

(a) Section 5.9(a) of the Parent Disclosure Schedule lists all material Benefit Plans sponsored, maintained or contributed to by Parent or any of its ERISA Affiliates (the “Parent Benefit Plans”).

(b) Each Parent Benefit Plan has been maintained and administered in compliance with its terms and with applicable Law, including ERISA and the Code to the extent applicable thereto, except for such non-compliance which would not reasonably be expected to have, individually or in the aggregate, a material impact on Parent. Any Parent Benefit Plan intended to be qualified under Section 401(a) or 401(k) of the Code has received a determination letter (or the prototype plan on which such Parent Benefit Plan is based has received a favorable opinion letter) from the Internal Revenue Service. Neither Parent nor any of its Subsidiaries maintains or contributes to any plan or arrangement which provides retiree medical or welfare benefits, except as required by applicable Law. Except as would not reasonably be expected to have, individually or in the aggregate, a material impact on Parent, there does not now exist, nor to Parent’s Knowledge do any circumstances exist that would reasonably be expected to result in, any Controlled Group Liability that would be a liability of Parent or any of its Subsidiaries following the Effective Time.

(c) No Parent Benefit Plan is subject to Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code, and neither the Parent nor any of its ERISA

Affiliates has any liability thereunder except as would not reasonably be expected to have, individually or in the aggregate, a material impact on Parent. None of the Parent Benefit Plans is a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA), a “multiple employer plan” (as defined in Section 413(c) of the Code) or a “multiemployer plan” (as defined in Section 3(37) of ERISA).

(d) The consummation of the transactions contemplated by this Agreement will not, either alone or in combination with another event, (i) entitle any current or former employee, consultant or officer of Parent or any of its Subsidiaries to severance pay, unemployment compensation or any other payment, except as expressly provided in this Agreement or as required by applicable Law or (ii) accelerate the time of payment or vesting, or increase the amount of compensation due to any such employee, consultant, officer or director, except as expressly provided in this Agreement.

(e) Each Parent Benefit Plan has been operated in good faith compliance in all material respects with Section 409A of the Code and has since January 1, 2009 been operated in compliance in all material respects with Section 409A of the Code. Except as set forth on Section 5.9(e) of the Parent Disclosure Schedule, no director, officer, employee or service provider of Parent or its Affiliates is entitled to a gross-up, make-whole or indemnification payment with respect to taxes imposed under Section 409A or Section 4999 of the Code.

(f) Except as would not reasonably be expected to have, individually or in the aggregate, a material impact on Parent, there are no pending or, to Parent’s Knowledge, threatened claims with respect to any Parent Benefit Plan, by any employee or beneficiary covered under any Parent Benefit Plan or otherwise involving any Parent Benefit Plan (other than routine claims for benefits).

(g) Except as provided in this Agreement or as required under applicable Law, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement will (either alone or together with any other event where such other event would not alone have an effect described in this sentence): (i) result in any material payment (including any bonus, severance, deferred compensation, forgiveness of indebtedness or golden parachute payment) becoming due to any current or former employee under any Parent Benefit Plan; (ii) increase in any material respect any benefit otherwise payable under any Parent Benefit Plan; (iii) result in the acceleration in any material respect of the time of payment or vesting of any such benefits under any Parent Benefit Plan; (iv) result in any obligation to fund any trust or other arrangement with respect to compensation or benefits under a Parent Benefit Plan; or (v) limit, in any way, Parent’s ability to amend or terminate any Parent Benefit Plan. No payment or benefit which has been, will or may be made by Parent or any of its Subsidiaries with respect to any current or former employee in connection with the execution and delivery of this Agreement or the consummation of the transaction contemplated by this Agreement could result in a material amount of “excess parachute payments” within the meaning of Section 280G(b)(1) of the Code or material nondeductibility under Section 162(m) of the Code. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement will constitute a “change in control” (within the meaning of such term or terms of like import) under any Parent Benefit Plan.

(h) Correct and complete copies have been delivered or made available to the Company by Parent of all written Parent Benefit Plans (including all amendments and attachments thereto), all related trust documents; all material insurance Contracts or other funding arrangements to the degree applicable; the two most recent annual information filings (Form 5500) and annual financial reports for those Parent Benefit Plans (where required); the most recent determination letter from the Internal Revenue Service (where required); and the most recent summary plan descriptions; if any, for Parent Benefit Plans (including, for any Parent Benefit Plan that is not embodied in a document, a written description of the Parent Benefit Plan).

Section 5.10 Absence of Certain Changes or Events. Since January 1, 2011 and through the date of this Agreement, except as otherwise contemplated by this Agreement, the businesses of the Company and its Subsidiaries have been conducted in the ordinary course of business in all material respects, and there has not been any event, change, effect, development, condition or occurrence that, individually or in the aggregate, has been or would reasonably be expected to have, a Parent Material Adverse Effect.

Section 5.11 Investigations; Litigation. (a) There is no investigation or review pending (or, to the Knowledge of Parent, threatened) by any Governmental Entity with respect to Parent or any of its Subsidiaries, (b) there are no actions, suits, inquiries, investigations or proceedings pending (or, to the Knowledge of Parent, threatened) against or affecting Parent or any of its Subsidiaries, or any of their respective properties at law or in equity and (c) there are no Orders, judgments or decrees of, or before, any Governmental Entity, in the cases of each of clauses (a), (b) or (c), that would reasonably be expected to have a material impact on Parent. This Section 5.11 excludes any representation or warranty by Parent or any of its Subsidiaries or any Joint Venture of Parent with respect to matters relating to or arising under Environmental Laws or Hazardous Materials which are addressed in Section 5.8.

Section 5.12 Information Supplied. None of the information provided by or on behalf of Parent or its Subsidiaries for inclusion or incorporation by reference in (a) the Form S-4 will, at the time the Form S-4 becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading or (b) the Joint Proxy Statement/Prospectus will, at the date it is first mailed to Parent’s stockholders and the Company’s stockholders or at the time of the Parent Stockholders’ Meeting or the Company Stockholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that, with respect to projected financial information provided by or on behalf of Parent or its Subsidiaries, Parent represents only that such information was prepared in good faith by management of Parent on the basis of assumptions believed by such management to be reasonable as of the time made. The Joint Proxy Statement/Prospectus (other than the portion thereof relating solely to the Company Stockholders’ Meeting) and the Form S-4 (other than the portion thereof relating solely to the Company Stockholders’ Meeting) will comply as to form in all material respects with the requirements of the Securities Act and the Exchange Act and the rules and regulations promulgated thereunder.

Section 5.13 Regulatory Matters.

(a) Each of Parent’s Subsidiaries that engages in the sale of electricity at wholesale (other than any such Subsidiaries that own one or more facilities that constitute a “qualifying facility” as such term is defined under PURPA and the rules and regulations of FERC that are entitled to exemption from regulation under Section 205 of the FPA) is regulated as a “public utility” under the FPA and has market-based rate authorization to make such sales at market-based rates. Each of Parent’s Subsidiaries that directly owns generating facilities and operates their power generation facilities in compliance with all applicable standards of NERC, other than non-compliance that would not reasonably be expected to have, individually or in the aggregate, a material impact on Parent. There are no pending, or to the Knowledge of Parent, threatened, judicial or administrative proceedings to revoke a Parent’s Subsidiary’s market-based rate authorization. To the Knowledge of Parent, there are no facts that are reasonably likely to cause any of Parent’s Subsidiaries that sell electricity at wholesale to lose its market-based rate authorization, if applicable, other than where such loss would not reasonably be expected to have, individually or in the aggregate, a material impact on Parent.

(b) All filings (other than immaterial filings) required to be made by Parent or any of its Subsidiaries since January 1, 2009, with the FERC under the FPA, the NRC under the Atomic Energy Act, the Department of Energy and any applicable state public utility commissions, as the case may be, have been made, including all forms, statements, reports, agreements and all documents, exhibits, amendments and supplements appertaining thereto, including all rates, tariffs and related documents, and all such filings complied, as of their respective dates, with all applicable requirements of applicable statutes and the rules and regulations promulgated thereunder, except for filings the failure of which to make or the failure of which to make in compliance with all applicable requirements of applicable statutes and the rules and regulations promulgated thereunder, would not reasonably be expected to have, individually or in the aggregate, a material impact on Parent.

(c) Since January 1, 2008, neither Parent nor any of its Subsidiaries has received any written notice or, to Parent’s Knowledge, other communication from the NERC regarding any actual or possible material violation of, or material failure to comply with, any Law.

(d) This Section 5.13 excludes any representation or warranty by Parent or any of its Subsidiaries or any Joint Venture of Parent with respect to matters relating to or arising under Environmental Laws or Hazardous Materials which are addressed in Section 5.8.

Section 5.14 Tax Matters. Except as would not reasonably be expected to have, individually or in the aggregate, a material impact on Parent:

(a) Parent and its Subsidiaries (i) have duly and timely filed (taking into account any extension of time within which to file) all Tax Returns required to have been filed by or with respect to Parent or any of its Subsidiaries, and all such Tax Returns are true, correct and complete, (ii) have duly and timely paid all Taxes shown as due on such Tax Returns, (iii) have adequate accruals and reserves, in accordance with GAAP, on the financial statements included in the Parent SEC Documents for all Taxes payable by Parent and its Subsidiaries for all taxable periods and portions thereof through the date of such financial statements and (iv) have not received written notice of any deficiencies for any Tax from any taxing authority, against Parent or any of its Subsidiaries for which there are not adequate reserves on the financial statements included in the Parent SEC Documents.

(b) Neither Parent nor any of its Subsidiaries is the subject of any currently ongoing tax audit or other proceeding with respect to Taxes nor has any Tax audit or other proceeding with respect to Taxes been proposed against any of them in writing. As of the date of this Agreement, there are no pending requests for waivers of the time to assess any Tax. Neither Parent nor any of its Subsidiaries has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency. There are no Liens for Taxes on any of the assets of Parent or any of its Subsidiaries other than Parent Permitted Liens. No claim has ever been made in writing by a taxing authority of a jurisdiction where Parent or one of its Subsidiaries has not filed Tax Returns claiming that Parent or such Subsidiary is or may be subject to taxation by that jurisdiction.

(c) Neither Parent nor any of its Subsidiaries is obligated by any written Contract, agreement or other arrangement to indemnify any other Person (other than Parent and its Subsidiaries) with respect to Taxes. Neither Parent nor any of its Subsidiaries is a party to or bound by any written Tax allocation, indemnification or sharing agreement (other than an agreement with Parent or its Subsidiaries). Neither Parent nor any of its Subsidiaries is liable under Treasury Regulation Section 1.1502-6 (or any similar provision of the Tax Laws of any state, local or foreign jurisdiction) for any Tax of any Person other than Parent and its Subsidiaries.

(d) Parent and its Subsidiaries have withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party.

(e) Neither Parent nor any of its Subsidiaries was a “distributing corporation” or “controlled corporation” in a transaction intended to qualify under Section 355 of the Code within the past two (2) years or otherwise as part of a plan that includes the Merger.

(f) Neither Parent nor any of its Subsidiaries has participated in any “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4.

(g) Parent has made available to the Company or its legal or accounting representative copies of all foreign, federal and state income Tax Returns for Parent and each of its Subsidiaries filed for all periods including and after the period ended December 31, 2008.

(h) Neither Parent nor any of its Subsidiaries (i) has filed any extension of time within which to file any Tax Returns that have not been filed, except in the ordinary course of business, (ii) has granted any power of attorney that is in force with respect to any matters relating to any Taxes, (iii) has applied for a ruling from a taxing authority relating to any Taxes that has not been granted or has proposed to enter into an agreement with a taxing authority that is pending or (iv) has, since December 31, 2008, entered into any “closing agreement” as described in Section 7121 of the Code (or any similar provision of state, local or foreign Tax Law) or been issued any private letter rulings, technical advice memoranda or similar agreement or rulings by any taxing authority.

Section 5.15 Employment and Labor Matters.

(a)(i) Neither Parent nor any of its Subsidiaries is a party to or bound by any collective bargaining or similar agreement or work rules or practices with any labor union, labor organization or employee association applicable to employees of Parent or any of its Subsidiaries (“Parent Employees”), (ii) there are no strikes or lockouts with respect to any Parent Employees, (iii) to the Knowledge of Parent, there is no union recognition, certification or organizing effort pending or threatened against Parent or any of its Subsidiaries, (iv) there is no unfair labor practice, labor dispute, grievance (other than routine individual grievances) or labor arbitration proceeding pending or, to the Knowledge of Parent, threatened with respect to Parent Employees and (v) there is no organized slowdown or work stoppage in effect or, to the Knowledge of Parent, threatened with respect to Parent Employees except, with respect to clause (iv), as would not reasonably be expected to have, individually or in the aggregate, a material impact on Parent.

(b) Except for such matters which would not reasonably be expected to have, individually or in the aggregate, a material impact on Parent, Parent and its Subsidiaries are, and have been, in compliance with all applicable Laws respecting (i) employment and employment practices, (ii) terms and conditions of employment and wages and hours and (iii) unfair labor practices. Neither Parent nor any of its Subsidiaries has any liabilities under the WARN Act as a result of any action taken by Parent or any of its Subsidiaries (other than at the written direction of the Company or as a result of any of the transactions contemplated hereby) that would reasonably be expected to have, individually or in the aggregate, a material impact on Parent.

Section 5.16 Intellectual Property. Except as would not reasonably be expected to be, individually or in the aggregate, material, either Parent or a Subsidiary of Parent owns, or is licensed or otherwise possesses legally enforceable rights to use, all Intellectual Property used in or necessary for their respective businesses as currently conducted, free and clear of all Liens other than Parent Permitted Liens. Except as would not reasonably be expected to have, individually or in the aggregate, a material impact on Parent, (a) as of the date hereof, there are no pending or, to the Knowledge of Parent, threatened claims by any Person alleging infringement or other violation of any Intellectual Property of any Person by Parent or any of its Subsidiaries for their use of the Intellectual Property owned by Parent or any of its Subsidiaries or the conduct of their respective businesses as currently conducted, (b) to the Knowledge of Parent, the conduct of the respective businesses of Parent and its Subsidiaries does not infringe or otherwise violate any Intellectual Property rights of any Person, (c) as of the date hereof, neither Parent nor any of its Subsidiaries has any claim pending against any Person alleging infringement or other violation of any Intellectual Property owned by Parent or any of its Subsidiaries and (d) to the Knowledge of Parent, no Person is infringing or otherwise violating any Intellectual Property owned by Parent or any of its Subsidiaries.

Section 5.17 Real Property. Parent or its applicable Subsidiary has (a) good and insurable title or (b) good and valid leasehold interest in and to each material parcel of real property owned or leased, as applicable, by Parent or any of its Subsidiaries, subject to any Liens (other than Parent Permitted Liens) or exceptions that would not, individually or in the aggregate, reasonably be expected to have a material impact on Parent

Section 5.18 Required Vote of Parent Stockholders; Merger Sub Approval.

(a) The affirmative vote of the holders of a majority of the outstanding Parent Common Stock present in person or represented by proxy at the Parent Stockholders’ Meeting, as required by Section 312.03 of the NYSE Listed Company Manual, is the only vote of holders of securities of Parent which is required to approve the Stock Issuance (the “Parent Stockholder Approval”).

(b) Merger Sub has taken all necessary corporate action to approve this Agreement, the Merger and the other transactions contemplated hereby.

Section 5.19 Ownership of Nuclear Power Plants. The operations of the nuclear generation stations owned, in whole or part, by Parent or its Subsidiaries (such operations, collectively, the “Parent Nuclear Facilities”) are and have been conducted in compliance with all applicable Laws and Parent Permits, except for such failures to comply that, individually or in the aggregate, have not had and could not reasonably be expected to have a material impact on Parent. Each of the Parent Nuclear Facilities maintains, and is in material compliance with, emergency plans designed to respond to an unplanned release therefrom of radioactive materials and each such plan conforms with the requirements of applicable Law in all material respects. The plans for the decommissioning of each of the Parent Nuclear Facilities and for the storage of spent nuclear fuel conform with the requirements of applicable law in all material respects and, solely with respect to the portion of the Parent Nuclear Facilities owned, directly or indirectly, by the Parent, are funded to the full extent required by applicable Law without reliance upon substitute funding mechanisms such as guarantees or letters of credit. Since December 31, 2008, the operations of the Parent Nuclear Facilities have not been the subject of any notices of violation, any ongoing proceeding, NRC Diagnostic Team Inspections or requests for information from the NRC or any other agency with jurisdiction over such facility, except for such notices or requests for information that, individually or in the aggregate, have not had and could not reasonably be expected to have a material impact on Parent. No Parent Nuclear Facility is listed by the NRC in the Unacceptable Performance column of the NRC Action Matrix, as a part of NRC’s Assessment of Licensee Performance. Liability insurance to the full extent required by law for operating the Parent Nuclear Facilities remains in full force and effect regarding such facilities, except for failures to maintain such insurance in full force and effect that, individually or in the aggregate, have not had and could not reasonably be expected to have a material impact on Parent.

Section 5.20 Material Contracts.

(a) Except for this Agreement, the Parent Benefit Plans and agreements filed as exhibits to the Parent SEC Documents or to any forms, reports or documents filed with the SEC subsequent to the date hereof, neither Parent nor any of its Subsidiaries is a party to or bound by:

(i) any coal supply agreement, coal transportation agreement, power sale, power purchase or offtake agreement or other fuel purchase, sale or transportation agreement that (A) is subject to profit-sharing arrangements where the amount required to be shared with a third party could reasonably be expected to exceed $400 million over the life of the transaction, (B) contains “take or pay,” “liquidated damages” or “termination, closeout or liquidation” provisions associated with a transaction with a notional amount of $2 billion or more or (C) creates actual indebtedness of Parent or results in imputed indebtedness to Parent as assigned by Standard & Poor’s or Moody’s in an amount greater than $400 million (using customary discounting); provided, for the purposes of this Section 5.20(a)(i), any imputed indebtedness amount associated with a physical power transaction entered into by Parent or any of its Subsidiaries (the “Parent Power Purchaser”) shall be net of expected ISO revenues related to the capacity rights and other related energy products assigned to the Parent Power Purchaser in such transaction for the years in which such capacity or other related energy products have been sold prior to the execution of such transaction in a forward ISO capacity auction; provided, however, such netting only shall occur with respect to a power transaction if the transaction (i) specifies the generation unit which will be the source of the power, capacity and other related energy products delivered to the Parent Power Purchaser and (ii) assigns the rights to the ISO revenues for such capacity or other related energy products in such years to the Parent Power Purchaser;

(ii) any Contract imposing any material restriction on the right or ability of Parent or any of its Subsidiaries to (A) compete with any other Person, (B) acquire or dispose of the securities of another Person or (C) engage or compete in any line of business or in any geographic area or that contains restrictions on pricing or exclusivity or non-solicitation provisions with respect to customers; or

(iii) any Contract with an aggregate principal amount, or providing for an aggregate obligation, in excess of $200 million (A) evidencing any credit facility of Parent or any of its Subsidiaries or (B) guaranteeing obligations for borrowed money or other obligations of a third party other than any Subsidiary.

All Contracts of the types referred to in clauses (i), (ii) and (iii) in this Section 5.20(a) and any Contract that is a material Contract required to be filed as an exhibit to Parent’s Annual Report on Form 10-K pursuant to Item 601(b)(10) of Regulation S-K of the SEC are referred to herein as “Parent Material Contracts.”

(b) Neither Parent nor any Subsidiary of Parent is in breach of or default under the terms of any Parent Material Contract where such breach or default would reasonably be expected to, individually or in the aggregate, have a material impact on Parent. To the Knowledge of Parent, no other party to any Parent Material Contract is in breach of or default under the terms of any Parent Material Contract where such breach or default would reasonably be expected to, individually or in the aggregate, have a material impact on Parent. Except as would not reasonably be expected to, individually or in the aggregate, have a material impact on Parent, each Parent Material Contract is a valid and binding obligation of Parent or the Subsidiary of Parent which is party thereto and, to the Knowledge of Parent, of each other party thereto, and is in full force and effect, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws, now or hereafter in effect, relating to creditors’ rights generally and (ii) equitable remedies of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

Section 5.21 Opinions of Financial Advisors. The Board of Directors of Parent has received the opinions of Barclays Capital Inc., J.P. Morgan Securities LLC and Evercore Group L.L.C. (collectively, the “Parent Financial Advisors”), dated as of one day within the date of this Agreement, substantially to the effect that, as of such date, and subject to the limitations and assumptions set forth therein, the Exchange Ratio is fair to Parent from a financial point of view. Parent shall, promptly following receipt of said opinions in written form, furnish an accurate and complete copy of said opinions to the Company for informational purposes only.

Section 5.22 Finders or Brokers. Except for the Parent Financial Advisors and Loop Capital LLC, neither Parent nor any of its Subsidiaries has employed any investment banker, broker or finder in connection with the transactions contemplated by this Agreement who is entitled to any fee or any commission from Parent or any of its Subsidiaries in connection with or upon consummation of the Merger.

Section 5.23 Insurance. Parent and its Subsidiaries maintain insurance in such amounts and against such risks substantially as Parent believes to be customary for the industries in which it and its Subsidiaries operate. Neither Parent nor any of its Subsidiaries has received notice of any pending or threatened cancellation with respect to any such material insurance policy, and each of its Subsidiaries is in compliance in all material respects with all conditions contained therein.

Section 5.24 Derivative Products.

(a) Parent and each of its Subsidiaries has established risk parameters, limits and guidelines, including daily value at risk and stop loss limits and liquidity guidelines, in compliance with the risk management policies approved by Parent’s corporate risk management committee (the “Parent Trading Policies”), and Parent’s Board of Directors has approved VaR limits as set forth in Section 5.24(a) of the Parent Disclosure Schedule (the “Parent Approved VaR Limit”). To the Knowledge of Parent, all Derivative Products entered into for the account of Parent or any of its Subsidiaries on or prior to the date hereof were entered into in accordance with the Parent Trading Policies, with exceptions having been handled in all material respects according to Parent’s risk management processes as in effect at the time at which such exceptions were handled, to restrict the level of risk that Parent or any of its Subsidiaries is authorized to take, individually and in the aggregate, with respect to Derivative Products and monitor compliance with such risk parameters and applicable Law and policies of any Governmental Entity. Compliance with the Parent Trading Policies is monitored by the Senior Vice President and Chief Risk Officer of Parent and is periodically reviewed with the audit committee of the Board of Directors of Parent.

(b) At no time since January 1, 2009 has (i) the net position resulting from all physical commodity transactions, exchange-traded futures and options transactions, over-the-counter transactions and derivatives thereof and similar transactions (the “Net Parent Position”) in the trading portfolio of Parent and its Subsidiaries (the “Parent Trading Portfolio”) not been within the risk parameters in all material respects that are set forth in the Parent Trading Policies except for such Net Parent Positions that have been subsequently corrected in accordance with the Parent Trading Policies and (ii) either Parent or any of its Subsidiaries, in accordance with their respective mark-to-market accounting policies, experienced an aggregate net loss in the Parent Trading Portfolio that would reasonably be expected to have, individually or in the aggregate, a material impact on Parent. The Parent Trading Portfolio has been marked to market at Fair Value.

(c) As of the date of this Agreement, Parent’s VaR is in compliance with the Parent Approved VaR Limit (except for temporary increases set forth in Section 5.24(c) of the Parent Disclosure Schedule), and Parent and its Subsidiaries are operating in compliance with the Parent Trading Policies in all material respects.

(d) Parent has made available to the Company a true and complete copy of the Parent Trading Policies, and the Parent Trading Policies contain a true and correct description of the practice of Parent and its Subsidiaries with respect to Derivative Products, as of the date of this Agreement.

Section 5.25 Regulation as a Utility. Commonwealth Edison Company is regulated as a public utility and an electric utility by the State of Illinois and by no other state. PECO is regulated as a public utility by the Commonwealth of Pennsylvania and by no other state. ComEd of Indiana, Inc. is regulated as a public utility by the State of Indiana and by no other state. Except as set forth above, neither Parent nor any “subsidiary company” or “affiliate” of Parent is subject to regulation as a public utility or public service company (or similar designation) by any other state in the United States or any foreign country.

Section 5.26 Nuclear Decommissioning Trusts.

(a) Each NDT of Parent is a trust, validly existing under the laws of the state in which the trust is organized with all requisite authority to conduct its affairs as it now does. Each NDT of Parent is in full compliance in all material respects with all applicable Laws of the NRC. Parent and/or the trustee of each NDT of Parent has/have filed or caused to be filed with the NRC and any other Governmental Entity all material forms, statements, reports, documents (including all exhibits, amendments and supplements thereto) required to be filed by such entities.

(b) No QDF of Parent has engaged in any acts of “self-dealing” within the meaning of Treasury Regulation Section 1.468A-5(b)(2). No “excess contribution,” within the meaning of Treasury Regulation Section 1.468A-5(c)(2)(ii), has been made to any QDF of Parent which has not been withdrawn within the period provided under Treasury Regulation Section 1.468A-5(c)(2)(i). Parent has timely made a valid election described in Section 468A(a) of the Code which meets the requirements of Treasury Regulation Section 1.468A-7 with respect to each QDF of Parent since the first taxable year after the establishment of such QDF.

(c) The QDFs of Parent have filed all income and other material Tax Returns required to be filed, including returns for estimated income Taxes, such Tax Returns are true, correct and complete in all material respects, and all Taxes of the QDFs of Parent (regardless of being shown to be due on such Tax Returns) have been paid in full. No notice of deficiency or assessment has been threatened or received from any taxing authority with respect to any Taxes of any QDF of Parent which have not been fully paid or finally settled. There are no Liens for Taxes (other than for Taxes not yet due and payable) on the assets of any QDF of Parent.

(d) Each NDF of Parent is classified as a grantor trust owned by Parent under Sections 671 through 677 of the Code.

Section 5.27 Regulatory Proceedings. Other than fuel adjustment or purchase gas adjustment or similar adjusting rate mechanisms, none of Parent nor any of its Subsidiaries all or part of whose rates or services are regulated by a Governmental Entity (a) is a party to any rate proceeding before a Governmental Entity with respect to rates charged by Parent or any of its Subsidiaries other than in the ordinary course, (b) has rates that have been or are being collected subject to refund, pending final resolution of any rate proceeding pending before a Governmental Entity or on appeal to a court or (c) is a party to any Contract with any Governmental Entity entered into other than in the ordinary course imposing conditions on rates or services in effect as of the date hereof or which, to the Knowledge of Parent, are as of the date hereof scheduled to go into effect at a later time, except, in case of clauses (a) through (c) that would not, individually or in the aggregate, reasonably be expected to have a material impact on Parent. No representation or warranty with respect to the Parent Permits is made by this Section 5.27.

Section 5.28 Reorganization Under the Code. Neither Parent nor any of its Subsidiaries has taken or agreed to take any action or knows of any fact that is reasonably likely to prevent or impede the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

Section 5.29 Lack of Ownership of Company Common Stock. Except as held by any NDT of Parent or Parent Benefit Plan, neither Parent nor any of its Subsidiaries beneficially owns directly or indirectly, any shares of Company Common Stock or other securities convertible into, exchangeable for or exercisable for shares of Company Common Stock or any securities of any Subsidiary of the Company, and neither Parent nor any of its Subsidiaries has any rights to acquire any Shares except pursuant to this Agreement. There are no voting trusts or other agreements or understandings to which Parent or any of its Subsidiaries is a party with respect to the voting of the capital stock or other equity interest of the Company or any of its Subsidiaries.

Section 5.30 No Additional Representations. Parent and Merger Sub acknowledge that the Company makes no representation or warranty as to any matter whatsoever except as expressly set forth in this Agreement or in any certificate delivered by the Company to Parent or Merger Sub in accordance with the terms hereof, and specifically (but without limiting the generality of the foregoing) that the Company makes no representation or warranty with respect to (a) any projections, estimates or budgets delivered or made available to Parent or

Merger Sub (or any of their respective Affiliates, officers, directors, employees or Representatives) of future revenues, results of operations (or any component thereof), cash flows or financial condition (or any component thereof) of the Company, its Subsidiaries or Company Joint Ventures or (b) the future business and operations of the Company, its Subsidiaries or Company Joint Ventures.

ARTICLE VI

COVENANTS AND AGREEMENTS

Section 6.1 Conduct of Business by the Company.

(a) From and after the date hereof and prior to the earlier of the Effective Time or the date, if any, on which this Agreement is terminated pursuant to Section 8.1 (the “Termination Date”), and except (i) as may be required by applicable Law or at the direction of any independent system operator, regional transmission organization, or control area operator, (ii) as may be agreed in writing by Parent (which consent shall not be unreasonably withheld, delayed or conditioned), (iii) as may be contemplated or required by this Agreement, or (iv) as set forth in Section 6.1 of the Company Disclosure Schedule, the Company covenants and agrees with Parent that the business of the Company and its Subsidiaries shall be conducted in, and that such entities shall not take any action except in, the ordinary course of business and shall use their reasonable best efforts to preserve intact their present lines of business, maintain their rights and franchises and preserve satisfactory relationships with Governmental Entities, employees, customers and suppliers.

(b) Except as may be permitted pursuant to Sections 6.1(a)(i)-(iv), the Company agrees with Parent, on behalf of itself and its Subsidiaries, that between the date hereof and the Effective Time, without the prior written consent of Parent (which consent shall not be unreasonably withheld, delayed or conditioned), the Company:

(i) shall not, and shall not permit any of its Subsidiaries to, declare, set aside or pay any dividends on or make any distribution with respect to its outstanding shares of capital stock (whether in cash, assets, stock or other securities of the Company or its Subsidiaries), except (A) subject to Section 6.20, the declaration and payment of quarterly cash dividends with respect to the Company Common Stock not to exceed the current dividend rate, with record dates and payment dates consistent with the Company’s past dividend practice, (B) the declaration and payment of dividends from a Subsidiary of the Company to the Company or to another wholly-owned Subsidiary of the Company and (C) the payment by BGE of the regular quarterly dividends on its 7.125% Cumulative Preference Stock, 1993 Series, 6.97% Cumulative Preference Stock, 1993 Series, 6.70% Cumulative Preference Stock, 1993 Series, and 6.99% Cumulative Preference Stock, 1995 Series, in each case not to exceed the current dividend rate, with record dates and payment dates consistent with BGE’s past dividend practice;

(ii) shall not, and shall not permit any of its Subsidiaries to, adopt a plan of complete or partial liquidation, dissolution, merger,

consolidation, restructuring, recapitalization or other reorganization (except for mergers and consolidations in connection with transactions permitted pursuant to Section 6.1(b)(iv) or Section 6.4(e)), other than any mergers, consolidations, restructurings, recapitalizations, dissolutions, liquidations or reorganizations among the Company and its Subsidiaries or among the Company’s Subsidiaries in the ordinary course and that do not adversely affect the Company;

(iii) except for transactions between the Company and its Subsidiaries or among the Company’s Subsidiaries in the ordinary course and that do not adversely affect the Company, shall not, and shall not permit any of its Subsidiaries, to prepay, redeem, repurchase, defease, cancel or otherwise acquire any Indebtedness or guarantees thereof of the Company or any Subsidiary, excluding (A) at stated maturity, (B) any required amortization payments and mandatory prepayments (including mandatory prepayments arising from any change of control put rights to which holders of such Indebtedness or guarantees thereof may be entitled) and (C) Indebtedness or guarantees thereof arising under the agreements disclosed in Section 6.1 of the Company Disclosure Schedule, in each case in accordance with the terms of the instrument governing such indebtedness as in effect on the date hereof;

(iv) shall not, and shall not permit any of its Subsidiaries to, make any acquisition of any other Person or business or make any loan, advance or capital contribution to, investment in, or lease from any other Person except (A) in the ordinary course of business, (B) as contemplated by the Company’s annual budget for 2011 and capital expenditure plan for 2012, in each case as made available to Parent prior to the date of this Agreement (the “Company Budget and Capital Expenditure Plan”), (C) as required by existing Contracts, (D) as made in connection with any transaction solely between the Company and a wholly-owned Subsidiary of the Company or between wholly-owned Subsidiaries of the Company other than through the repurchase of equity awards in the ordinary course of business, or (E) acquisitions within the same lines of business as the NewEnergy Business of any other Person or business or investments or capital contributions in any other Person with a value of less than $250 million, individually, or $400 million, in the aggregate;

(v) shall not, and shall not permit any of its Subsidiaries to, authorize any capital expenditures in excess of $100 million in the aggregate, except for (A) expenditures contemplated by the Company Budget and Capital Expenditure Plan, (B) expenditures required by existing Contracts or (C) expenditures made as prudent in response to any requirement of Law or Company Permit or casualty, accident or emergency, whether caused by war, terrorism, weather events, public health events, outages or otherwise;

(vi) except for transactions among the Company and its wholly-owned Subsidiaries or among the Company’s wholly-owned Subsidiaries, shall not, and shall not permit any of its Subsidiaries to, (A) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or (B) purchase, redeem or otherwise acquire any shares of its capital stock or any rights, warrants or options to acquire any such shares;

(vii) except as required by Law, written agreements in effect prior to the date hereof and previously disclosed to Parent, by Company Benefit Plans or in response to any casualty, accident or emergency, whether caused by war, terrorism, weather events, public health events, outages or otherwise, shall not, and shall not permit any of its Subsidiaries to, (A) increase the compensation or other benefits payable or provided to the Company’s or any of its Subsidiaries’ directors, officers or employees, except in the ordinary course of business or which shall not materially increase aggregate compensation expense in any salary grade for employees of the Company or any of its Subsidiaries, (B) enter into any employment, change of control, severance or retention agreement with any director, officer or employee of the Company or any of its Subsidiaries except for severance agreements entered into with employees who are not executive officers of the Company in connection with terminations of employment in the ordinary course of business, (C) establish, adopt, enter into, accelerate any rights or benefits under or amend any plan, policy, program or arrangement for the benefit of any current or former directors, officers or employees or any of their beneficiaries, except, in the case of clauses (A), (B) or (C), with respect to employees who are not executive officers of the Company in connection with new hires or in connection with promotions based on job performance or workplace requirements, and in each case, in the ordinary course of business, or which together with such other increases shall not materially increase aggregate compensation expense in any salary grade for employees of the Company or any of its Subsidiaries, (D) enter into, terminate, accelerate any rights or benefits under, amend or renew any collective bargaining agreement or (E) hire or promote any employee to an executive officer position of the Company, BGE or the NewEnergy Business without consulting with Parent;

(viii) shall not, and shall not permit any of its Subsidiaries to, materially change financial accounting policies or procedures or any of its methods of reporting income, deductions or other material items for financial accounting purposes, except as required by GAAP, SEC rule or policy or applicable Law (which shall not restrict any normal purchase/normal sale designation or designation of hedge accounting relationships for derivatives in the ordinary course of business, in each case in accordance with GAAP);

(ix) shall not (A) adopt any amendments to the Organizational Documents of the Company, (B) permit BGE to adopt any amendments to the Organizational Documents of BGE, (C) permit CENG to adopt any amendments to the Organizational Documents of CENG and (D) permit any of its other Subsidiaries to adopt any amendments to their respective Organizational Documents in any material respect;

(x) except for transactions among the Company and its wholly-owned Subsidiaries or among the Company’s wholly-owned Subsidiaries, shall not, and shall not permit any of its Subsidiaries to, issue, sell, pledge, dispose of or encumber, or authorize the issuance, sale, pledge, disposition or encumbrance of, any shares of its capital stock or other ownership interest in the Company or any of its Subsidiaries or any securities convertible into or exchangeable for any such shares or ownership interest, or any rights, warrants or options to acquire any such shares of capital stock, ownership interest or convertible or exchangeable securities or take any action to cause to be exercisable any otherwise unexercisable option under any existing stock option plan (except as otherwise provided by the terms of this Agreement or the express terms of any unexercisable or unexercised options or warrants outstanding on the date hereof), other than (A) issuances of shares of Company Common Stock under any retirement plan or shareholder investment plan of the Company in effect as of the date hereof or in respect of any exercise of Company Stock Options and settlement of any Company RSUs outstanding on the date hereof or as may be granted after the date hereof as permitted under this Section 6.1(b) and (B) the sale or withholding of shares of Company Common Stock or the vesting and/or payment of Restricted Shares or Company RSUs pursuant to the exercise of options to purchase Company Common Stock if necessary to effectuate a direction upon exercise, vesting and/or payment, as applicable, of any such award for the payment of any applicable exercise price or required withholding of Taxes, in each case as in effect as of the date hereof;

(xi) except for (A) agreements or arrangements or borrowings incurred under existing credit facilities or commercial paper programs in the ordinary course of business, (B) refinancing of existing indebtedness at or near maturity, (C) financing for any utility Subsidiary of the Company or (D) financing acquisitions contemplated by clause (E) of Section 6.1(b)(iv) so long as such acquisition-related financing does not result in the indebtedness of the Company being downgraded by Standard & Poor’s or Moody’s, shall not, and shall not permit any of its Subsidiaries to, incur any indebtedness for borrowed money or guarantee any such indebtedness of another Person or issue or sell any debt securities or warrants or other rights to acquire any debt securities, guarantee any debt securities of another Person or enter into any “keep well” or other agreement to maintain any financial condition of another Person;

(xii) except for transactions among the Company and its wholly-owned Subsidiaries or among the Company’s wholly-owned Subsidiaries or required by existing Contracts or sales of inventories, fuel, electricity, emissions allowances, other commodities or Derivative Products, other trading or marketing activities, or sales of obsolete or worthless assets, each in the ordinary course of the Company’s business, shall not sell, lease, license, transfer, exchange or swap, mortgage (including securitizations) or otherwise dispose of any material portion of its material properties or assets, including the Equity Interests of Subsidiaries or Company Joint Ventures; provided that the Company shall not sell, transfer or otherwise dispose of any Equity Interest in CENG;

(xiii) shall not enter into any Contracts of the type referred to in clauses (i) or (ii) of Section 4.21(a);

(xiv) shall not, and shall not permit any of its Subsidiaries, to modify or amend any Contract if the new obligation created by such modification or amendment, by itself, would constitute a Contract of the type referred to in clauses (i) or (ii) of Section 4.21(a);

(xv) shall not, and shall not permit any of its Subsidiaries to enter into any outsourcing Contracts;

(xvi) shall not amend or terminate the Company Trading Policies, except for amendments that do not increase the overall net risk to the Company and its Subsidiaries taken as a whole in any material respect, or take any action that materially violates the Company Trading Policies or that causes the Net Company Position to be materially outside the risk parameters set forth in the Company Trading Policies; provided that the Company shall not amend any VaR limit under the Company Trading Policies;

(xvii) except as required by a change in Law, shall not make, change or revoke any material Tax election, file any material amended Tax Return, settle or compromise any material Tax liability or refund, forgo any material Tax refund, enter into any closing agreement or private letter ruling or settle any material claim or assessment relating to Taxes or consent to any material claim or assessment relating to Taxes or any waiver of the statute of limitations for any such claim or assessment, in each case, if such action could have an adverse effect that, individually or in the aggregate, is material to the Company or its Subsidiaries;

(xviii) waive, release, assign, settle or compromise any claim, action or proceeding, other than waivers, releases, assignments, settlements or compromises that (A) involve the payment of monetary damages equal to or lesser than the amounts specifically reserved with respect thereto on the balance sheet as of December 31, 2010 included in the Company SEC Documents or that do not exceed $100 million individually or in the aggregate in any 12-month period and (B) if involving any non-monetary outcome, will not have a material effect on the continuing operations of the Company;

(xix) shall not permit BGE to propose, make or implement any new, or any changes to any of its existing, rates or charges, rate structure, standards of service or regulatory accounting or execute any agreement with respect thereto except (A) pursuant to routine filings made in the ordinary course of business, provided that a general rate case filing or a filing to implement a new surcharge or tracker (as opposed to a filing to adjust rates under an existing surcharge or tracker) will not be considered to be in the ordinary course of business or (B) as required by a Governmental Entity of competent jurisdiction;

(xx) shall not, and shall not permit any of its Subsidiaries to retire, commit to retire or otherwise indicate an intention to retire any generation facility of the Company or any of its Subsidiaries;

(xxi) shall not, and shall not permit any of its Subsidiaries to agree or consent to any material agreements or material modifications of existing agreements with any Governmental Entity in respect of operations of the Company and its Subsidiaries except (A) as required by Law, (B) in the ordinary course of business or (C) to renew Company Permits;

(xxii) shall not, and shall not permit any of its Subsidiaries to, knowingly or intentionally take any action that would reasonably be expected to prevent or materially delay the consummation of the transactions contemplated by this Agreement; and

(xxiii) shall not, and shall not permit any of its Subsidiaries to, authorize, resolve, or agree or commit, in writing or otherwise, to take any of the foregoing actions.

(c) The Company shall use commercially reasonable efforts to the extent expressly permitted by Contracts or Organizational Documents to which the Company and its Subsidiaries are party to cause the Company Joint Ventures to comply with this Section 6.1 unless Parent otherwise consents (which consent shall not be unreasonably withheld, conditioned or delayed); provided, however, that the foregoing shall not require the Company or any of its Subsidiaries to take any action to require any Company Joint Venture to (i) comply with Section 6.1(b)(i), (ii) breach any Contract to which such Company Joint Venture is a party, (iii) impose any restriction in connection with (A) any matter relating to safety, reliability of service or security of the business or operations of the applicable Company Joint Venture or (B) any action or undertaking contemplated by CENG’s annual budget for 2011 or 2012 or capital expenditure plan for 2011 or 2012.

Section 6.2 Conduct of Business by Parent.

(a) From and after the date hereof and prior to the earlier of the Effective Time or the Termination Date, if any, and except (i) as may be required by applicable Law or at the direction of any independent system operator, regional transmission organization, or control area operator, (ii) as may be agreed in writing by the Company (which consent shall not be unreasonably withheld, delayed or conditioned), (iii) as may be contemplated or required by this Agreement, or (iv) as set forth in Section 6.2 of the Parent Disclosure Schedule, Parent covenants and agrees with the Company that the business of Parent and its Subsidiaries shall be conducted in, and that such entities shall not take any action except in, the ordinary course of business and shall use their reasonable best efforts to preserve intact their present lines of business, maintain their rights and franchises and preserve satisfactory relationships with Governmental Entities, employees, customers and suppliers.

(b) Except as may be permitted pursuant to Sections 6.2(a)(i) - (iv), Parent agrees with the Company, on behalf of itself and its Subsidiaries, that between the date hereof and the Effective Time without the prior written consent of the Company (which consent shall not be unreasonably withheld, delayed or conditioned), Parent:

(i) shall not, and shall not permit any of its Subsidiaries to, declare, set aside or pay any dividends on or make any distribution with respect to its outstanding shares of capital stock (whether in cash, assets, stock or other securities of Parent or its Subsidiaries), except (A) subject to Section 6.20, the declaration and payment of quarterly cash dividends with respect to the Parent Common Stock not to exceed the current dividend rate, with record dates and payment dates consistent with Parent’s past dividend practice, (B) the declaration and payment of dividends from a Subsidiary of Parent to Parent or to another wholly-owned Subsidiary of Parent and (C) the payment by PECO of the regular quarterly dividends on its $4.68 Series Cumulative Preferred Stock, $4.40 Series Cumulative Preferred Stock, $4.30 Series Cumulative Preferred Stock and $3.80 Series Cumulative Preferred Stock, in each case not to exceed the current dividend rate, with record dates and payment dates consistent with PECO’s past dividend practice;

(ii) shall not, and shall not permit any of its Subsidiaries to, adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization (except for mergers and consolidations in connection with transactions permitted pursuant to Section 6.2(b)(iii) or Section 6.5(e)), other than any mergers, consolidations, restructurings or reorganizations among Parent and its Subsidiaries or among Parent’s Subsidiaries in the ordinary course and that do not adversely affect Parent;

(iii) shall not, and shall not permit any of its Subsidiaries to make any acquisition of any other Person or business or make any loan or advance to or lease from any other Person except (A) in the ordinary course of business, (B) as contemplated by Parent’s annual budget for 2011 and capital expenditure plan for 2012, in each case as made available to the Company prior to the date of this Agreement, (C) as required by existing Contracts, (D) as made in connection with any transaction solely between Parent and a wholly-owned Subsidiary of Parent or between wholly-owned Subsidiaries of Parent other than through the repurchase of equity awards in the ordinary course of business, (F) loans or advances to or leases from any other Persons with a value of less than $400 million in the aggregate, or (G) subject to Section 6.2(b)(vii), acquisitions of other Persons or businesses or investments or capital contributions in other Persons with a value of less than $2.0 billion in the aggregate that do not require the approval of the stockholders of Parent;

(iv) except for transactions among Parent and its wholly-owned Subsidiaries or among Parent’s wholly-owned Subsidiaries, shall not, and shall not permit any of its Subsidiaries to, (A) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or

(B) purchase, redeem or otherwise acquire any shares of its capital stock or any rights, warrants or options to acquire any such shares;

(v) shall not, and shall not permit any of its Subsidiaries to, materially increase the compensation expenses of Parent, except as required by existing written agreements or Parent Benefit Plans and except for merit and cost of living increases consistent with past practices;

(vi) shall not, and shall not permit any of its Subsidiaries to, materially change financial accounting policies or procedures or any of its methods of reporting income, deductions or other material items for financial accounting purposes, except as required by GAAP, SEC rule or policy or applicable Law (which shall not restrict any normal purchase/normal sale designation or designation of hedge accounting relationships for derivatives in the ordinary course of business, in each case in accordance with GAAP);

(vii) except for transactions among Parent and its wholly-owned Subsidiaries or among Parent’s wholly-owned Subsidiaries, shall not, and shall not permit any of its Subsidiaries to, issue, sell, pledge, dispose of or encumber, or authorize the issuance, sale, pledge, disposition or encumbrance of, any shares of its capital stock or other ownership interest in Parent or any of its Subsidiaries or any securities convertible into or exchangeable for any such shares or ownership interest, or any rights, warrants or options to acquire any such shares of capital stock, ownership interest or convertible or exchangeable securities or take any action to cause to be exercisable any otherwise unexercisable option under any existing stock option plan (except as otherwise provided by the terms of this Agreement or the express terms of any unexercisable or unexercised options or warrants outstanding on the date hereof), other than (A) issuances of shares of Parent Common Stock in respect of any exercise of stock options granted under any Parent Stock Option and settlement of any restricted share units or phantom shares with respect to shares of Parent Common Stock under a Parent Incentive Plan (collectively, the “Parent RSUs”) outstanding on the date hereof or as may be granted after the date hereof as permitted under this Section 6.2(b), (B) the sale of shares of Parent Common Stock pursuant to the exercise of options to purchase Parent Common Stock if necessary to effectuate an optionee direction upon exercise or for withholding of Taxes and (C) the grant of equity compensation awards at times, in amounts, on terms and conditions and otherwise in the ordinary course of business;

(viii) shall not amend or terminate the Parent Trading Policies, except for amendments that do not increase the overall net risk to Parent and its Subsidiaries taken as a whole in any material respect, or take any action that materially violates the Parent Trading Policies or that causes the Net Parent Position to be materially outside the risk parameters set forth in the Parent Trading Policies;

(ix) except as required by a change in Law, shall not make, change or revoke any material Tax election, file any material amended Tax Return, settle or compromise any material Tax liability or refund, forgo any material Tax refund, enter into any closing agreement or private letter ruling or settle any material claim or assessment relating to Taxes or consent to any material claim or assessment relating to Taxes or any waiver of the statute of limitations for any such claim or assessment, in each case, if such action could have an adverse effect that, individually or in the aggregate, is material to Parent or its Subsidiaries;

(x) shall not, and shall not permit any of its Subsidiaries to retire, commit to retire or otherwise indicate an intention to retire any nuclear generation facility of Parent or any of its Subsidiaries;

(xi) shall not, and shall not permit any of its Subsidiaries to, knowingly or intentionally take any action that would reasonably be expected to prevent or materially delay the consummation of the transactions contemplated by this Agreement; and

(xii) shall not, and shall not permit any of its Subsidiaries to, authorize, resolve, agree or commit, in writing or otherwise, to take any of the foregoing actions.

Section 6.3 Investigation.

(a) Each of the Company and Parent shall afford the other party and (i) the officers and employees and (ii) the accountants, consultants, legal counsel, financial advisors and agents and other representatives (such Persons described in this clause (ii), collectively, “Representatives”) of such other party reasonable access during normal business hours, throughout the period prior to the earlier of the Effective Time and the Termination Date, to its and its Subsidiaries’ personnel and properties, Contracts, commitments, books and records and any report, schedule or other document filed or received by it pursuant to the requirements of applicable Laws and with such additional accounting, financing, operating, environmental and other data and information regarding the Company, its Subsidiaries and to the extent permitted, the Company Joint Ventures, as Parent may reasonably request, and Parent and its Subsidiaries, as the Company may reasonably request, as the case may be. Notwithstanding the foregoing, neither the Company nor Parent shall be required to afford such access if it would unreasonably disrupt the operations of such party or any of its Subsidiaries, would be reasonably likely to result in a violation of any agreement to which such party or any of its Subsidiaries is a party (provided that the Company or Parent, as the case may be, has used its reasonable best efforts to find an alternative way to provide the access or information contemplated by this Section 6.3), would be reasonably likely to result in a risk of a loss of privilege to such party or any of its Subsidiaries or would be reasonably likely to result in a violation of any applicable Law. The foregoing notwithstanding, neither the Company nor Parent, nor any of their respective officers, employees or Representatives, shall be permitted to perform any onsite procedures (including an onsite environmental study) with respect to any property of the other party or any of the other party’s Subsidiaries without the other party’s prior written consent (which consent shall not be unreasonably withheld, delayed or conditioned).

(b) From and after the date hereof and prior to the earlier of the Effective Time or the Termination Date and except as is prohibited by Law, the Company shall provide to certain personnel within the Risk Management Group of Parent weekly reports that provide aggregated Company risk positions and other market risk and collateral management metrics of the Company, including actual VaR in comparison to VaR limits approved by the Board of Directors of the Company, associated limit breaches and associated remediation strategies, and credit limit breaches or exceptions in excess of $10 million, and such other information as the Company deems reasonably appropriate. The reports shall be deemed to be “Evaluation Material” under the Confidentiality Agreement. The form of these reports shall be as agreed to by the Chief Risk Officer of Parent and the Chief Risk Officer of Company. Parent shall ensure that personnel of the Risk Management Group of Parent shall not provide the reports or any information, summaries or other analyses included in or derived from such reports to any Person other than other personnel within the Risk Management Group of Parent except as is required by Law.

(c) The parties hereto hereby agree that all information provided to them or their respective officers, directors, employees or Representatives in connection with this Agreement and the consummation of the transactions contemplated hereby shall be deemed to be “Evaluation Material”, as such term is used in, and shall be treated in accordance with, the Confidentiality Agreement, dated as of January 7, 2011, between the Company and Parent (the “Confidentiality Agreement”), and the Joint Defense and Common Interest Agreement, dated as of January 7, 2011, between the Company and Parent (collectively with the Confidentiality Agreement, the “Existing Agreements”).

Section 6.4 Non-Solicitation by the Company.

(a) The Company agrees that neither it nor any Subsidiary of the Company, nor any of their respective officers, directors or employees, shall, and that it shall use its reasonable best efforts to cause its and their respective Representatives not to (and shall not authorize or give permission to its and their respective Representatives to), directly or indirectly: (i) solicit, initiate, seek or knowingly encourage the making, submission or announcement of any Company Acquisition Proposal, (ii) furnish any nonpublic information regarding the Company or any of its Subsidiaries to any Person (other than Parent or Merger Sub) in connection with or in response to a Company Acquisition Proposal, (iii) continue or otherwise engage or participate in any discussions or negotiations with any Person (other than Parent or Merger Sub) with respect to any Company Acquisition Proposal, (iv) approve, endorse or recommend any Company Acquisition Proposal except in connection with a Company Change of Recommendation pursuant to Section 6.4(e) or (v) except in connection with a Company Change of Recommendation pursuant to Section 6.4(e), enter into any letter of intent, arrangement or understanding relating to any Company Acquisition Transaction (other than a confidentiality agreement as contemplated by this Section 6.4(a)); provided, however, that this Section 6.4 shall not prohibit (A) the Board of Directors of the Company, directly or indirectly through any officer, employee or Representative of the Company or any of its Subsidiaries, prior to obtaining the Company Stockholder Approval, from furnishing nonpublic information regarding the Company or any of its Subsidiaries to, or entering into or participating in discussions or negotiations with, any Person in response to an unsolicited, bona fide written Company Acquisition Proposal that the Board of Directors of the Company concludes in good faith, after consultation with its financial advisors, constitutes or could reasonably be expected to result in a Company Superior Offer if (1) such Company Acquisition Proposal did not result from a material breach of this Section 6.4, (2) prior thereto the Company has given Parent the notice required by Section 6.4(b) and (3) the Company furnishes any nonpublic information provided to the maker of the Company Acquisition Proposal only pursuant to a confidentiality agreement between the Company and such Person containing customary terms and conditions substantially similar to those contained in the Confidentiality Agreement; or (B) the Company from complying with Rules 14d-9 and 14e-2 promulgated under the Exchange Act with regard to any Company Acquisition Proposal (it being understood that any such disclosure that constitutes a Company Change of Recommendation shall be subject to the provisions of this Section 6.4 with respect thereto).

(b) The Company shall promptly, and in no event later than twenty-four (24) hours, after its receipt of any Company Acquisition Proposal, or any request for nonpublic information relating to the Company or any of its Subsidiaries in connection with a Company Acquisition Proposal, advise Parent orally and in writing of such Company Acquisition Proposal or request (including providing the identity of the Person making or submitting such Company Acquisition Proposal or request, and, (i) if it is in writing, a copy of such Company Acquisition Proposal and any related draft agreements or (ii) if it is oral, a reasonably detailed summary thereof that is made or submitted by any Person during the period between the date hereof and the Closing). The Company shall keep Parent informed on a prompt basis with respect to any change to the material terms of any such Company Acquisition Proposal (and, in the case of a change of the amount of consideration being offered, in no event later than twenty-four (24) hours following any such change), including providing Parent with a copy of any draft agreements and modifications thereof.

(c) Upon the execution of this Agreement, the Company shall, and shall cause its Subsidiaries and its and their respective officers, directors and employees, and shall use its reasonable best efforts to cause its and their respective Representatives to, immediately cease and terminate any existing activities, discussions or negotiations between the Company or any of its Subsidiaries or any of their respective officers, directors, employees or Representatives and any Person (other than Parent) that relate to any Company Acquisition Proposal and shall use reasonable best efforts to obtain the prompt return or destruction of any confidential information previously furnished to such Persons within twelve (12) months of the date hereof.

(d) Except as otherwise provided in Section 6.4(e) or Section 6.4(f), none of the Company, the Board of Directors of the Company nor any committee thereof may (i) withhold, withdraw, qualify or modify, or publicly propose to withhold, withdraw, qualify or modify, the Company Recommendation in a manner adverse to Parent or make any other statement inconsistent with the Company Recommendation (any of the foregoing, a “Company Change of Recommendation”); or (ii) enter into a written definitive agreement providing for a Company Acquisition Transaction.

(e) The Board of Directors of the Company may at any time prior to receipt of the Company Stockholder Approval, (A) effect a Company Change of Recommendation in respect of a Company Acquisition Proposal; and (B) terminate this Agreement pursuant to Section 8.1(c)(iii) in order to enter into a written definitive agreement providing for a Company Acquisition Transaction, if (and only if): (i) a Company Acquisition Proposal is made to the Company by a third party, and such offer is not withdrawn; (ii) the Company’s Board of Directors determines in good faith after consultation with its financial advisors that such offer constitutes a Company Superior Offer; (iii) following consultation with outside legal counsel, the Company’s Board of Directors determines that the failure to take such action would be reasonably likely to result in a breach of its fiduciary duties under applicable Laws; (iv) the Company provides Parent five (5) Business Days’ prior written notice of its intention to take such action, which notice shall include the information with respect to such Company Superior Offer that is specified in Section 6.4(b) (it being understood that any material revision or amendment to the terms of such Company Superior Offer shall require a new notice and, in such case, all references to five (5) Business Days in this Section 6.4(e) shall be deemed to be three (3) Business Days); and (v) at the end of the five (5) Business Day period described in clause (iv), the Board of Directors of the Company again makes the determination in good faith after consultation with its outside legal counsel and financial advisors (after negotiating in good faith with Parent and its Representatives, if requested by Parent, during such five (5) Business Day period regarding any adjustments or modifications to the terms of this Agreement proposed by Parent and taking into account any such adjustments or modifications) that the Company Acquisition Proposal continues to be a Company Superior Offer and that the failure to take such action would be reasonably likely to result in a breach of its fiduciary duties under applicable Laws.

(f) The Board of Directors of the Company may, at any time prior to receipt of the Company Stockholder Approval, effect a Company Change of Recommendation in response to an event, change, effect, development, condition or occurrence that affects or would be reasonably likely to affect (x) the business, financial condition or continuing results of operations of the Company and its Subsidiaries, taken as a whole, or (y) the stockholders of the Company (including the benefits of the Merger to the Company or the stockholders of the Company), in either case that is (1) material, individually or in the aggregate with any other such events, changes, effects, developments, conditions or occurrences, (2) does not involve or relate to a Company Acquisition Proposal and (3) is not known (or the material consequences of which are not known or understood) as of the date hereof if (and only if): (i) following consultation with outside legal counsel, the Company’s Board of Directors determines that the failure to take such action would be reasonably likely to result in a breach of its fiduciary duties under applicable Laws; (ii) the Company provides Parent five (5) Business Days’ prior written notice of its intention to take such action, which notice shall include the information with respect to any such events, changes, effects, developments, conditions or occurrences; and (iii) at the end of the five (5) Business Day period described in clause (ii), the Board of Directors of the Company again makes the determination in good faith after consultation with its outside legal counsel and financial advisors (after negotiating in good faith with Parent and its Representatives, if requested by Parent, during such five (5) Business Day period regarding any adjustments or modifications to the terms of this Agreement proposed by Parent and taking into account any such adjustments or modifications) that the failure to take such action would be reasonably likely to result in a breach of its fiduciary duties under applicable Laws.

(g) Notwithstanding a Company Change of Recommendation pursuant to Section 6.4(f), the Company shall nevertheless submit this Agreement to the stockholders of the Company for the purpose of obtaining the Company Stockholder Approval at the Company Stockholders’ Meeting and nothing contained herein shall be deemed to relieve the Company of such obligation, unless this Agreement shall have been terminated in accordance with its terms prior to the Company Stockholders’ Meeting.

(h) The parties agree that a Company Change of Recommendation effected in accordance with Section 6.4(e) or Section 6.4(f) shall not in and of itself violate any other provision of this Agreement.

(i) During the period from the date of this Agreement through the Effective Time, neither the Company nor any of its Subsidiaries shall terminate, amend, modify or waive any provision of any confidentiality agreement to which it is a party relating to a proposed business combination involving the Company or any standstill agreement to which it is a party unless the Board of Directors of the Company determines in good faith, after consultation with outside legal counsel, that failure to take such action would be reasonably likely to result in a breach of its fiduciary duties under applicable Laws. During such period, the Company or its Subsidiaries, as the case may be, shall enforce, to the fullest extent permitted under applicable Law, the provisions of any such agreement, including by obtaining injunctions to prevent any breaches of such agreements and to enforce specifically the terms and provisions thereof in each case except to the extent that the Board of Directors of the Company determines in good faith, after consultation with outside legal counsel, that taking such action would be reasonably likely to result in a breach of its fiduciary duties under applicable Laws.

Section 6.5 Non-Solicitation by Parent.

(a) Parent agrees that neither it nor any Subsidiary of Parent, nor any of their respective officers, directors or employees, shall, and that it shall use its reasonable best efforts to cause its and their respective Representatives not to (and shall not authorize or give permission to its and their respective Representatives to), directly or indirectly: (i) solicit, initiate, seek or knowingly encourage the making, submission or announcement of any Parent Acquisition Proposal, (ii) furnish any nonpublic information regarding Parent or any of its Subsidiaries to any Person (other than the Company) in connection with or in response to a Parent Acquisition Proposal, (iii) continue or otherwise engage or participate in any discussions or negotiations with any Person (other than the Company) with respect to any Parent Acquisition Proposal, (iv) except in connection with a Parent Change of Recommendation pursuant to Section 6.5(e), approve, endorse or recommend any Parent Acquisition Proposal or (v) except in connection with a Parent Change of Recommendation pursuant to Section 6.5(e), enter into any letter of intent, arrangement or understanding relating to any Parent Acquisition Transaction (other than a confidentiality agreement as contemplated by this Section 6.5(a)); provided, however, that this Section 6.5 shall not prohibit (A) the Board of Directors of Parent, directly or indirectly through any officer, employee or Representative of Parent or any of its Subsidiaries, prior to obtaining the Parent Stockholder Approval, from furnishing nonpublic information regarding Parent or any of its Subsidiaries to, or entering into or participating in discussions or negotiations with, any Person in response to an unsolicited, bona fide written Parent Acquisition Proposal that the Board of Directors of Parent concludes in good faith, after consultation with its financial advisors, constitutes or could reasonably be expected to result in a Parent Superior Offer if (1) such Parent Acquisition Proposal did not result from a material breach of this Section 6.5, (2) prior thereto Parent has given the Company the notice required by Section 6.5(b) and (3) Parent furnishes any nonpublic information provided to the maker of the Parent Acquisition Proposal only pursuant to a confidentiality agreement between Parent and such Person containing customary terms and conditions substantially similar to those contained in the Confidentiality Agreement; or (B) Parent from complying with Rules 14d-9 and 14e-2 promulgated under the Exchange Act with regard to any Parent Acquisition Proposal (it being understood that any such disclosure that constitutes a Parent Change of Recommendation shall be subject to the provisions of this Section 6.5 with respect thereto).

(b) Parent shall promptly, and in no event later than twenty-four (24) hours, after its receipt of any Parent Acquisition Proposal, or any request for nonpublic information relating to Parent or any of its Subsidiaries in connection with a Parent Acquisition Proposal, advise the Company orally and in writing of such Parent Acquisition Proposal or request (including providing the identity of the Person making or submitting such Parent Acquisition Proposal or request, and, (i) if it is in writing, a copy of such Parent Acquisition Proposal and any related draft agreements or (ii) if it is oral, a reasonably detailed summary thereof that is made or submitted by any Person during the period between the date hereof and the Closing). Parent shall keep the Company informed on a prompt basis with respect to any change to the material terms of any such Parent Acquisition Proposal (and, in the case of a change of the amount of consideration being offered, in no event later than twenty-four (24) hours following any such change), including providing the Company with a copy of any draft agreements and modifications thereof.

(c) Upon the execution of this Agreement, Parent shall, and shall cause its Subsidiaries and its and their respective officers, directors and employees, and shall use its reasonable best efforts to cause its and their respective Representatives to, immediately cease and terminate any existing activities, discussions or negotiations between Parent or any of its Subsidiaries or any of their respective officers, directors, employees or Representatives and any Person (other than the Company) that relate to any Parent Acquisition Proposal and shall use reasonable best efforts to obtain the prompt return or destruction of any confidential information previously furnished to such Persons within twelve (12) months of the date hereof.

(d) Except as otherwise provided in Section 6.5(e) or Section 6.5(f), none of the Parent, the Board of Directors of Parent nor any committee thereof may (i) withhold, withdraw, qualify or modify, or publicly propose to withhold, withdraw, qualify or modify, the Parent Recommendation in a manner adverse to the Company or make any other statement inconsistent with the Parent Recommendation (any of the foregoing, a “Parent Change of Recommendation”); or (ii) enter into a written definitive agreement providing for a Parent Acquisition Transaction.

(e) The Board of Directors of Parent may at any time prior to receipt of the Parent Stockholder Approval, (A) effect a Parent Change of Recommendation in respect of a Parent Acquisition Proposal; and (B) terminate this Agreement pursuant to Section 8.1(d)(iii) in order to enter into a written definitive agreement providing for a Parent Acquisition Transaction, if (and only if): (i) a Parent Acquisition Proposal is made to Parent by a third party, and such offer is not withdrawn; (ii) Parent’s Board of Directors determines in good faith after consultation with its financial advisors that such offer constitutes a Parent Superior Offer; (iii) following consultation with outside legal counsel, Parent’s Board of Directors determines that the failure to take such action would be reasonably likely to result in a breach of its fiduciary duties under applicable Laws; (iv) Parent provides the Company five (5) Business Days’ prior written notice of its intention to take such action, which notice shall include the information with respect to such Parent Superior Offer that is specified in Section 6.5(b) (it being understood that any material revision or amendment to the terms of such Parent Superior Offer shall require a new notice and, in such case, all references to five (5) Business Days in this Section 6.5(e) shall be deemed to be three (3) Business Days); and (v) at the end of the five (5) Business Day period described in clause (iv), the Board of Directors of Parent again makes the determination in good faith after consultation with its outside legal counsel and financial advisors (after negotiating in good faith with the Company and its Representatives, if requested by the Company, during such five (5) Business Day period regarding any adjustments or modifications to the terms of this Agreement proposed by the Company and taking into account any such adjustments or modifications) that Parent Acquisition Proposal continues to be a Parent Superior Offer and that the failure to take such action would be reasonably likely to result in a breach of its fiduciary duties under applicable Laws.

(f) The Board of Directors of the Company may, at any time prior to receipt of the Parent Stockholder Approval, effect a Parent Change of Recommendation in response to an event, change, effect, development, condition or occurrence that affects or would be reasonably likely to affect (x) the business, financial condition or continuing results of operations of Parent and its Subsidiaries, taken as a whole, or (y) the benefits of the Merger to Parent or the stockholders of Parent, in either case that is (1) material, individually or in the aggregate with any other such events, changes, effects, developments, conditions or occurrences, (2) does not involve or relate to a Parent Acquisition Proposal and (3) is not known (or the material consequences of which are not known or understood) as of the date hereof if (and only if): (i) following consultation with outside legal counsel, Parent’s Board of Directors determines that the failure to take such action would be reasonably likely to result in a breach of its fiduciary duties under applicable Laws; (ii) Parent provides the Company five (5) Business Days’ prior written notice of its intention to take such action, which notice shall include the information with respect to any such events, changes, effects, developments, conditions or occurrences; and (iii) at the end of the five (5) Business Day period described in clause (ii), the Board of Directors of Parent again makes the determination in good faith after consultation with its outside legal counsel and financial advisors (after negotiating in good faith with the Company and its Representatives, if requested by the Company, during such five (5) Business Day period regarding any adjustments or modifications to the terms of this Agreement proposed by the Company and taking into account any such adjustments or modifications) that the failure to take such action would be reasonably likely to result in a breach of its fiduciary duties under applicable Laws.

(g) Notwithstanding a Parent Change of Recommendation pursuant to Section 6.5(f), Parent shall nevertheless submit this Agreement to the stockholders of Parent for the purpose of obtaining the Parent Stockholder Approval at the Parent Stockholders’ Meeting and nothing contained herein shall be deemed to relieve Parent of such obligation, unless this

Agreement shall have been terminated in accordance with its terms prior to the Parent Stockholders’ Meeting.

(h) The parties agree that a Parent Change of Recommendation effected in accordance with Section 6.5(e) or Section 6.5(f) shall not in and of itself violate any other provision of this Agreement.

(i) During the period from the date of this Agreement through the Effective Time, neither Parent nor any of its Subsidiaries shall terminate, amend, modify or waive any provision of any confidentiality agreement to which it is a party relating to a proposed business combination involving Parent or any standstill agreement to which it is a party unless the Board of Directors of Parent determines in good faith, after consultation with outside legal counsel, that failure to take such action would be reasonably likely to result in a breach of its fiduciary duties under applicable Laws. During such period, Parent or its Subsidiaries, as the case may be, shall enforce, to the fullest extent permitted under applicable Law, the provisions of any such agreement, including by obtaining injunctions to prevent any breaches of such agreements and to enforce specifically the terms and provisions thereof in each case except to the extent that the Board of Directors of Parent determines in good faith, after consultation with outside legal counsel, that taking such action would be reasonably likely to result in a breach of its fiduciary duties under applicable Laws.

Section 6.6 Filings; Other Actions.

(a) As promptly as reasonably practicable following the date of this Agreement, Parent and the Company shall prepare and file with the SEC the Joint Proxy Statement/Prospectus, and Parent shall prepare and file with the SEC the Form S-4, in which the Joint Proxy Statement/Prospectus will be included as Parent’s prospectus. Each of Parent and the Company shall use reasonable best efforts to have the Form S-4 declared effective under the Securities Act as promptly as reasonably practicable after such filing and to keep the Form S-4 effective as long as necessary to consummate the Merger and the other transactions contemplated hereby. Parent will cause the Joint Proxy Statement/Prospectus to be mailed to Parent’s stockholders, and the Company will cause the Joint Proxy Statement/Prospectus to be mailed to the Company’s stockholders, in each case as promptly as reasonably practicable after the Form S-4 is declared effective under the Securities Act. No filing of, or amendment or supplement to, or correspondence with the SEC or its staff with respect to, the Form S-4 or the Joint Proxy Statement/Prospectus will be made by Parent or the Company, as applicable, without providing the other party a reasonable opportunity to review and comment thereon and without the consent of the other party, which shall not be unreasonably withheld, conditioned or delayed; provided, however, that the foregoing shall not apply to any filings with the SEC deemed to supplement the Form S-4 or any document which forms a part thereof through its incorporation by reference therein. Parent or the Company, as applicable, will advise the other promptly after it receives oral or written notice of the time when the Form S-4 has become effective or any supplement or amendment has been filed, the issuance of any stop order, the suspension of the qualification of the Parent Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, or any oral or written request by the SEC for amendment of the Joint Proxy Statement/Prospectus or the Form S-4 or comments thereon and responses thereto or requests by the SEC for additional information, and will promptly provide the other with copies of any written communication from the SEC or any state securities commission. If, at any time prior to the Effective Time, any information relating to Parent or the Company, or any of their respective Affiliates, officers or directors, should be discovered by Parent or the Company which should be set forth in an amendment or supplement to any of the Form S-4 or the Joint Proxy Statement/Prospectus, so that any of such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other parties hereto and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by Law, disseminated to the respective stockholders of Parent and the Company.

(b) Parent shall, as promptly as practicable after the Form S-4 has been declared effective, take all action necessary to duly give notice of, convene and hold a meeting of its stockholders to be held as promptly as practicable to consider the Stock Issuance (the “Parent Stockholders’ Meeting”). The Board of Directors of Parent shall, subject to Section 6.5, make the Parent Recommendation to the stockholders of Parent and include the Parent Recommendation in the Joint Proxy Statement/Prospectus. Parent shall, subject to Section 6.5, use reasonable best efforts to solicit its stockholders to obtain the Parent Stockholder Approval.

(c) The Company shall, as promptly as practicable after the Form S-4 has been declared effective, take all action necessary to duly give notice of, convene and hold a meeting of its stockholders to be held as promptly as practicable to consider the approval of the Merger and the transactions contemplated hereby and such other matters as may be then legally required (the “Company Stockholders’ Meeting”). The Board of Directors of the Company shall, subject to Section 6.4, make the Company Recommendation to the stockholders of the Company and include the Company Recommendation in the Joint Proxy Statement/Prospectus. The Company shall, subject to Section 6.4, use reasonable best efforts to solicit its stockholders to obtain the Company Stockholder Approval.

Section 6.7 Employee Matters; Continuing Operations.

(a) For a period of not less than one year following the Closing Date, the Surviving Corporation shall cause each individual who is employed by the Company or any Subsidiary of the Company immediately before the Effective Time whose terms and conditions of employment are not governed by a collective bargaining agreement (each, a “Continuing Employee”) and who is below the executive officer level as of the Effective Time to be provided with base salary and wages that are no less favorable to those provided to such Continuing Employees immediately prior to the Effective Time, a 2012 target annual incentive level that is not less than such employee’s target annual incentive level as in effect for 2011, and employee benefits (other than equity-based benefits and other than individual employment agreements) that are substantially comparable in the aggregate to those provided to such Persons immediately prior to the Effective Time, provided that, if more favorable to the Continuing Employees, any such employee benefits may be provided on a basis that substantially comparable benefits are provided to similarly situated employees of Parent or its Subsidiaries as in effect at such time, and nothing herein shall be construed to require the Surviving Corporation to continue to employ any Continuing Employee for any specific period. Except to the extent necessary to avoid the duplication of benefits, the Surviving Corporation shall recognize the service of each Continuing

Employee prior to the Effective Time as if such service had been performed with Parent or its Affiliates (i) for all purposes under the Company Benefit Plans maintained by the Surviving Corporation or its Affiliates after the Effective Time (to the extent such plans, programs, or agreements are provided to Continuing Employees), (ii) for purposes of eligibility and vesting under any employee benefit plans and programs of the Surviving Corporation or its ERISA Affiliates other than the Company Benefit Plans (the “Surviving Corporation Plans”) in which the Continuing Employee participates after the Effective Time and (iii) for benefit accrual purposes under any Surviving Corporation Plan that is a vacation or severance plan in which the Continuing Employee participates after the Effective Time.

(b) With respect to any welfare plan maintained by the Surviving Corporation or its Affiliates in which Continuing Employees are eligible to participate after the Effective Time, the Surviving Corporation and its Affiliates shall (i) waive all limitations as to preexisting conditions and exclusions with respect to participation and coverage requirements applicable to such employees to the extent such conditions and exclusions were satisfied or did not apply to such employees under the welfare plans maintained by the Company or its Affiliates prior to the Effective Time and (ii) provide each Continuing Employee with credit for any co-payments and deductibles paid prior to the Effective Time in satisfying any analogous deductible or out-of-pocket requirements to the extent applicable under any such plan.

(c) Parent shall, or shall cause its Affiliates to, continue to honor all obligations under any contracts, agreements, plans and commitments (as such may be amended in accordance with this Agreement) of the Company and its Subsidiaries that exist on the date of this Agreement (or as established or amended in accordance with or permitted by this Agreement) that apply to any current or former employee, or current or former director, of the Company or any of its Subsidiaries; provided, however, that the undertakings set forth in this sentence are not intended to prevent Parent and its Affiliates from enforcing such contracts, agreements, plans and commitments (as such may be amended in accordance with this Agreement) in accordance with their respective terms, including any reserved right to amend, modify, suspend, revoke or terminate any such contract, agreement, plan or commitment.

(d) With respect to each individual who is employed by the Company or any of its Subsidiaries immediately before the Effective Time whose terms and conditions of employment are governed by a collective bargaining agreement, the Surviving Company shall continue to honor such collective bargaining agreement, through its expiration, modification or termination in accordance with its terms or applicable Law.

(e) The provisions of this Section 6.7 are solely for the benefit of the parties to this Agreement, and no current or former officer, director, employee or independent contractor or any other Person shall be a third-party beneficiary to this Agreement.

(f) From and after the Closing, the Exelon Generation Company, LLC’s wholesale marketing unit headquarters shall be in, and, as promptly as commercially practicable, the business shall be moved to, Baltimore, Maryland. From and after the Closing, the business and headquarters of Baltimore Gas and Electric Company, the combined competitive energy businesses (including the NewEnergy Business) and the renewables headquarters of Parent and the Company will be located in Baltimore, Maryland.

(g) From and after the Closing, the Company Trading Policies will continue to remain in effect for the NewEnergy Business until such policies are amended by the Risk Oversight Committee of the Board of Directors of Parent and/or the Board of Directors of Parent, as appropriate.

Section 6.8 Regulatory Approvals; Reasonable Best Efforts.

(a) Subject to the terms and conditions set forth in this Agreement, each of the parties hereto shall use its reasonable best efforts (subject to, and in accordance with, applicable Law) to take promptly, or cause to be taken, all actions, and to do promptly, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable under applicable Laws to consummate and make effective the Merger and the other transactions contemplated by this Agreement, including: (i) the obtaining of all necessary actions or nonactions, waivers, consents and approvals, including the Company Approvals and the Parent Approvals, from Governmental Entities and the making of all necessary registrations and filings and the taking of all steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Entity, (ii) the obtaining of all necessary consents, approvals or waivers from third parties, (iii) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated by this Agreement, and (iv) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by this Agreement; provided, however, that in no event shall the Company or Parent, or any of their respective Subsidiaries, be required to take any action or actions in connection with any regulatory proceeding that would constitute a Burdensome Action.

(b) Subject to the terms and conditions herein provided and without limiting the foregoing, the Company and Parent shall, unless subsequently agreed to otherwise by counsel for the parties, (i) as promptly as reasonably practicable after the date hereof, make their respective filings and thereafter make any other required submissions under the HSR Act, (ii) use reasonable best efforts to cooperate with each other in (A) determining whether any filings are required to be made with, or consents, permits, authorizations, waivers or approvals are required to be obtained from, any third parties or other Governmental Entities in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and (B) timely making all such filings and timely seeking all such consents, permits, authorizations or approvals, (iii) use reasonable best efforts to take, or cause to be taken, all other actions and do, or cause to be done, all other things necessary, proper or advisable to consummate and make effective the transactions contemplated hereby, (iv) subject to applicable legal limitations, keep each other apprised of the status of matters relating to the completion of the transactions contemplated thereby, including promptly furnishing the other with copies of notices or other communications received by the Company or Parent, as the case may be, or any of their respective Subsidiaries, from any third party and/or any Governmental Entity with respect to such transactions, (v) certify compliance with a Request for Additional Information (a “Second Request”) as soon as reasonably practicable after receipt of such Second Request and (vi) not take any action to extend the statutory waiting periods of the HSR Act without the consent of the other. The Company and Parent shall use their respective reasonable best efforts to file with the: (i) FERC an application for the FERC Approval; (ii) NRC an application for the

NRC Approval; (iii) NYPSC an application for the approval of the NYPSC; (iv) MPSC an application for the approval of the MPSC; and (v) PUCT an application for the approval of the PUCT as promptly as practicable after the date hereof. The Company and Parent shall reasonably cooperate with the other in connection with any such filings (including, if requested by the other party, to accept all reasonable additions, deletions or changes suggested by the other party in connection therewith) and in connection with resolving any investigation or other inquiry of any such agency or other Governmental Entity under any of the Regulatory Laws. To the extent not prohibited by applicable Law, the Company and Parent shall use all reasonable best efforts to furnish each other all information required for any application or other filing to be made pursuant to any applicable Law in connection with the transactions contemplated by this Agreement. Each of the Company and Parent shall use reasonable best efforts to give the other party reasonable prior notice of any planned communication with, and any proposed understanding, undertaking or agreement with, any Governmental Entity regarding any such filings or any such transaction; provided that (A) the Company and Parent shall obtain the other party’s written consent, not to be unreasonably withheld, conditioned or delayed, prior to making any proposal or settlement offer to or entering into any understanding, undertaking or agreement, directly or indirectly, with any Maryland Governmental Entity or any non-governmental Person related to activities in Maryland with respect to MPSC approval, and (B) Parent shall obtain the Company’s written consent, not to be unreasonably withheld, conditioned or delayed, prior to making any proposal or settlement offer or advocating any position to or entering into any understanding, undertaking or agreement, directly or indirectly, with any Maryland Governmental Entity related to activities in Maryland with regard to any proceeding other than those that relate to the Merger and with any non-governmental Person related to activities in Maryland that would have the effect of binding or prejudicing the Company or its Subsidiaries in the event the Merger is not consummated; provided, further, that Parent shall use its reasonable best efforts to consult with the Company prior to making any proposal or settlement offer to or entering into any understanding, undertaking or agreement, directly or indirectly, with any non-governmental Person related to activities in Maryland that would not bind or prejudice the Company or its Subsidiaries in the event the Merger is not consummated. Neither the Company nor Parent shall independently participate in any meeting, or engage in any substantive conversation, with any Governmental Entity in respect of any such filings, investigation or other inquiry without giving the other party prior notice of the meeting or conversation and, unless prohibited by such Governmental Entity, the opportunity to attend or participate. The Company and Parent will consult and cooperate with one another in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party in connection with proceedings under or relating to the Regulatory Laws.

(c) Parent and the Company agree that the reasonable best efforts obligations set forth in this Section 6.8 preclude Parent and the Company from knowingly or intentionally taking any actions (including, as applicable, entering into transactions to acquire other generation facilities or regulated utility operations or Persons having a direct or indirect interest in generation facilities or regulated utility operations) that would reasonably be expected to (i) make it more likely that any of the conditions to the consummation of the transactions contemplated hereby would not be satisfied, including the receipt of any authorization, consent, order, declaration or approval of any Governmental Entity necessary to consummate the transactions contemplated by this Agreement or the expiration or termination of any applicable waiting period, or (ii) without limitation to clause (i), make it more likely that any Governmental Entity would enter an Order prohibiting the consummation of the transactions contemplated by this Agreement or that any such Order would not be able to be removed on appeal or otherwise.

(d) Notwithstanding the foregoing or any other provision of this Agreement, nothing in this Section 6.8 shall limit a party’s right to terminate this Agreement pursuant to Section 8.1(b)(i) or 8.1(b)(ii) so long as such party has, prior to such termination, complied with its obligations under this Agreement, including this Section 6.8.

Section 6.9 Takeover Statute. If any Takeover Law may become, or may purport to be, applicable to the transactions contemplated hereby, each of the Company and Parent shall grant such approvals and take such actions as are reasonably necessary so that the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of such statute or regulation on the transactions contemplated hereby.

Section 6.10 Public Announcements. Except with respect to any (a) Company Change of Recommendation undertaken pursuant to, and in accordance with, Section 6.4; (b) Parent Change of Recommendation undertaken pursuant to, and in accordance with, Section 6.5; (c) action taken by the Company or its Board of Directors pursuant to, and in accordance with, Section 6.4 or (d) action taken by Parent or its Board of Directors pursuant to, and in accordance with, Section 6.5, so long as this Agreement is in effect, the parties shall use reasonable best efforts to consult with each other before issuing any press release or making any public announcement primarily relating to this Agreement or the transactions contemplated hereby and, except for any press release or public announcement as may be required by applicable Law, court process or any listing agreement with any national securities exchange (and then only after as much advance notice and consultation as is feasible), shall not issue any such press release or make any such public announcement without the consent of the other parties, which shall not be unreasonably withheld or delayed. Parent and the Company agree to issue a mutually acceptable initial joint press release announcing this Agreement.

Section 6.11 Indemnification and Insurance.

(a) From and after the Effective Time, Parent shall cause the Surviving Corporation to honor all rights to exculpation, indemnification and advancement of expenses now existing in favor of the current or former directors, officers or employees, as the case may be, of the Company or its Subsidiaries (each, an “Indemnified Party”) as provided in their respective Organization Documents or in any Contract to which the Company or any of its Subsidiaries is a party, which rights shall survive the Merger and shall continue in full force and effect to the extent permitted by Law. For a period of six years from the Effective Time, Parent shall cause the Surviving Corporation to maintain in effect the exculpation, indemnification and advancement of expenses provisions of the Company’s and any Company Subsidiary’s Organization Documents in effect as of the date hereof or in any indemnification agreements of the Company or its Subsidiaries with any of their respective directors, officers or employees in effect immediately prior to the Effective Time for any action or failure to act prior to the Effective Time, and shall not amend, repeal or otherwise modify any such provisions in any manner that would adversely affect the rights thereunder for any action or failure to act prior to the Effective Time of any individuals who immediately before the Effective Time were current or former directors, officers or employees of the Company or any of its Subsidiaries; provided, however, that all rights to indemnification in respect of any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative pending or asserted or any claim made within such period shall continue until the disposition of such claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative or resolution of such claim. Parent shall assume, be jointly and severally liable for, and honor, guaranty and stand as a surety for, and shall cause the Surviving Corporation and its Subsidiaries to honor, in accordance with their respective terms, each of the covenants contained in this Section 6.11 without limit as to time.

(b) For a period of six (6) years from the Effective Time, Parent shall cause to be maintained in effect the coverage provided by the policies of directors’ and officers’ liability insurance and fiduciary liability insurance in effect as of the date hereof maintained by the Company and its Subsidiaries with respect to matters arising on or before the Effective Time either through the Company’s existing insurance provider or another provider reasonably selected by Parent; provided, however, that, after the Effective Time, Parent shall not be required to pay annual premiums in excess of 300% of the last annual premium paid by the Company prior to the date hereof in respect of the coverages required to be obtained pursuant hereto, but in such case shall purchase as much coverage as reasonably practicable for such amount; provided further, however, that in lieu of the foregoing insurance coverage, Parent may direct the Company to purchase “tail” insurance coverage, at a cost no greater than the aggregate amount which the Surviving Corporation would be permitted to spend during the six–year period provided for in this Section 6.11(b), that provides coverage no materially less favorable than the coverage described above.

(c) Parent shall pay all reasonable expenses, including reasonable attorneys’ fees, that may be incurred by any Indemnified Party in enforcing the indemnity and other obligations provided in this Section 6.11.

(d) The rights of each Indemnified Party hereunder shall be in addition to, and not in limitation of, any other rights such Indemnified Party may have under the Organization Documents of the Company or any of its Subsidiaries or the Surviving Corporation, any other indemnification arrangement, the MGCL or otherwise. The provisions of this Section 6.11 shall survive the consummation of the Merger and expressly are intended to benefit, and are enforceable by, each of the Indemnified Parties.

(e) In the event that the Surviving Corporation or any of its respective successors or assigns consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity in such consolidation or merger or transfers all or substantially all of its properties and assets to any person, then, and in either such case, proper provision shall be made so that the successors and assigns of the Surviving Corporation shall assume the obligations set forth in this Section 6.11.

(f) The obligations of the Surviving Corporation under this Section 6.11 shall not be terminated or modified in such a manner as to adversely affect any indemnitee to whom this Section 6.11 applies without the consent of such indemnitee (it being expressly agreed that the indemnitees to whom this Section 6.11 applies shall be third party beneficiaries of this Section 6.11.

Section 6.12 Control of Operations. Without in any way limiting any party’s rights or obligations under this Agreement, the parties understand and agree that (a) nothing contained in this Agreement shall give Parent, directly or indirectly, the right to control or direct the Company’s operations prior to the Effective Time and (b) prior to the Effective Time, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its operations.

Section 6.13 Certain Transfer Taxes. Any liability arising out of any real estate transfer Tax with respect to interests in real property owned directly or indirectly by the Company or any of its Subsidiaries immediately prior to the Merger, if applicable and due with respect to the Merger, shall be borne by the Surviving Corporation and expressly shall not be a liability of stockholders of the Company.

Section 6.14 Section 16 Matters. Prior to the Effective Time, Parent and the Company shall take all such steps as may be required to cause any dispositions of Company Common Stock (including derivative securities with respect to Company Common Stock) or acquisitions of Parent Common Stock (including derivative securities with respect to Parent Common Stock) resulting from the transactions contemplated by this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act to be exempt under Rule 16b-3 promulgated under the Exchange Act, as described in the No-Action Letter dated January 12, 1999, issued by the SEC to Skadden, Arps, Slate, Meagher & Flom LLP.

Section 6.15 Reorganization Treatment. The parties to this Agreement intend that the Merger qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and each shall not, and shall not permit any of their respective Subsidiaries to, take any action, or fail to take any action, that would reasonably be expected to jeopardize the qualification of the Merger as a “reorganization” within the meaning of Section 368(a) of the Code. Provided that the opinion conditions contained in Sections 7.2(e) and 7.3(e) have been satisfied, Parent shall file the opinions described in Sections 7.2(e) and 7.3(e) with the SEC by a post-effective amendment to the Form S-4 promptly following the Closing.

Section 6.16 Tax Representation Letters. Parent shall use its reasonable best efforts to deliver to Skadden, Arps, Slate, Meagher & Flom LLP, counsel to Parent (“Parent’s Counsel”), and Kirkland & Ellis LLP, counsel to the Company (the “Company’s Counsel”), a “Tax Representation Letter,” dated as of the Closing Date (and, if requested, dated as of the date the Form S-4 shall have been declared effective by the SEC) and signed by an officer of Parent and Merger Sub, containing representations of Parent and Merger Sub. The Company shall use its reasonable best efforts to deliver to Parent’s Counsel and the Company’s Counsel a “Tax Representation Letter,” dated as of the Closing Date (and, if requested, dated as of the date the Form S-4 shall have been declared effective by the SEC) and signed by an officer of the Company, containing representations of the Company, in each case (notwithstanding Sections 4.29 and 5.28) as shall be reasonably necessary or appropriate to enable the Company’s Counsel to render the opinion described in Section 7.2(e) and Parent’s Counsel to render the opinion described in Section 7.3(e).

Section 6.17 Stock Exchange Listing. Parent shall use its reasonable efforts to cause the shares of Parent Common stock to be issued in the Merger to be approved for listing on the NYSE, subject to official notice of issuance, prior to the Closing Date.

Section 6.18 Notice of Changes. Each of Parent and the Company shall give prompt written notice to the other (and will subsequently keep the other informed on a current basis of any developments related to such notice) upon its becoming aware of the occurrence or existence of any fact, event or circumstance that is reasonably likely to result in any of the conditions set forth in Article VII not being able to be satisfied prior to the Termination Date; provided, however, that the delivery of any notice pursuant to this Section 6.18 shall not, and shall not be deemed to, cure any breach of any representation or warranty requiring disclosure of such matter at or prior to the date of this Agreement or affect any of the conditions set forth in Article VII or otherwise limit or affect the remedies available.

Section 6.19 Stockholder Litigation. Each party shall promptly advise the other orally and in writing of any litigation brought by any stockholder of such party and/or its directors relating to this Agreement and/or the transactions contemplated by this Agreement, including the Merger, and shall keep the other party fully informed regarding any such litigation. Each party shall give the other the opportunity to participate in, subject to a customary joint defense agreement, the defense or settlement of any such litigation, shall give due consideration to the other’s advice with respect to such litigation and shall not settle any such litigation without the prior written consent of the other party (not to be unreasonably withheld or delayed).

Section 6.20 Coordination of Dividends. From the date of this Agreement until the Effective Time, Parent and the Company shall coordinate with each other regarding the declaration and payment of dividends in respect of the shares of Parent Common Stock and Company Common Stock and the record dates and payment dates relating thereto, it being the intention of Parent and the Company that no holder of Parent Common Stock or Company Common Stock shall receive two dividends, or fail to receive one dividend, for any single calendar quarter with respect to its shares of Parent Common Stock or Company Common Stock (including Parent Common Stock issued in connection with the Merger), as the case may be.

ARTICLE VII

CONDITIONS TO THE MERGER

Section 7.1 Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of each party to effect the Merger shall be subject to the fulfillment (or waiver by all parties) at or prior to the Effective Time of the following conditions:

(a) Each of the Company Stockholder Approval and Parent Stockholder Approval shall have been obtained.

(b) No Laws shall have been adopted or promulgated, and no temporary, preliminary or permanent Order shall have been issued, and remain in effect, by a U.S., state or local Governmental Entity of competent jurisdiction having the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger (collectively, “Restraints”).

(c) Regulatory Consents.

(i) The authorizations, consents, Orders or approvals of, or declarations or filings with FERC, the NRC, the NYPSC, the MPSC and the PUCT, and the expiration of waiting periods required under the HSR Act, in each case, to the extent required for consummation of the Merger shall have been filed, have occurred or been obtained (all such permits, approvals, filings and consents and the lapse of all such waiting periods being referred to as the “Requisite Regulatory Approvals”), and all such Requisite Regulatory Approvals shall be in full force and effect.

(ii) No Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law (whether temporary, preliminary or permanent) in connection with a Requisite Regulatory Approval that (A) requires Parent or the Company or any of their respective Affiliates to take or commit to take any Burdensome Action or (B) would otherwise constitute a Burdensome Action (a “Burdensome Order”) and is in effect.

(d) The shares of Parent Common Stock to be issued in the Merger and such other shares of Parent Common Stock to be reserved for issuance in connection with the Merger shall have been approved for listing on the NYSE, subject to official notice of issuance.

(e) The Form S-4 shall have been declared effective by the SEC under the Securities Act and no stop order suspending the effectiveness of the Form S-4 shall have been issued by the SEC and remain in effect and no proceedings for that purpose shall have been initiated or threatened by the SEC.

Section 7.2 Conditions to Obligation of the Company to Effect the Merger. The obligation of the Company to effect the Merger is further subject to the fulfillment of, or the waiver by the Company on or prior to the Effective Time of, the following conditions:

(a) Each of the representations and warranties of Parent and Merger Sub set forth in this Agreement, in each case, made as if none of such representations and warranties contained any qualifications or limitations as to “materiality”, shall be true and correct, in each case, as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent in either case that such representations and warranties speak as of another date), except where the failure of such representations and warranties to be true and correct as so made does not have and is not, individually or in the aggregate, reasonably expected to have a Parent Material Adverse Effect; provided, however, that, notwithstanding the foregoing, each of the representations and warranties of Parent and Merger Sub set forth in Sections 5.2,

5.3(a), 5.3(b) and 5.18 shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date, except for de minimis inaccuracies.

(b) Parent shall have performed in all material respects all obligations and complied with all covenants required by this Agreement to be performed or complied with by it prior to the Effective Time.

(c) Since January 1, 2011, there shall not have occurred any event, change, effect, development, condition or occurrence (excluding any event, change, effect, development, condition or occurrence resulting from obligations or conditions imposed by a Governmental Entity in connection with its approval of the transactions contemplated by this Agreement that does not constitute a Burdensome Action) that has had or would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(d) Parent shall have delivered to the Company a certificate, dated the Effective Time and signed by its Chief Executive Officer or another executive officer, certifying to the effect that the conditions set forth in Sections 7.2(a), 7.2(b) and 7.2(c) have been satisfied.

(e) The Company shall have received from Kirkland & Ellis LLP a written opinion dated as of the Closing Date to the effect that for U.S. federal income tax purposes the Merger should qualify as a “reorganization” within the meaning of Section 368(a) of the Code. In rendering such opinion, the Company’s Counsel shall be entitled to rely upon assumptions, representations, warranties and covenants, including those contained in this Agreement and in the Tax Representation Letters described in Section 6.16.

Section 7.3 Conditions to Obligation of Parent to Effect the Merger. The obligation of Parent to effect the Merger is further subject to the fulfillment of, or the waiver by Parent on or prior to the Effective Time of, the following conditions:

(a) Each of the representations and warranties of the Company set forth in this Agreement, in each case, made as if none of such representations and warranties contained any qualifications or limitations as to “materiality”, shall be true and correct, in each case, as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent in either case that such representations and warranties speak as of another date), except where the failure of such representations and warranties to be true and correct as so made does not have and is not, individually or in the aggregate, reasonably expected to have a Company Material Adverse Effect; provided, however, that, notwithstanding the foregoing, each of the representations and warranties of the Company set forth in Sections 4.2, 4.3(a), 4.3(b), 4.18 and 4.19 shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date, except for de minimis inaccuracies.

(b) The Company shall have performed in all material respects all obligations and complied with all covenants required by this Agreement to be performed or complied with by it prior to the Effective Time.

(c) Since January 1, 2011, there shall not have occurred any event, change, effect, development, condition or occurrence (excluding any event, change, effect,

development, condition or occurrence resulting from obligations or conditions imposed by a Governmental Entity in connection with its approval of the transactions contemplated by this Agreement that does not constitute a Burdensome Action) that has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(d) The Company shall have delivered to Parent a certificate, dated the Effective Time and signed by its Chief Executive Officer or another executive officer, certifying to the effect that the conditions set forth in Sections 7.3(a), 7.3(b) and 7.3(c) have been satisfied.

(e) Parent shall have received from Skadden, Arps, Slate, Meagher & Flom LLP a written opinion dated as of the Closing Date to the effect that for U.S. federal income tax purposes the Merger should qualify as a “reorganization” within the meaning of Section 368(a) of the Code. In rendering such opinion, Parent’s Counsel shall be entitled to rely upon assumptions, representations, warranties and covenants, including those contained in this Agreement and in the Tax Representation Letters described in Section 6.16.

Section 7.4 Frustration of Closing Conditions. Neither the Company nor Parent may rely, either as a basis for not consummating the Merger or terminating this Agreement and abandoning the Merger, on the failure of any condition set forth in Sections 7.1, 7.2 or 7.3, as the case may be, to be satisfied if such failure was caused by such party’s Willful Breach of any material provision of this Agreement or failure to use its reasonable best efforts to consummate the Merger and the other transactions contemplated hereby, as required by and subject to Section 6.8.

ARTICLE VIII

TERMINATION

Section 8.1 Termination or Abandonment Notwithstanding anything in this Agreement to the contrary, this Agreement may be terminated and abandoned at any time prior to the Effective Time, whether before or after receipt of the Company Stockholder Approval or the Parent Stockholder Approval:

(a) by the mutual written consent of the Company and Parent;

(b) by either Parent or the Company if:

(i) the Merger shall not have been consummated on or prior to the first anniversary of the date hereof (the “End Date”); provided, however, that if all of the conditions to Closing shall have been satisfied or shall be then capable of being satisfied (other than the conditions set forth in Section 7.1(b) or Section 7.1(c)), the End Date may be extended by Parent or the Company from time to time by written notice to the other party up to a date not beyond ninety (90) days after the initial End Date, the latest of any of which dates shall thereafter be deemed to be the End Date; and provided, further, that the right to terminate this Agreement pursuant to this Section 8.1(b)(i) shall not be available to a party if the failure of the Closing to occur by such date shall be primarily due to a Willful Breach by such party or the failure of such party to perform any of its obligations set forth in this Agreement;

(ii) (A) any Restraint having any of the effects set forth in Section 7.1(b) shall be in effect and shall have become final and non-appealable or (B) any Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law that is a Burdensome Order which shall have become final and non-appealable;

(iii) the Company Stockholders’ Meeting (including any adjournments or postponements thereof) shall have concluded and the Company Stockholder Approval contemplated by this Agreement shall not have been obtained; or

(iv) the Parent Stockholders’ Meeting (including any adjournments or postponements thereof) shall have concluded and the Parent Stockholder Approval contemplated by this Agreement shall not have been obtained;

(c) by the Company:

(i) if Parent shall have breached or failed to perform any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (i) would result in a failure of a condition set forth in Section 7.2(a) or 7.2(b) and (ii) is incapable of being cured by the End Date or is not cured by the earlier of (A) thirty (30) Business Days following written notice to Parent by the Company of such breach or (B) the End Date;

(ii) if Parent effects a Parent Change of Recommendation; or

(iii) if the Company effects a Company Change of Recommendation to accept a Company Acquisition Proposal in accordance with Section 6.4(e), provided that the right to terminate this Agreement pursuant to this Section 8.1(c)(iii) shall not be available to the Company if the Company has not paid the Company Termination Fee to Parent in accordance with Section 8.2; it being understood that the Company may enter into any agreement providing for a Company Acquisition Transaction simultaneously with the termination of this Agreement pursuant to this Section 8.1(c)(iii);

(d) by Parent:

(i) if the Company shall have breached or failed to perform any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (i) would result in a failure of a condition set forth in Section 7.3(a) or 7.3(b) and (ii) is incapable of being cured by the End Date or is not cured by the earlier of (A) thirty (30)

Business Days following written notice to the Company by Parent of such breach or (B) the End Date;

(ii) if the Company effects a Company Change of Recommendation; or

(iii) if Parent effects a Parent Change of Recommendation to accept a Parent Acquisition Proposal in accordance with Section 6.5(e), provided that the right to terminate this Agreement pursuant to this Section 8.1(d)(iii) shall not be available to Parent if Parent has not paid the Parent Termination Fee to the Company in accordance with Section 8.2; it being understood that Parent may enter into any agreement providing for a Parent Acquisition Transaction simultaneously with the termination of this Agreement pursuant to this Section 8.1(d)(iii).

In the event of termination of this Agreement pursuant to this Section 8.1, this Agreement shall terminate (except for the provisions of this Section 8.1 and Sections 1.1, 6.3(c), 8.2 and Article IX), and there shall be no other liability on the part of the Company or Parent to the other except liability arising out of a Willful Breach of this Agreement or as provided for in the Existing Agreements, in which case the aggrieved party shall be entitled to all rights and remedies available at law, under contract or in equity, except as otherwise provided herein (including Section 8.2(c) and Section 8.2(d)).

Section 8.2 Termination Fees.

(a) Company Termination Fee. The Company shall pay to Parent the Company Termination Fee if this Agreement is terminated as follows:

(i) if this Agreement is terminated (A) by Parent pursuant to Section 8.1(d)(ii) or (B) by either the Company or Parent pursuant to Section 8.1(b)(iii) at a time when Parent could have terminated the Agreement pursuant to Section 8.1(d)(ii) unless at the time of such termination pursuant to Section 8.1(b)(iii) Parent shall have been in Willful Breach of this Agreement, then the Company shall pay to Parent the entire Company Termination Fee by the fifth (5th) Business Day following such termination;

(ii) if this Agreement is terminated by the Company pursuant to Section 8.1(c)(iii), then the Company shall pay to Parent the entire Company Termination Fee upon such termination; or

(iii) if (A) this Agreement is terminated (1) pursuant to Section 8.1(d)(i) if the breach giving rise to such termination was a Willful Breach, (2) pursuant to Section 8.1(b)(iii) or (3) pursuant to Section 8.1(b)(i), (B) (x) in the case of clause (1) above, a bona fide Company Acquisition Proposal shall have been publicly announced or otherwise communicated to a member of senior management or the Board of Directors of the Company (or any Person shall have publicly announced or communicated a bona fide intention, whether or not conditional, to make a Company Acquisition Proposal) at any time after the date of this Agreement and prior to the date of the breach giving rise to such termination, (y) in the case of clause (2) above, a bona fide Company Acquisition Proposal shall have been publicly announced (or any Person shall have publicly announced or communicated a bona fide intention, whether or not conditional, to make a Company Acquisition Proposal) at any time after the date of this Agreement and prior to the taking of the vote of the stockholders of the Company at the Company Stockholders’ Meeting or (z) in the case of clause (3) above, a bona fide Company Acquisition Proposal shall have been publicly announced or otherwise communicated to a member of senior management or the Board of Directors of the Company (or any Person shall have publicly announced or communicated a bona fide intention, whether or not conditional, to make a Company Acquisition Proposal) at any time after the date of this Agreement, and (C) within twelve (12) months after the date of such termination, the Company enters into a definitive agreement to consummate, or consummates, any Company Acquisition Transaction, then the Company shall pay to Parent the Company Termination Fee by the second (2nd) Business Day following the earlier of the date the Company enters into a definitive agreement to consummate or consummates such Company Acquisition Transaction.

(b) Parent Termination Fee. Parent shall pay to the Company the Parent Termination Fee if this Agreement is terminated as follows:

(i) if this Agreement is terminated (A) by the Company pursuant to Section 8.1(c)(ii) or (B) by Parent or the Company pursuant to Section 8.1(b)(iv) at a time when the Company could have terminated this Agreement pursuant to Section 8.1(c)(ii) unless at the time of such termination pursuant to Section 8.1(b)(iv) the Company shall have been in Willful Breach of this Agreement, then Parent shall pay the entire Parent Termination Fee by the fifth (5th) Business Day following such termination;

(ii) if this Agreement is terminated by Parent pursuant to Section 8.1(d)(iii), then Parent shall pay to the Company the entire Parent Termination Fee upon such termination; or

(iii) if (A) this Agreement is terminated (1) pursuant to Section 8.1(c)(i) if the breach giving rise to such termination was a Willful Breach, (2) pursuant to Section 8.1(b)(iv) or (3) pursuant to Section 8.1(b)(i), (B) (x) in the case of clause (1) above, a bona fide Parent Acquisition Proposal shall have been publicly announced or otherwise communicated to a member of senior management or the Board of Directors of Parent (or any Person shall have publicly announced or communicated a bona fide intention, whether or not conditional, to make a Parent Acquisition Proposal) at any time after the date of this Agreement and prior to the date of the breach giving rise to such termination, (y) in the case of clause (2) above, a bona fide Parent Acquisition Proposal shall have been publicly announced (or any Person shall have publicly announced or communicated a bona fide intention, whether or not conditional, to make a Parent Acquisition Proposal) at any time after the date of this Agreement and prior to the taking of the vote of the stockholders of Parent at the Parent Stockholders’ Meeting or (z) in the case of clause (3) above, a bona fide Parent Acquisition Proposal shall have been publicly announced or otherwise communicated to a member of senior management or the Board of Directors of Parent (or any Person shall have publicly announced or communicated a bona fide intention, whether or not conditional, to make a Parent Acquisition Proposal) at any time after the date of this Agreement, and (C) within twelve (12) months after the date of such termination, Parent enters into a definitive agreement to consummate, or consummates, any Parent Acquisition Transaction, then the Company shall pay to the Company the Parent Termination Fee by the second (2nd) Business Day following the earlier of the date Parent enters into a definitive agreement to consummate or consummates such Parent Acquisition Transaction.

(c) Company Complete Satisfaction. Upon payment of the Company Termination Fee if required in accordance with this Section 8.2, the Company shall have no further liability to Parent or its stockholders with respect to this Agreement or the transactions contemplated hereby (provided that nothing herein shall release any party from liability for Willful Breach or fraud). The parties acknowledge and agree that in no event shall the Company be required to pay the Company Termination Fee on more than one occasion.

(d) Parent Complete Satisfaction. Upon payment of the Parent Termination Fee if required in accordance with this Section 8.2, Parent shall have no further liability to the Company or its stockholders with respect to this Agreement or the transactions contemplated hereby (provided that nothing herein shall release any party from liability for Willful Breach or fraud). The parties acknowledge and agree that in no event shall Parent be required to pay the Parent Termination Fee on more than one occasion.

(e) Collection and Payment. All amounts paid pursuant to this Section 8.2 shall be by wire transfer of immediately available funds to an account directed by the party entitled to payment as long as such account has been identified by such party. Each party agrees that the agreements contained in this Section 8.2 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the other party would not enter into this Agreement; accordingly, if any party fails promptly to pay any amounts due under this Section 8.2 and, in order to obtain such payment, the other party commences a suit that results in a judgment against the party failing to pay for such amounts, then the party failing to pay such amounts shall pay interest on such amounts from the date payment of such amounts was due to the date of actual payment at the prime rate of the Bank of New York in effect on the date such payment was due, together with the reasonable, documented out-of-pocket costs and expenses of the party seeking collection (including reasonable legal fees and expenses) in connection with such suit.

ARTICLE IX

MISCELLANEOUS

Section 9.1 No Survival. None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Merger, except for covenants and agreements which contemplate performance after the Effective Time or otherwise expressly by their terms survive the Effective Time.

Section 9.2 Expenses. Whether or not the Merger is consummated, all costs and expenses incurred in connection with the Merger, this Agreement and the transactions contemplated hereby shall be paid by the party incurring or required to incur such expenses, except that the HSR Act filing fees and expenses incurred in connection with the printing, filing and mailing of the Joint Proxy Statement/Prospectus (including applicable SEC filing fees) shall be borne equally by Parent and the Company.

Section 9.3 Counterparts; Effectiveness. This Agreement may be executed in two or more counterparts (including by email), each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument, and shall become effective when one or more counterparts have been signed by each of the parties and delivered (by telecopy or otherwise) to the other parties.

Section 9.4 Governing Law. This Agreement shall be governed by and construed in accordance with (a) the Laws of the State of Maryland with respect to matters, issues and questions relating to the Merger or the duties of the Board of Directors of the Company or Merger Sub, (b) the Laws of the Commonwealth of Pennsylvania with respect to matters, issues and questions relating to the fiduciary duties of the Board of Directors of Parent and (c) the Laws of the State of New York with respect to all other matters, issues and questions, without giving effect to any choice or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of New York.

Section 9.5 Jurisdiction; Specific Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed, or were threatened to be not performed, in accordance with their specific terms or were otherwise breached. It is accordingly agreed that, in addition to any other remedy that may be available to it, including monetary damages, each of the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement exclusively in the Federal or State court located in the Borough of Manhattan in The City of New York. The parties further agree that no party to this Agreement shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 9.5 and each party waives any objection to the imposition of such relief or any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument. In addition, each of the parties hereto irrevocably agrees that any legal action or proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by the other party hereto or its successors or assigns, shall be brought and determined exclusively in the Federal or State court located in the Borough of Manhattan in The City of New York. Each of the parties hereto hereby irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid court and agrees that it will not bring any action relating to this Agreement in any court other than the aforesaid court. Each of the parties hereto hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, (a) any claim that it is not personally subject to the jurisdiction of the above named court for any reason other than the failure to serve in accordance with this Section 9.5, (b) any claim that it or its property is exempt or immune from jurisdiction of such court or from any legal process commenced in such court (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) to the fullest extent permitted by the applicable Laws, any claim that (i) the suit, action or proceeding in such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such court.

Section 9.6 WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 9.7 Notices. Any notice required to be given hereunder shall be sufficient if in writing, and sent by facsimile or email transmission, by reliable overnight delivery service (with proof of service) or hand delivery (provided that any notice received on any non-Business Day or any Business Day after 5:00 p.m. (addressee’s local time) shall be deemed to have been received at 9:00 a.m. (addressee’s local time) on the next Business Day unless the notice is required by this Agreement to be delivered within a number of hours or calendar days), addressed as follows:

To Parent or Merger Sub:

Exelon Corporation

10 S. Dearborn Street

Chicago, Illinois 60603

Attn:   General Counsel

Facsimile: 312-394-2368

Email: darryl.bradford@exeloncorp.com

with copies to:

Skadden, Arps, Slate, Meagher & Flom LLP

155 North Wacker Drive

Chicago, Illinois 60606

Attn:	Charles W. Mulaney, Jr.
Brian W. Duwe

Facsimile: 312-407-0411

Email: Charles.Mulaney@skadden.com

Brian.Duwe@skadden.com

To the Company:

Constellation Energy Group, Inc.

100 Constellation Way

Baltimore, Maryland 21202

Attn: General Counsel

Facsimile: 410-470-5766

Email: charles.berardesco@constellation.com

with copies to:

Kirkland & Ellis LLP

655 Fifteenth Street, N.W.

Washington, D.C. 20005

Attn:     George P. Stamas

Mark D. Director

William B. Sorabella

Facsimile: 202-879-5200

Email:  george.stamas@kirkland.com

mark.director@kirkland.com

william.sorabella@kirkland.com

or to such other address as any party shall specify by written notice so given, and such notice shall be deemed to have been delivered as of the date so telecommunicated or personally delivered. Any party to this Agreement may notify any other party of any changes to the address or any of the other details specified in this paragraph; provided, however, that such notification shall only be effective on the date specified in such notice or five (5) Business Days after the notice is given, whichever is later. Rejection or other refusal to accept or the inability to deliver because of changed address of which no notice was given shall be deemed to be receipt of the notice as of the date of such rejection, refusal or inability to deliver.

Section 9.8 Assignment; Binding Effect. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto without the prior written consent of the other parties, except for assignments by Merger Sub to a wholly-owned direct or indirect Subsidiary of Parent. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns.

Section 9.9 Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable.

Section 9.10 Entire Agreement; Third Party Beneficiaries; Suits for Damages. This Agreement (including the exhibits and schedules hereto) and the Existing Agreements constitute the entire agreement, and supersede all other prior agreements and understandings, both written and oral, between the parties, or any of them, with respect to the subject matter hereof and thereof. Nothing in this Agreement is intended to confer, and does not confer, any rights or remedies under or by reason of this Agreement (or any breach hereof) on any Persons (including the holders of Company Common Stock, Company Stock Options, the Restricted Shares and the Company RSUs) other than the parties hereto and their respective successors and permitted assigns, except (a) for the third party beneficiaries contemplated by Section 6.11, (b) the Company shall have the right to pursue damages on behalf of its stockholders (including damages for their loss of economic benefits) in the event of Parent’s or Merger Sub’s Willful Breach of this Agreement, which right is hereby acknowledged by Parent and Merger Sub (provided that this clause (b) is not intended to create any right of the Company’s stockholders to bring an action against Parent or Merger Sub pursuant to this Agreement), and (c) from and after the Effective Time, holders of Company Common Stock, Company Stock Options, the Restricted Shares and the Company RSUs shall have the right to receive the applicable Merger Consideration set forth in Article III. The Company acknowledges that Parent shall have the right to pursue damages (including damages for the loss of economic benefits) in the event of the Company’s Willful Breach of this Agreement; provided that the foregoing is not intended to create any right of Parent’s stockholders to bring an action against the Company pursuant to this Agreement.

Section 9.11 Amendments; Waivers. At any time prior to the Effective Time, any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by the Company, Parent and Merger Sub or, in the case of a waiver, by the party against whom the waiver is to be effective; provided, however, that after receipt of Company Stockholder Approval or Parent Stockholder Approval, if any such amendment or waiver shall by applicable Law or in accordance with the rules and regulations of the NYSE require further approval of the stockholders of the Company or Parent, the effectiveness of such amendment or waiver shall be subject to the approval of the stockholders of the Company or Parent, as applicable. Notwithstanding the foregoing, no failure or delay by the Company or Parent in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder.

Section 9.12 Headings. Headings of the Articles and Sections of this Agreement are for convenience of the parties only and shall be given no substantive or interpretive effect whatsoever. The table of contents to this Agreement is for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 9.13 Interpretation. When a reference is made in this Agreement to an Article or Section, such reference shall be to an Article or Section of this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant thereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. References in this Agreement to the “fiduciary duties” of the Board of Directors of the Company shall be deemed to include reference to those duties set forth in Section 2-405.1 of the MGCL in addition to any other applicable common law fiduciary duties. Each of the parties has participated in the drafting and negotiation of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement must be construed as if it is drafted by all the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of authorship of any of the provisions of this Agreement. References in this Agreement to specific laws or to specific provisions of laws shall include all rules and regulations promulgated thereunder. Any statute defined or referred to herein or in any agreement or instrument referred to herein shall mean such statute as from time to time amended, modified or supplemented, including by succession of comparable successor statutes.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.

EXELON CORPORATION

By:	/s/ John W. Rowe
Name: John W. Rowe
Title: Chairman and Chief Executive Officer

BOLT ACQUISITION CORPORATION

By:	/s/ Christopher M. Crane
Name: Christopher M. Crane
Title: President

CONSTELLATION ENERGY GROUP, INC.

By:	/s/ Mayo A. Shattuck III
Name: Mayo A. Shattuck III
Title: Chairman, President and Chief Executive Officer

Signature Page to the Agreement and Plan of Merger

Exhibit A

POST-MERGER GOVERNANCE OF PARENT

Roles and Responsibilities of the Chief Executive Officer and the Executive Chairman of the Board

Chief Executive Officer	Executive Chairman

•    Member of the Board

•    Assists on the development of Board agenda

•    Develops the strategic plan

•    Recommends vision & mission to Executive Chair and Board

•    Develops public policy positions

•    Following transition, selects executive management team with input from Executive Chairman

•    Spokesman on public policy initiatives

•    Active role in national and state government relations and EEI matters, in coordination with Executive Chairman

•    Develops annual budget for Board approval

•    Drives strategic financial and operational results

•    Leads the organization

•    Represents Exelon to public and investors

•    Chairman of the Board

•    Approves agenda and conducts Board meetings

•    Supports Board selection process

•    Approves vision & mission with Board

•    Provides guidance on and approves public policy positions

•    Spokesman on public policy initiatives

•    Active role in national and state government relations and EEI matters, in coordination with CEO

•    Continue role as chairman of INPO

•    Following transition, provides input on selection of executive management team

•    Represents the Board to the public

•    Assists in representing Exelon to public and investors

•    Advises the CEO in the growth and development of the competitive businesses, and represents the company in advancing the customers and other external constituencies

•    Advises the CEO on strategy and development and transactional activities

Initial management team of Parent following the Closing to be agreed upon by current Parent CEO, future Parent CEO and future Parent Executive Chairman

Board of Directors

At the Effective Time, Parent will add to its Board of Directors (A) three directors who meet the standards for independence set forth in the New York Stock Exchange Listing Standards and are otherwise designated by the Board of Directors of the Company and (B) the Executive Chairman of the Board of Directors of Parent as set forth in the Merger Agreement (the “Company Designees”).

By the end of 2012, the number of directors constituting the Board of Directors of Parent shall be 16, comprised of 12 Parent Designees (as defined below) and the four (4) Company Designees. The “Parent Designees” will consist of (A) 11 directors who meet the standards for independence set forth in the New York Stock Exchange Listing Standards and are otherwise designated by the Board of Directors of Parent and (B) the individual designated as Chief Executive Officer of Parent after the Effective Time.

Committees of the Board of Directors and Chairpersons of Committees

As of the Effective Time, each of the three (3) independent Company Designees will be named to one or more of the following committees of the Board of Directors of Parent: compensation, corporate governance, audit and risk oversight. In addition, one (1) of the three (3) independent Company Designees will be named as the chair of one of such committees.

Location of Stockholder Meetings

After the Effective Time, the annual stockholder meetings of Parent will be held on a rotating basis between Chicago, Philadelphia and Baltimore.